Exhibit 10.27

Confidential

Execution Version

CERTAIN CONFIDENTIAL INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND REPLACED WITH “[…***…]” BECAUSE IT IS NOT MATERIAL AND WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

TURNKEY AGREEMENT WITH A GUARANTEED MAXIMUM PRICE

for the

ENGINEERING, PROCUREMENT AND CONSTRUCTION

of the

BAKERSFIELD RENEWABLE FUELS PROJECT

by and between

GCE HOLDINGS ACQUISITIONS, LLC

as Owner

and

ARB, INC.

as Contractor

Dated as of the 30th Day of April, 2020

TABLE OF CONTENTS

Article 1 DEFINITIONS
1.1	Defined Terms	1
1.2	Interpretation	12

Article 2 RELATIONSHIP OF OWNER, CONTRACTOR AND SUBCONTRACTORS
2.1	Status of Contractor	12
2.2	Key Personnel, Organization Chart and Contractor Representative.	13
2.3	Subcontractors and Sub-subcontractors	13
2.4	Subcontracts and Sub-subcontracts	14
2.5	Contractor Acknowledgements	16

Article 3 CONTRACTOR’S RESPONSIBILITIES
3.1	Scope of Work	17
3.2	Specific Obligations	18
3.3	Design and Engineering Work	18
3.4	Spare Parts	20
3.5	Operator Training Program	21
3.6	Environmental Regulations and Environmental Compliance	21
3.7	Contractor’s Tools and Construction Equipment	21
3.8	Employment of Personnel	22
3.9	Clean-up	23
3.1	Safety and Security	23
3.11	Emergencies	23
3.12	Permits	24
3.13	Books, Records and Audits	24
3.14	Tax Accounting	24
3.15	Temporary Utilities, Roads, Facilities and Storage	25
3.16	Subordination of Liens	25
3.17	Hazardous Materials	25
3.18	Environmental Releases	26
3.19	Quality Assurance	27
3.2	Reports and Meetings	27
3.21	Payment	28
3.22	Title to Materials Found	28
3.23	Survey Control Points and Layout	28
3.24	Owner-Supplied Items	28
3.25	Cooperation with Others	28
3.26	Responsibility for Property	29
3.27	Compliance with Real Property Interests	29
3.28	Explosives	29
3.29	Used or Salvaged Materials	29
3.3	Supervision of Owner’s Operation Personnel	30
3.31	Nondiscrimination	30

Article 4 OWNER’S RESPONSIBILITIES
4.1	Payment	30
4.2	Permits	30
4.3	Access to the Site	30
4.4	California Sales and Use Tax	30
4.5	Legal Description and Survey	30
4.6	Operation Personnel	31
4.7	Owner-Supplied Items	31
4.8	Existing Plant Equipment	31

Article 5 COMMENCEMENT OF WORK, MILESTONE DATES, AND SCHEDULING OBLIGATIONS
5.1	Commencement of Work	31

i

5.2	Notices to Proceed	31
5.3	Milestone Dates	31
5.4	CPM Schedule	32
5.5	Recovery and Recovery Schedule	33
5.6	Acceleration	34

Article 6 CHANGES; FORCE MAJEURE; AND OWNER-CAUSED DELAY
6.1	Change Orders Requested by Owner	34
6.2	Change Orders Requested by Contractor	35
6.3	Compensation Adjustment; Contractor Documentation	37
6.4	Change Orders Act as Accord and Satisfaction	37
6.5	Timing Requirements for Notifications and Change Order Requests by Contractor	38
6.6	Adjustment Only Through Change Order	39
6.7	Force Majeure	39
6.8	Delay Caused by Certain Conditions	39
6.9	Delay	40
6.1	Contractor Obligation to Mitigate Delay	40

Article 7 Compensation AND PAYMENTS TO CONTRACTOR
7.1	Compensation	40
7.2	Guaranteed Maximum Price	41
7.3	Direct Costs to be Reimbursed	41
7.4	Overhead	45
7.5	Contractor’s Fee	45
7.6	Disallowed Costs	45
7.7	Affiliate Costs	47
7.8	Interim Payments	47
7.9	Final Completion and Final Payment	48
7.1	Payments Not Acceptance of Work	49
7.11	Payments Withheld	49
7.12	Interest on Late Payments	49
7.13	Payments During Default	49
7.14	Offset	49
7.15	Payment of Amounts Withheld	49
7.16	Conditions Precedent to Payment	50
7.17	[…***…]	50

Article 8 Taxes
8.1	California Taxes	50

Article 9 TITLE AND RISK OF LOSS
9.1	Title	51
9.2	Risk of Loss	51

Article 10 INSURANCE
10.1	Insurance	51
10.2	Irrevocable Standby Letter of Credit
10.3	Financial Statements and Material Adverse Change	53

Article 11 OWNERSHIP OF DOCUMENTATION
11.1	Ownership of Work Product	54
11.2	License to Contractor’s Intellectual Property and Third Party Intellectual Property	55
11.3	Return/Delivery of Certain Property	55
11.4	Limitations on Use of Work Product	55
11.5	Owner Provided Documents	55

Article 12 COMPLETION
12.1	Notice and Requirements for Mechanical Completion	56
12.2	Notice and Requirements for Substantial Completion	56
12.3	Owner Acceptance of Mechanical Completion and Substantial Completion	56

12.4	Minimum Acceptance Criteria as a Condition of Substantial Completion	57
12.5	Punchlist.	58
12.6	Notice and Requirements for Final Completion	59
12.7	Partial Occupancy and Use	59
12.8	Long-Term Obligations	59

Article 13 WARRANTY AND CORRECTION OF WORK
13.1	Warranty	60
13.2	Correction of Work Prior to Substantial Completion	61
13.3	Correction of Work After Substantial Completion	63
13.4	Owner-Supplied Items and Existing Plant Equipment	64
13.5	Waiver of Implied Warranties	64
13.6	Assignability of Warranties	64

Article 14 GUARANTEE OF TIMELY COMPLETION AND DELAY LIQUIDATED DAMAGES
14.1	Guarantee of Timely Completion	64
14.2	Delay Liquidated Damages	64
14.3	[…***…]	64

Article 15 REPRESENTATIONS
15.1	Contractor Representations	65
15.2	Owner Representations	66

Article 16 DEFAULT, TERMINATION AND SUSPENSION
16.1	Default by Contractor	66
16.2	Termination for Convenience by Owner	68
16.3	Suspension of Work	69
16.4	Suspension by Contractor	70
16.5	Termination by Contractor	70

Article 17 INDEMNITIES
17.1	General Indemnification	70
17.2	Owner’s Indemnity for Personal Injury and Property Damage	71
17.3	Patent and Copyright Indemnification	71
17.4	Excluded Claims	72
17.5	Lien Indemnification	72
17.6	Legal Defense	73
17.7	Enforceability	73

Article 18 DISPUTE RESOLUTION
18.1	Arbitration	74
18.2	Continuation of Work During Dispute	74

Article 19 CONFIDENTIALITY
19.1	Contractor’s Obligations	75
19.2	Owner’s Obligations	75
19.3	Definitions	75
19.4	Exceptions	76
19.5	Equitable Relief	76
19.6	Term	76

Article 20 LIMITATION OF LIABILITY
20.1	Contractor Aggregate Liability	76
20.2	Limitation on Contractor’s Liability for Delay Liquidated Damages	77
20.3	Delay Liquidated Damages In General	77
20.4	Consequential Damages	78

Article 21 MISCELLANEOUS PROVISIONS
21.1	Entire Agreement	78
21.2	Amendments	79

21.3	Interpretation	79
21.4	Notice	79
21.5	Severability	80
21.6	Assignment	80
21.7	No Waiver	80
21.8	Governing Law	80
21.9	Further Assurances	81
21.1	Foreign Corrupt Practices Act	81
21.11	Priority	81
21.12	Restrictions on Public Announcements	81
21.13	Parent Guarantee	81
21.14	Counterparts	82
21.15	Owner’s Lender	82
21.16	Survival	82

LIST OF ATTACHMENTS AND SCHEDULES

ATTACHMENT A	Scope of Work and Design Basis
ATTACHMENT B	Not Used
ATTACHMENT C	Payment Schedule
ATTACHMENT D	Form of Change Order
SCHEDULE D-1	Change Order Form
SCHEDULE D-2	Unilateral Change Order Form
SCHEDULE D-3	Contractor’s Change Order Request Form
ATTACHMENT E	Milestone Dates
ATTACHMENT F	Key Personnel and Contractor’s Organization
ATTACHMENT G	Approved Subcontractors
ATTACHMENT H	Notice to Proceed Forms
SCHEDULE H-1	Form of Limited Notice to Proceed No. 1
SCHEDULE H-2	Form of Limited Notice to Proceed
SCHEDULE H-3	Form of Notice to Proceed
ATTACHMENT I	Form of Contractor’s Invoices
SCHEDULE I-1	Form of Contractor’s Interim Invoice
SCHEDULE I-2	Form of Contractor’s Final Invoice
ATTACHMENT J	Owner’s Safety and Environmental Policies and Procedures
ATTACHMENT K	Form of Lien and Claim Waivers
SCHEDULE K-1	Conditional Lien Waiver and Release upon Progress Payment
SCHEDULE K-2	Conditional Lien Waiver and Release upon Final Payment
SCHEDULE K-3	Unconditional Lien Waiver and Release upon Final Payment

v

SCHEDULE K-4	Contractor’s Final Claim Waiver and Release upon Final Payment
SCHEDULE K-5	Subcontractor’s Final Claim Waiver and Release upon Final Payment

ATTACHMENT L	Form of Mechanical Completion Certificate
ATTACHMENT M	Form of Substantial Completion Certificate
ATTACHMENT N	Form of Final Completion Certificate
ATTACHMENT O	Insurance Requirements
ATTACHMENT P	Owner Permits
ATTACHMENT Q	Performance Tests and Minimum Acceptance Criteria
ATTACHMENT R	Reporting Requirements
ATTACHMENT S	Rely Upon Information
ATTACHMENT T	Site
ATTACHMENT U	Delay Liquidated Damages
ATTACHMENT V	Owner-Supplied Items
ATTACHMENT W	Not Used
ATTACHMENT X	Form of Parent Guarantee
ATTACHMENT Z	Form of Consent Agreement
ATTACHMENT AA	Form of Letter of Credit

ENGINEERING, PROCUREMENT AND CONSTRUCTION AGREEMENT

THIS ENGINEERING, PROCUREMENT AND CONSTRUCTION AGREEMENT (this “Agreement”), dated as of the __ Day of _________, 2020 (the “Effective Date”), is entered into by and between GCE HOLDINGS ACQUISITIONS, LLC (“Owner”), and ARB, INC. (“Contractor” and, together with Owner, each a “Party” and together the “Parties”).

WHEREAS, Owner desires to enter into an agreement with Contractor to provide services for the engineering, procurement, construction, pre-commissioning, commissioning, start-up and testing of a renewable diesel production facility and related facilities (as more fully described in Attachment A, the “Project”) to be located near Bakersfield, California (the “Site,” as further described in Attachment T), all as further described herein; and

WHEREAS, Contractor, itself or through its vendors, suppliers, and subcontractors, desires to provide the foregoing engineering, procurement, construction, pre-commissioning, commissioning, start-up and testing on a cost plus fee basis subject to a Guaranteed Maximum Price (as described herein);

NOW THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties, hereby agree as follows:

Article 1

DEFINITIONS

1.1              Defined Terms. In addition to other defined terms used throughout this Agreement, when used herein, the following capitalized terms have the meanings specified in this Section 1.1.

“Abnormal Weather” means weather conditions abnormal to the Site and to the season of the year, including above normal continuous days of precipitation, above normal amount of precipitation within a twenty four (24) hour period, or above normal days of extreme cold or hot temperatures affecting installation/application of the Work due to manufacturer or specification limitations, in each case as substantiated with evidence from a weather bureau or other authoritative source. Normal conditions at the Site shall be defined as the average number of Days, amounts, or both over a five (5)-year period averaged per season.

[…***…].

“Affiliate” means (i) any Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with a Party, or (ii) any Person that, directly or indirectly, is the beneficial owner of fifty percent (50%) or more of any class of equity securities of, or other ownership interests in, a Party or of which the Party is directly or indirectly the owner of fifty percent (50%) or more of any class of equity securities or other ownership interests. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or otherwise.

[…***…]

[…***…]

[…***…]

“Agreement” means this Agreement for the performance of the Work (including all Attachments and Schedules attached hereto), as it may be amended from time to time in accordance with this Agreement.

“Applicable Codes and Standards” means any and all codes, standards or requirements set forth herein (including Attachment A) or in any Applicable Law, which codes, standards and requirements shall govern Contractor’s performance of the Work, as provided herein. In the event of an inconsistency or conflict between any of the Applicable Codes and Standards, the highest performance standard as contemplated therein shall govern Contractor’s performance under this Agreement.

“Applicable Law” means all laws, statutes, ordinances, certifications, orders (including presidential orders or proclamations), tariffs, quotas, duties, decrees, injunctions, licenses, Permits, approvals, agreements, rules and regulations, including any conditions thereto, of any Governmental Instrumentality having jurisdiction over any Party, all or any portion of the Site or the Project or performance of all or any portion of the Work, or other legislative or administrative action of a Governmental Instrumentality, or a final decree, judgment or order of a court which relates to the performance of Work hereunder or the interpretation or application of this Agreement, including (i) any and all Permits, (ii) any Applicable Codes and Standards set forth in Applicable Law, and (iii) any Applicable Law related to (y) conservation, improvement, protection, pollution, contamination or remediation of the environment or (z) Hazardous Materials or any handling, storage, release or other disposition of Hazardous Materials.

“approval” and “consent” means, unless specified otherwise herein, written approval and written consent. Wherever in this Agreement a provision is made for the giving or issuing of any consent by a Party, unless otherwise specified, such consent shall be in writing and the words “consent”, “approve”, “accept” or “certify” are to be construed accordingly.

“Books and Records” has the meaning set forth in Section 3.13.1.

“Business Day” means every Day other than a Saturday, a Sunday or a Day that is an official holiday for employees of the federal government of the United States of America.

“CAD” has the meaning set forth in Section 3.3.5.

“Change Order” means a written order issued by Owner to Contractor after the execution of this Agreement, in the form of Schedule D-2, or a written instrument signed by both Parties after the execution of this Agreement in the form of Schedule D-1, that authorizes an addition to, deletion from, suspension of, or any other modification or adjustment to the requirements of this

Agreement, including an addition to, deletion from or suspension of the Work or any modification or adjustment to any Changed Criteria. Owner and Contractor are entitled to a Change Order in accordance with Article 6.

“Changed Criteria” has the meaning set forth in Section 6.1.1.

“Changes in Law” means any amendment, modification, superseding act, deletion, addition or change in or to Applicable Law including tariffs that occurs and takes effect after the Effective Date, provided that Contractor did not know, or reasonably would not have known, that such amendment, modification, superseding act, deletion, addition or change in or to Applicable Law would occur following the Effective Date, provided further that a Change in Law shall not include (i) variances from any applicable Permit granted by a Governmental Instrumentality, which are requested or promoted by Contractor to Owner to benefit Contractor’s performance of the Work, (ii) additional restrictions or new or different obligations imposed by any Governmental Instrumentality arising out of any violation of Applicable Law (including applicable Permits) by Contractor or any of its Subcontractors or Sub-subcontractors, or (iii) changes to Tax laws where such Taxes are based upon Contractor’s inventory, revenue, income, profits/losses or cost of finance or withholding Tax.

“Claims” means liabilities, judgments, losses, costs (including court costs, reasonable attorneys’ fees and costs of investigation), fines, penalties, expenses, damages, claims, suits and demands, of whatsoever kind or nature.

“Compensation” has the meaning set forth in Section 7.1.

“Confidential Information” has the meaning set forth in Section 19.3.

“Construction Equipment” means the equipment, machinery, structures, scaffolding, materials, tools, supplies and systems, purchased, owned, rented or leased by Contractor or its Subcontractors or Sub-subcontractors for use in accomplishing the Work, but not intended for incorporation into the Project.

“Contractor” has the meaning set forth in the preamble hereto.

“Contractor Indemnified Parties” means (i) Contractor, its parent, and each of their respective Affiliates and (ii) the respective directors, officers, agents, members, partners, shareholders, employees, representatives and invitees of each Person specified in clause (i) above. A “Contractor Indemnified Party” means any of the Contractor Indemnified Parties.

“Contractor Representative” means that Person or Persons designated by Contractor in a written notice to Owner and acceptable to Owner, who shall have complete authority to act on behalf of Contractor on all matters pertaining to this Agreement or the Work, including giving instructions and making changes in the Work.

“Contractor-Supplied Equipment” means all Equipment other than Owner-Supplied Items and Existing Plant Equipment.

“Contractor’s Confidential Information” has the meaning set forth in Section 19.2.

[…***…].

“Contractor’s Intellectual Property” has the meaning set forth in Section 11.2.

[…***…].

“Corrective Work” has the meaning set forth in Section 13.3.

“CPM Schedule” has the meaning set forth in Section 5.4.1.

“Crown” means Crown Iron Works.

“Day” means a calendar day.

“Default” has the meaning set forth in Section 16.1.1.

“Defect” or “Defective” has the meaning set forth in Section 13.1.1.

“Defect Correction Period” means the period commencing upon Substantial Completion and ending eighteen (18) Months thereafter (as may be extended pursuant to Section 13.3.2), except that with respect to Subcontractors, such period shall end twelve (12) months after Substantial Completion (as may be extended pursuant to Section 13.3.2), unless Contractor can obtain a longer period from such Subcontractors using commercially reasonable efforts.

“Delay Liquidated Damages” has the meaning set forth in Section 14.2.

“Design Basis” means the basis of design and technical limits and parameters of the Project as set forth in Attachment A.

“Direct Costs of the Work” has the meaning set forth in Section 7.3.

“Disallowed Cost” has the meaning set forth in Section 7.6.

“Disclosing Party” has the meaning set forth in Section 19.3.

“Dispute” means any claim, dispute, controversy, difference, disagreement, or grievance (of any and every kind or type, whether based on contract, tort, statute, regulation or otherwise) arising out of, connected with or relating in any way to this Agreement (including the construction, validity, interpretation, termination, enforceability or breach of this Agreement).

“Drawings” means the graphic and pictorial documents (in written or electronic format) showing the design, location and dimensions of the Work, generally including plans, elevations, sections, details, schedules and diagrams, which are prepared as a part of and during the performance of the Work.

“Effective Date” has the meaning set forth in the preamble.

“EH&S” has the meaning set forth in Section 3.10.

“Equipment” means all equipment, materials, supplies and systems required for the completion of and incorporation into the Work, including all Contractor-Supplied Equipment, Existing Plant Equipment, and all Owner-Supplied Items.

“Existing Plant Equipment” means existing plant equipment at the Site, a portion of which is intended to be incorporated into the Work of the Contractor, as more fully described in Attachment A.

"FEED Verification Agreement” means the Front End Engineering Design (FEED) Verification Agreement between Owner and Contractor, dated June 14, 2019, as amended.

“Final Completion” means all obligations of Contractor under this Agreement (excluding only the completion of items which survive the termination or expiration of this Agreement, including obligations for Warranties and correction of Defective Work and any other obligations covered under Section ) are fully and completely performed in accordance with the terms of this Agreement, including: (i) the successful achievement of Mechanical Completion and Substantial Completion; (ii) any and all Delay Liquidated Damages due and owing have been paid (directly, by offset, or by collection on the Letter of Credit, at Owner’s sole discretion) to Owner; (iii) the completion of all Punchlist items; (iv) delivery by Contractor to Owner of a fully executed Lien and Claim Waiver upon Final Payment in the forms of Schedules K-2 and K-4; (v) delivery by Contractor to Owner of all documentation related to the Work required to be delivered under this Agreement including final, “as-built” Drawings and Specifications and Owner’s Confidential Information; (vi) removal from the Site of all of Contractor’s, Subcontractors’ and Sub-subcontractors’ personnel, supplies, waste, materials, rubbish, and temporary facilities; (vii) Contractor shall have removed all Contractor Equipment and all Contractor stored materials from the Site; (viii) delivery by Contractor to Owner of evidence acceptable to Owner that all Subcontractors and Sub-subcontractors have been fully and finally paid, including fully executed Final Lien and Claim Waivers upon Final Payment from all Major Subcontractors in the forms in Schedules K-2 and K-5, and if requested by Owner, fully executed Final Lien and Claim Waivers upon Final Payment from Major Sub-subcontractors in a form substantially similar to the forms in Schedules K-2 and K-5; (ix) delivery by Contractor to Owner of a Final Completion Certificate in the form of Attachment N and as required under Section 12.6, which Owner has accepted by signing such certificate; and (x) performance by Contractor of all other obligations required under this Agreement for Final Completion.

“Final Completion Certificate” has the meaning set forth in Section 12.6.

“Force Majeure” means Abnormal Weather, storms, floods or lightning, tornadoes, hurricanes, earthquakes, named tropical storms and other acts of God, wars, civil disturbances, terrorist attacks, revolts, insurrections, sabotage, commercial embargoes, epidemics, quarantine restrictions, fires and explosions; provided that such act or event (i) delays or renders impossible the affected Party’s performance of its obligations under this Agreement, (ii) is beyond the reasonable control of the affected Party, not due to its fault or negligence and was not reasonably foreseeable, and (iii) could not have been prevented or avoided by the affected Party through the exercise of due diligence, including the expenditure of any reasonable sum taking into account the Guaranteed Maximum Price subject to Contractor’s entitlement to an adjustment of the Guaranteed Maximum Price in accordance with Section 6.7. For avoidance of doubt, Force Majeure shall not include any of the following: (a) economic hardship, (b) changes in market conditions, (c) late delivery or failure of Construction Equipment or Equipment unless otherwise due to an event of Force Majeure, (d) labor availability (unless unavailability is otherwise the result of Force Majeure events), strikes, or other similar labor actions, or (e) climatic conditions (including rain, snow, wind, temperature and other weather conditions) normal for the time of year and location which do not constitute abnormal tides or seasons, or Abnormal Weather.

“GAAP” means generally accepted accounting principles.

“Good Engineering and Construction Practices” or “GECP” means the generally accepted practices, methods, skill, care, techniques and standards employed by the United States engineering and construction industries with respect to: (i) engineering, procurement, construction, pre-commissioning, commissioning, start-up and testing of renewable diesel production facilities, all in compliance with Applicable Codes and Standards, Applicable Law, and the standards recommended by the suppliers and manufacturers of Equipment provided hereunder; (ii) personnel and facility safety and environmental protection; (iii) optimizing the scheduling of Work; and (iv) optimizing the reliability and availability of the Project under the operating conditions reasonably expected at the Site, as specified in Attachment A. GECP are not intended to be limited to the optimum practices, methods, techniques or standards to the exclusion of all others, but rather to be a spectrum of reasonable and prudent practices, methods, techniques and standards employed by the United States engineering and construction industries.

“Governmental Instrumentality” means any federal, state or local department, office, instrumentality, agency, board or commission having jurisdiction over a Party or any portion of the Work, the Project or the Site.

“Guaranteed Final Completion Date” has the meaning set forth in Section 5.3.2.

“Guaranteed Maximum Price” or “GMP” has the meaning set forth in Section 7.2.

“Guaranteed Substantial Completion Date” has the meaning set forth in Section 5.3.1.

“Guarantor” means Primoris Services Corporation.

“Hazardous Materials” means any substance that under Applicable Law is considered to be hazardous or toxic or is or may be required to be remediated, including (i) any petroleum or petroleum products, radioactive materials, asbestos in any form, transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls and processes and certain cooling systems that use chlorofluorocarbons, (ii) any chemicals, materials or substances which are now or hereafter become defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” or any words of similar import pursuant to Applicable Law, or (iii) any other chemical, material, substance or waste, exposure to which is now or hereafter prohibited, limited or regulated by any Governmental Instrumentality, or which may be the subject of liability for damages, costs or remediation.

“Hourly Rates” has the meaning set forth in Section 7.3.1.1.

“Indemnified Party” means any Owner Indemnified Party or Contractor Indemnified Party, as the context requires.

“Indemnifying Party” means Owner or Contractor, as the context requires.

“Investment Grade” has the meaning set forth in Section 10.2.

“Invoice” means Contractor’s request for a payment pursuant to Section 7.8 for progress payments and pursuant to Section 7.9 for final payment, which invoice shall be in the form of Schedule I-1 for progress payments and Schedule I-2 for final payment.

“JAMS” has the meaning set forth in Section 18.1.

“Key Personnel” or “Key Persons” has the meaning set forth in Section 2.2.1.

“Lender” means (i) any and all Persons or successors in interest thereof (including any agent, trustee or other representative thereof) lending money or extending credit to Owner for the interim or permanent financing or refinancing of the Project or for working capital or other ordinary business requirements of the Project (including the maintenance, repair, replacement or improvement of the Project); or (ii) any lessor under a lease finance arrangement relating to the Project.

“Letter of Credit” has the meaning set forth in Section 10.2.

“Lien and Claim Waiver(s) upon Final Payment” means the waiver and release provided to Owner by Contractor, Major Subcontractors and Major Sub-subcontractors in accordance with the requirements of Section 7.9, which shall be in the forms of Schedules K-2, K-3, K-4 and K-5.

“Lien Waiver(s) upon Progress Payment” means the waiver and release provided to Owner by Contractor, Major Subcontractors and Major Sub-subcontractors in accordance with the requirements of Section 7.8.4, which shall be in the form of Schedule K-1.

“Limited Notice to Proceed” or “LNTP” has the meaning set forth in Section 5.2.1.

“Limited Notice to Proceed No. 1” or “LNTP No. 1” has the meaning set forth in Section 5.2.1.

“Major Subcontract” means (i) any Subcontract having an aggregate value in excess of five hundred thousand U.S. Dollars (U.S.$ 500,000), (ii) multiple Subcontracts with one Subcontractor that have an aggregate value in excess of five hundred thousand U.S. Dollars (U.S.$ 500,000), (iii) any Affiliate Subcontract entered into with an Affiliate Subcontractor or (iv) or any Subcontractor performing a portion of the Work listed in Attachment G.

“Major Subcontractor” means any Affiliate Subcontractor or Subcontractor with whom Contractor enters, or intends to enter, into a Major Subcontract.

“Major Sub-subcontract” means (i) any Sub-subcontract having an aggregate value in excess of five hundred thousand U.S. Dollars (U.S.$ 500,000), or (ii) multiple Sub-subcontracts with one Sub-subcontractor that have an aggregate value in excess of five hundred thousand U.S. Dollars (U.S.$ 500,000).

“Major Sub-subcontractor” means any Sub-subcontractor with whom a Subcontractor or Sub-subcontractor enters, or intends to enter, into a Major Sub-subcontract.

“Material Adverse Change” has the meaning set forth in Section 10.3.2.

“Mechanical Completion” means that, with respect to the Project that, with the exception of Punchlist items, all of the following have occurred: (i) Contractor has completed all procurement, fabrication, assembly, erection, installation and pre-commissioning checks and tests of all Work (including all Equipment and all systems and components of Equipment, such as all operating, protection, fire, safety and other related systems required or necessary prior to start-up) to ensure that the entire Work, and each component thereof, was correctly specified, designed, fabricated, assembled, erected and installed and is capable of safely commencing start-up and commissioning within the requirements contained in this Agreement, all as set forth in greater detail in Attachment A and the Mechanical Completion checklists agreed by Owner and Contractor in accordance with Section 12.1 (ii) all pre-commissioning, commissioning, testing and start-up spare parts necessary for the Project to achieve Substantial Completion have been delivered to the Site; (iii) Contractor has submitted an initial Punchlist of items as set forth in Section 12.5; (iv) Contractor has delivered to Owner a Mechanical Completion Certificate in the form of Attachment L and Owner has accepted such certificate by signing such certificate; and (v) performance by Contractor of all other obligations required under the Agreement for Mechanical Completion.

“Mechanical Completion Certificate” has the meaning set forth in Section 12.1.

“Milestone” is a stage of completion of the Project, as more particularly described in Attachment E.

“Milestone Dates” means the schedule of dates in which Contractor is required to achieve the Milestones, including the Guaranteed Substantial Completion Date and the Guaranteed Final Completion Date, as more particularly described in Section 5.3 and Attachment E.

“Minimum Acceptance Criteria” or “MAC” has the meaning set forth in Attachment Q.

“Minimum Acceptance Criteria Correction Period” has the meaning set forth in Section 12.4.1.

[…***…].

“Month” means a Gregorian calendar month; “month” means any period of thirty (30) consecutive Days.

“Monthly” means an event occurring or an action taken once every Month.

“Monthly Progress Reports” has the meaning set forth in Section 3.20.1.2.

“Notice to Proceed” or “NTP” means a full notice to proceed issued by Owner in accordance with Section 5.2.2 for all of the Work.

“Overhead Costs” has the meaning set forth in Section 7.4.2.

[…***…].

“Owner” has the meaning set forth in the preamble hereto.

“Owner Indemnified Parties” means (i) the Owner, its parent, Lender, and each of their respective Affiliates, and (ii) the respective directors, officers, agents, members, partners, shareholders, employees, representatives and invitees of each Person specified in clause (i) above. An “Owner Indemnified Party” means any one of the Owner Indemnified Parties.

“Owner-Supplied Items” has the meaning set forth in Section 4.7.

“Owner Representative” means that Person or Persons designated by Owner in a written notice to Contractor who shall have complete authority to act on behalf of Owner on all matters pertaining to the Work, including giving instructions and making changes in the Work. Owner designates Richard Palmer as the Owner Representative. Notification of a change in Owner Representative shall be provided to Contractor.

“Owner’s Confidential Information” has the meaning set forth in Section 19.1.

“Parent Guarantee” has the meaning set forth in Section 21.13.

“Party” or “Parties” means Owner or Contractor and their permitted successors and permitted assigns.

“Payment Schedule” means the terms for payment as set forth in Attachment C.

“Performance Tests” means those tests performed to determine whether the Work meets the Minimum Acceptance Criteria set forth in Attachment Q, which tests shall be as set forth in such Attachment Q.

“Permit” means any waiver, certificate, approval, consent, license, exemption, variance, franchise, permit, authorization or similar order or authorization from any Governmental Instrumentality required to be obtained or maintained in connection with the Project, the Site or the Work.

“Person” means any individual or any company, joint venture, corporation, partnership, association, joint stock company, limited liability company, trust, estate, unincorporated organization, Governmental Instrumentality or other entity having legal capacity, including the Parties, any Subcontractors and Sub-subcontractors, and their respective directors, officers, agents, employees, representatives.

“Pre-Existing Hazardous Materials” has the meaning set forth in Section 3.17.

“PDF” means portable document format.

“Process License Agreements” means any agreements related to the supply of equipment for this Project between Owner and Haldor Topsoe or Owner and Crown (if the equipment supplied by Crown is installed).

“Process Licensor” means Haldor Topsoe or Crown (if the equipment supplied by Crown is installed).

“Progress As-Built Drawings and Specifications” means Drawings and Specifications that show all current “as-built” conditions, as required under Attachment A.

“Project” has the meaning set forth in the Recitals.

“Punchlist” means a list of those finishing items required to complete the Work, the completion of which shall not interrupt, disrupt or interfere with the safe and reliable operation or use of all or any part of the Project as contemplated by this Agreement, as more fully described in Section 12.5 of this Agreement and Attachment A.

“Receiving Party” has the meaning set forth in Section 19.3.

“Record As-Built Drawings and Specifications” means final, record Drawings and Specifications showing the “as-built” conditions of the completed Work, as required under Attachment A.

“Recovery Schedule” has the meaning set forth in Section 5.5.

“Rely Upon Information” means the information identified in Attachment S.

“Rules” has the meaning set forth in Section 18.1.

[…***…].

“Scope of Work” means the description of Work to be performed by Contractor as set forth in this Agreement, including Section 3.1 and Attachment A.

“Show-up Pay” has the meaning set forth in Section 7.3.1.4.

“Site” has the meaning set forth in the Recitals.

“Specifications” means those documents consisting of the written requirements for Equipment, standards and workmanship for the Work and performance of related services, which are prepared as a part of and during the performance of the Work.

“Subcontract” means an agreement by Contractor with a Subcontractor for the performance of any portion of the Work.

“Subcontractor” means any Person who has a direct contract with Contractor to manufacture or supply Contractor-Supplied Equipment which is a portion of the Work, to lease

Construction Equipment to Contractor in connection with the Work, to perform a portion of the Work or to otherwise furnish labor or Contractor-Supplied Equipment in connection with the Work.

“Substantial Completion” means that all of the following have occurred with respect to the Project: (i) Mechanical Completion has been achieved; (ii) Contractor has paid Delay Liquidated Damages (directly, by offset, or by collection on the Letter of Credit, at Owner’s sole discretion) to Owner; (iii) Contractor and Owner have agreed upon a revised and updated Punchlist of items as set forth in Section 12.5; (iv) Contractor has delivered to Owner a Substantial Completion Certificate in the form of Attachment M and as required under Section 12.2 and Owner has accepted such certificate by signing such certificate; (v) the Work is available for full commercial operation without any defect or deficiency (other than those covered by the agreed upon Punchlist), is fit for the purpose specified in this Agreement, and is capable of being safely operated in accordance with the requirements and specifications of this Agreement and GECP, Applicable Law and Applicable Codes and Standards without damage to the Work, the Project, the Site or any other property and without injury to any Person; (vi) all Performance Tests have been performed and as measured by such Performance Tests, the Project has achieved or exceeded each of the Minimum Acceptance Criteria; (vii) Contractor has obtained all Permits required to be taken under Contractor’s name for the Work other than those listed in Attachment P as being the responsibility of Owner; (viii) Contractor has delivered to Owner fully executed Lien Waivers upon Progress Payment in the form of Schedule K-1, fully executed Lien Waivers upon Progress Payment from all Major Subcontractors in the form of Schedule K-1 and, if requested by Owner, fully executed Lien Waivers upon Progress Payment from all Major Sub-subcontractors substantially in the form of Schedule K-1, covering all Work up to the date of Substantial Completion; (ix) Contractor has assigned to or provided Owner with all Warranties to the extent Contractor is obligated to do so pursuant to this Agreement; and (x) Contractor has performed all other obligations required under this Agreement for Substantial Completion.

“Substantial Completion Certificate” has the meaning set forth in Section 12.2.

“Sub-subcontract” means any agreement by a Subcontractor with a Sub-subcontractor or by a Sub-subcontractor with another Sub-subcontractor for the performance of any portion of the Work.

“Sub-subcontractor” means any Person who has a direct or indirect contract with a Subcontractor or another Sub-subcontractor to manufacture or supply Contractor-Supplied Equipment which comprises a portion of the Work, to lease Construction Equipment to Subcontractor or another Sub-subcontractor in connection with the Work, to perform a portion of the Work or to otherwise furnish labor or Contractor-Supplied Equipment in connection with the Work.

“Taxes” means any and all taxes, assessments, levies, tariffs, duties, fees, charges and withholdings of any kind or nature whatsoever and howsoever described, including gross receipts, payroll, income, franchise, value-added, sales and use, property, excise, capital stock, import, stamp, transfer, employment, occupation, generation, privilege, utility, regulatory, energy, consumption, lease, filing, recording and activity taxes, levies, duties, fees, charges, imposts and withholding, together with any and all penalties, interest and additions thereto, but excluding any California state and local sales and use taxes.

“Third Party Intellectual Property” has the meaning set forth in Section 11.2.

“Two Week Look-ahead Schedule” has the meaning set forth in Section 5.4.4.

“U.S. Dollars” or “U.S.$” means the legal tender of the United States of America.

“Unforeseen Subsurface Conditions” means any subsurface conditions at the Site that (i) differ from those indicated in any documents provided by or on behalf of Owner, (ii) differ materially from those ordinarily found to exist and generally recognized as inherent in activities of the character provided for in the Agreement, and (iii) were not discovered or reasonably discoverable by Contractor or any of its Subcontractors or Sub-subcontractors, acting in accordance with GECP, from inspections and investigations performed by Contractor or any of its Subcontractors or Sub-subcontractors or from the general knowledge of the Contractor or any of its Subcontractors or Sub-subcontractors relating to site conditions in the area of the Site.

“Warranty” or “Warranties” has the meaning set forth in Section 13.1.1.

“Work” means all obligations, duties and responsibilities required of Contractor pursuant to this Agreement, including all Construction Equipment; pre-commissioning, commissioning, start-up and Performance Tests; engineering, procurement, fabrication, manufacture, delivery and transportation of Contractor-Supplied Equipment; unloading, storage, assembly, erection, and installation of all Equipment; construction, workmanship, labor, inspection, testing and any other services, work or things; in all cases furnished or used or required to be furnished or used, by Contractor in the performance of this Agreement, including that set forth in Attachment A and Section 3.1.1 and any Corrective Work.

“Work Product” has the meaning set forth in Section 11.1.

1.2              Interpretation. The meanings specified in this Article 1 are applicable to both the singular and plural. As used in this Agreement, the terms “herein,” “herewith,” “hereunder” and “hereof” are references to this Agreement taken as a whole, and the terms “include,” “includes” and “including” mean “including, without limitation,” or variant thereof. Unless expressly stated otherwise, reference in this Agreement to an Article or Section shall be a reference to an Article or Section contained in this Agreement (and not in any Attachments or Schedules to this Agreement) and a reference in this Agreement to an Attachment or Schedule shall be a reference to an Attachment or Schedule attached to this Agreement. The word “or” shall have the inclusive meaning represented by the phrase “and/or”.

Article 2

RELATIONSHIP OF OWNER, CONTRACTOR AND SUBCONTRACTORS

2.1              Status of Contractor. The relationship of Contractor to Owner shall be that of an independent contractor. Any provisions of this Agreement which may appear to give Owner or the Owner Representative the right to direct or control Contractor as to details of performing the

Work, or to exercise any measure of control over the Work, shall be deemed to mean that Contractor shall follow the desires of Owner or the Owner Representative in the results of the Work only and not in the means by which the Work is to be accomplished, and Contractor shall have the complete right, obligation and authoritative control over the Work as to the manner, means or details as to how to perform the Work. Nothing herein shall be interpreted to create a master-servant or principal-agent relationship between Contractor, or any of its Subcontractors or Sub-subcontractors, and Owner. Nevertheless, Contractor shall strictly comply with all provisions, terms and conditions of this Agreement, and the fact that Contractor is an independent contractor does not relieve it from its responsibility to fully, completely, timely and safely perform the Work in strict compliance with this Agreement.

2.2              Key Personnel, Organization Chart and Contractor Representative.

2.2.1.      Key Personnel and Organization Chart. Attachment F sets forth Contractor’s organizational chart to be implemented for the Work and also contains a list of key personnel (“Key Personnel” or “Key Persons”) from Contractor’s organization who will be assigned to the Work. Owner shall have the right, but not the obligation, at any time to request that Contractor replace any Key Person with another employee acceptable to Owner. Neither Owner’s request for removal of any Key Person or Owner’s approval of any Key Personnel shall relieve Contractor of its obligations under this Agreement. Except where a Key Person has retired, resigned (and not taken employment with any of the Affiliates of Contractor), or been terminated (and not taken employment with any of the Affiliates of Contractor) or is otherwise unavailable beyond the reasonable control of Contractor due to death, disability or serious illness, Contractor shall not remove or replace any Key Personnel without Owner’s express prior written approval. Furthermore, Owner and Contractor acknowledge and agree the continuity of the Key Personnel on this Project is a material requirement of this Agreement, and that replacement of a Key Person will be detrimental to the Owner and the overall quality of the Work.

2.2.2.      Contractor Representative. Contractor designates Larry Jansen as the Contractor Representative. The Contractor Representative is a Key Person.

2.3              Subcontractors and Sub-subcontractors. Owner acknowledges and agrees that Contractor intends to have portions of the Work accomplished by Subcontractors pursuant to written Subcontracts between Contractor and such Subcontractors, and that such Subcontractors may have certain portions of the Work performed by Sub-subcontractors. All Subcontractors and Sub-subcontractors shall be reputable, qualified firms with an established record of successful performance in their respective trades performing identical or substantially similar work. All contracts with Subcontractors and Sub-subcontractors shall be consistent with the terms and provisions of this Agreement. No Subcontractor or Sub-subcontractor is intended to be or shall be deemed a third-party beneficiary of this Agreement. Contractor shall be fully responsible to Owner for the acts and omissions of Subcontractors and Sub-subcontractors and of Persons directly or indirectly employed by any of them, as Contractor is for the acts or omissions of Persons directly employed by Contractor. The work of any Subcontractor or Sub-subcontractor shall be subject to inspection by Owner, Lender or any of their representative to the same extent as the Work of Contractor. All Subcontractors and Sub-subcontractors and their respective personnel are to be instructed by Contractor in the terms and requirements of Owner-approved access, safety and environmental protection policies and procedures. In the event that any personnel do not adhere to such policies and procedures, such personnel shall be removed by Contractor. In no event shall Contractor be entitled to any adjustment of the Guaranteed Maximum Price or Milestone Dates as a result of compliance with such policies and procedures or any removal of personnel necessitated by non-compliance. Nothing contained herein shall create any contractual relationship between any Subcontractor and Owner, or between any Sub-subcontractor and Owner, or obligate Owner to pay any amounts of any nature to any Subcontractor or Sub-subcontractor.

2.4              Subcontracts and Sub-subcontracts.

2.4.1.      Proposed Major Subcontractors and Major Sub-subcontractors.

2.4.1.1.                        Approvals. As a part of the Work, Contractor shall provide all necessary services related to the bidding of Major Subcontracts by new or replacement Major Subcontractors, including the following: (a) preparing lists of prospective bidders; (b) preparing proposed forms of Subcontract and purchase orders; (c) establishing bid schedules; (d) advertising for bids and developing bidder interest in the Project; (e) furnishing information concerning the Project to prospective bidders; (f) conducting pre-bid conferences; (g) receiving bids and analyzing bids; (h) investigating the acceptability and responsibility of Subcontractors and advising Owner of such evaluations; (i) negotiating with Subcontractors concerning any matter related to the Project; and (j) such other services required by Owner with respect to the bidding process. Within forty-five (45) Days after the Effective Date, Contractor shall submit its procurement process to Owner for approval, which at a minimum shall include a requirement to obtain at least three (3) bids from three competitive bidders for each portion of the Work that is awarded to a Major Subcontractor to the extent commercially available, provided that no such procurement process is required for the Subcontractors listed in Attachment G. Contractor shall be responsible for Major Subcontractor bid solicitation, scope confirmation, and bid evaluation and shall keep all bids, scoping documents and evaluations in an organized format and available to Owner at any time. Contractor shall prepare, on a form acceptable to Owner, an Owner authorization sheet which summarizes Contractor’s proposed award to a Major Subcontractor. Contractor shall obtain Owner authorization prior to the award of any Major Subcontract (unless such Major Subcontract is with a Subcontractor listed in Attachment G, as such Subcontractors have already been approved), but such Owner approval shall not relieve Contractor of its responsibility of Subcontractors. Contractor shall also ensure that all Major Subcontractors include in their Subcontracts with Major Sub-subcontractors the requirements in this Section 2.4.1.1.

2.4.2.      Selection. Subject to the terms of Section 2.4.1.1, in the event that Contractor is considering the selection of a Subcontractor or Sub-subcontractor that would qualify as a Major Subcontractor or Major Sub-subcontractor, or is considering replacing a Major Subcontractor or Major Sub-subcontractor, Contractor shall (i) notify Owner of its proposed Major Subcontractor or Major Sub-subcontractor as soon as possible during the selection process and furnish to Owner all information reasonably requested by Owner with respect to Contractor’s selection criteria (including copies of bid packages furnished to prospective Major Subcontractors and Major Sub-subcontractors and the qualifications and responding bids of the proposed Major Subcontractors or Major Sub-subcontractors), and (ii) notify Owner no less than fifteen (15) Days prior to the execution of a Major Subcontract with a Major Subcontractor or Major Sub-subcontract. Owner shall have the discretion, not to be unreasonably exercised, to reject any proposed Major Subcontractor or Major Sub-subcontractor for a Major Subcontract or Major Sub-subcontract. Contractor shall not enter into any Major Subcontract with a proposed Major Subcontractor or Major Sub-subcontract with a Major Sub-subcontractor that is rejected by Owner in accordance with the preceding sentence. Owner shall undertake in good faith to review the information provided by Contractor pursuant to this Section 2.4.2 expeditiously and shall notify Contractor of its decision to accept or reject a proposed Major Subcontractor or Major Sub-subcontractor as soon as practicable after such decision is made. Failure of Owner to accept a proposed Major Subcontractor or Major Sub-subcontractor within fifteen (15) Days shall be deemed to be acceptance of such Major Subcontractor or Major Sub-subcontractor.

2.4.3.      Other Additional Proposed Subcontractors and Sub-subcontractors. For any Subcontractor not covered by Section 2.4.1, Contractor shall, within fifteen (15) Days prior to the selection of any such Subcontractor, notify Owner in writing of the selection of such Subcontractor and inform Owner generally what portion of the Work such Subcontractor is performing at the Site.

2.4.4.      Delivery of Major Subcontracts and Major Sub-subcontracts. Contractor shall furnish Owner with a copy of all Major Subcontracts and Major Sub-subcontracts within ten (10) Days after execution thereof and, within ten (10) Days of Owner’s request, furnish Owner with a copy of any other Subcontracts or Sub-subcontracts. Notwithstanding the above, Owner’s receipt and review of any Subcontracts or Sub-subcontracts shall not relieve the Contractor of any obligations under this Agreement nor shall such action constitute a waiver of any right or duty afforded Owner under this Agreement, or approval of or acquiescence in a breach hereunder.

2.4.5.      Terms of Major Subcontracts and Major Sub-subcontracts. In addition to the requirements in Section 2.3 and without in any way relieving Contractor of its full responsibility to Owner for the acts and omissions of Subcontractors and Sub-subcontractors, each Major Subcontract and each Major Sub-subcontract shall contain the following provisions:

2.4.5.1.                        the Major Subcontract and the Major Sub-subcontract may be assigned to Owner without the consent of the respective Major Subcontractor or Major Sub-subcontractor; and

2.4.5.2.                        the Major Subcontractor and the Major Sub-subcontractor shall comply with and perform for the benefit of Owner all requirements and obligations of Contractor to Owner under this Agreement, as such requirements and obligations are applicable to the performance of the work under the respective Major Subcontract or Major Sub-subcontract, including the competitive bidding process for Major Subcontractors in substance the same as that included in Section 2.4.1.1, an indemnity in substance the same as that included in Article 17, and the insurance requirements specified in Article 10.

2.5              Contractor Acknowledgements.

2.5.1.      The Agreement. Prior to the execution of this Agreement, Contractor or its Affiliates performed FEED verification engineering, cost estimating and related services and developed and provided the information that forms the Scope of Work listed in Attachment A, which was performed pursuant to the FEED Verification Agreement. Except with respect to Rely Upon Information identified in Attachment S, Contractor represents that such information is accurate, adequate and complete to engineer, support FEED, detail design, procure, construct, pre-commission, commission, start-up and test the Project in accordance with all requirements of this Agreement.

2.5.2.      Conditions of the Site.

2.5.2.1.                        Contractor further agrees that it understands the climate and terrain related to the Site (including site conditions for Work performed in offsite locations) that it may encounter in performing the Work in accordance with the Milestone Dates. Contractor warrants that it has the experience, resources, qualifications and capabilities at its disposal to perform the Work in accordance with the Milestone Dates. Subject to Section 2.5.2.2, Contractor assumes all risks related to, and waives any right to claim an adjustment in the Guaranteed Maximum Price or the Milestone Dates in respect of, any failure to timely perform the Work in accordance with the Milestone Dates as a result of any conditions at the Site or at any other location where the Work is performed, which shall include: (i) river levels (excluding Force Majeure events), topography and subsurface soil conditions (subject to the terms of Section 2.5.2.2); (ii) climatic conditions and seasons; (iii) availability of laborers, Subcontractors, Sub-subcontractors and Construction Equipment; (iv) adequate availability and transportation of Equipment; and (v) breakdown or other failure of Construction Equipment or Contractor’s or its Subcontractor’s computer equipment (excluding breakdown or other failures caused by Force Majeure events).

2.5.2.2.                        Notwithstanding Section 2.5.2.1, if Contractor encounters Unforeseen Subsurface Conditions in the performance of the Work that materially and adversely affect Contractor’s actual cost to perform the Work or that delay (as such term is defined in Section 6.9) Contractor’s performance of the Work, Contractor shall be entitled to request a Change Order for an adjustment to the Guaranteed Maximum Price to the extent of the material and adverse effect (which costs shall be adequately documented and supported) or a time extension to the Guaranteed Substantial Completion Date, as applicable, pursuant to Section 6.2.1.6, provided that Contractor complies with the notice and Change Order request requirements set forth in Sections 6.2 and 6.5, uses all reasonable efforts not to disturb such Unforeseen Subsurface Conditions prior to Owner’s investigation and, with respect to claims for costs for delay or schedule relief for delay, satisfies the requirements of Section 6.8.

2.5.3.      Applicable Law and Applicable Codes and Standards. Contractor has investigated to its satisfaction Applicable Law and Applicable Codes and Standards, (excluding environmental codes, regulations, and air permit as related to Equipment), and warrants that it can perform the Work in accordance with Applicable Law and Applicable Codes and Standards. Contractor shall perform the Work in accordance with Applicable Law and Applicable Codes and Standards, whether or not such Applicable Law or Applicable Codes and Standards came into effect before the Effective Date or during the performance of the Work; provided, however, Contractor shall be entitled to a Change Order for Changes in Law to the extent allowed under Section 6.2.1.1, provided that Contractor complies with the notice and Change Order request requirements set forth in Sections 6.2 and 6.5, and, with respect to claims for costs for delay or schedule relief for delay, satisfies the requirements of Section 6.8.

Article 3

CONTRACTOR’S RESPONSIBILITIES

3.1              Scope of Work.

3.1.1.      Generally. Subject to Section 3.1.3, the Work shall include all engineering, procurement, construction, pre-commissioning, commissioning, start-up and testing of Contractor-Supplied Equipment; assembly, erection, installation, delivery, transportation, storage and construction of all Equipment; evaluation, modification, repair, and testing of Existing Plant Equipment as required in Attachment A; all Construction Equipment as required for the Work, labor, workmanship, inspection, manufacture, fabrication, installation, design, delivery, transportation, storage and all other items or tasks that are set forth in Attachment A as required to achieve Mechanical Completion, Substantial Completion and Final Completion of the Project in accordance with the requirements of this Agreement, including achieving the Minimum Acceptance Criteria. Contractor shall perform the Work in accordance with GECP, Applicable Law, Applicable Codes and Standards, and all other terms and provisions of this Agreement. It is understood and agreed that the Work shall include any incidental work that can reasonably be inferred as required in accordance with this Agreement, excluding only those items which Owner has specifically agreed to provide under the terms of this Agreement. Without limiting the generality of the foregoing, the Work is more specifically described in Attachment A.

3.1.2.      Existing Plant Equipment. Contractor shall evaluate, modify, repair, and test the Existing Plant Equipment in accordance with Attachment A. Contractor shall not be responsible for Existing Plant Equipment that is not subject to modification or repair by Contractor.

3.1.3.      Exception to Scope of Work. Contractor shall not be responsible for providing (i) those Permits listed in Attachment P as being the responsibility of Owner; (ii) those requirements set forth under Section 4.3; (iii) the survey control point pursuant to Section 4.5; (iv) the Owner-Supplied Items; and (v) any work required to make Existing Plant Equipment comply with Applicable Law and Applicable Codes and Standards, except to the extent set forth in Section 3.1.2.

3.2              Specific Obligations. Without limiting the generality of Section 3.1 or the requirements of any other provision of this Agreement, Contractor shall:

3.2.1.      procure, supply and transport all Contractor-Supplied Equipment;

3.2.2.      unload, handle, properly store, assemble, erect and install all Equipment;

3.2.3.      provide construction, construction management (including the furnishing of all Construction Equipment and all Site supervision and craft labor), civil/structural, electrical, instrumentation, field design, inspection and quality control services required to ensure that the Work is performed in accordance herewith;

3.2.4.      negotiate all guarantees, warranties, delivery schedules and performance requirements with all Subcontractors so that all Subcontracts are consistent with this Agreement, as set forth in Sections 2.3 and 2.4, to the extent that they are commercially available;

3.2.5.      pay Subcontractors in a timely fashion in accordance with the respective Subcontracts;

3.2.6.      ensure that the Work is performed in accordance with the Milestone Dates;

3.2.7.      replace any Subcontractor(s) who fails to perform its Subcontract obligations;

3.2.8.      conduct and manage all pre-commissioning, start-up operations, commissioning, Performance Tests and other testing of the Project, while supervising operations and maintenance personnel provided by Owner and coordinating with Process Licensor personnel;

3.2.9.      provide training for Owner’s operating and maintenance personnel per Section  3.5;

3.2.10.  Reserved;

3.2.11.  engineer, procure, construct, pre-commission, commission, start up and test all utilities on the Site up to the applicable interconnection points, as further set forth in this Agreement and Attachment A; and

3.2.12.  perform design and engineering Work in accordance with this Agreement, including that specified in Section 3.3.

3.3              Design and Engineering Work.

3.3.1.      General. Contractor shall, as part of the Work, perform the design and engineering Work necessary to achieve the requirements of this Agreement, including Minimum Acceptance Criteria.

3.3.2.      Drawings and Specifications. Upon receipt of LNTP or NTP, Contractor shall commence the preparation of the Drawings and Specifications for all Work relating to such LNTP or NTP. The Drawings and Specifications shall be based on the requirements of this Agreement, including the Scope of Work, Design Basis, GECP, Applicable Codes and Standards, Applicable Law, and all applicable provisions of this Agreement.

3.3.3.      Review Process.

3.3.3.1.                        Not used.

3.3.3.2.                        Submission by Contractor. Contractor shall submit copies of the Drawings and Specifications to Owner for formal review, comment, disapproval and approval in accordance with Attachment A. Owner shall have up to seven (7) Business Days from its receipt of Drawings and Specifications submitted in accordance with this Section 3.3.3.2 to issue written comments, proposed changes or written approvals or disapprovals of the submission of such Drawings and Specifications to Owner.

3.3.3.3.                        No Owner Response. If Owner does not issue any comments, proposed changes or written approvals or disapprovals within the time period set forth in Section 3.3.3.2, Contractor may proceed with the development of such Drawings and Specifications and any construction relating thereto.

3.3.3.4.                        Disapproval by Owner. If Owner disapproves the Drawings or Specifications, Owner shall provide Contractor with a written statement of the reasons for such rejection within the time period required for Owner’s response for disapproval of Drawings and Specifications. Contractor shall provide Owner with revised and corrected Drawings and Specifications as soon as possible thereafter and Owner’s rights with respect to the issuing of comments, proposed changes or approvals or disapprovals of such revised and corrected Drawings or Specifications are governed by the procedures specified above in Section 3.3.3.2; provided that Contractor shall not be entitled to any extensions of time to the Milestone Dates, an adjustment to the Guaranteed Maximum Price or an adjustment to any other Changed Criteria, unless such disapproval is due to one or more material changes required by Owner to any such Drawings or Specifications and not the result of such Drawings or Specifications non-compliance with the requirements of the Agreement and such disapproval adversely impacts Contractor’s costs or ability to perform the Work in accordance with the Key Dates and Contractor complies with and meets the requirements under Article 6.

3.3.3.5.                        Approval by Owner. If Owner provides written approval of the Drawings and Specifications, such Drawings and Specifications shall be the Drawings and Specifications that Contractor shall use to construct the Work;

provided that Owner’s review or approval of any Drawings and Specifications shall not in any way be deemed to limit or in any way alter Contractor’s responsibility to perform and complete the Work in strict accordance with the requirements of this Agreement.

3.3.4.      Design Licenses. Contractor shall perform all design and engineering Work in accordance with Applicable Law and Applicable Codes and Standards, and all Drawings, Specifications and design and engineering Work shall be signed and stamped by design professionals licensed in accordance with Applicable Law.

3.3.5.      Format of Deliverables. Unless otherwise expressly provided under this Agreement, all Drawings and Record As-Built Drawings prepared by Contractor or its Subcontractors or Sub-subcontractors under this Agreement shall be prepared using computer aided design (“CAD”). All CAD drawing files shall be in fully operable and editable native format in the latest commercially available version of Contractor’s preferred software. In addition, all Record As-Built Drawings and Specifications shall be provided to Owner in fully operable and editable native format in the latest commercially available version of AutoCAD®. Contractor shall provide all other deliverables in fully operable and editable native format in such software as specified by Owner, unless, with respect to such other deliverables, the only output available is in PDF.

3.3.6.      As-Built Drawings and Specifications. During construction, Contractor shall keep an up-to-date, redlined, marked set of Progress As-Built Drawings and Specifications on the Site as required under Attachment A. As a condition precedent to Final Completion, Contractor shall deliver to Owner the Record As-Built Drawings and Specifications in accordance with Attachment A, which shall include delivery of final as-built drawing files for Record As-Built Drawings in fully operable and editable native format in the latest commercially available version of AutoCAD®.

3.3.7.      Other Information. Contractor shall deliver copies of all other documents required to be delivered pursuant to Attachment A within and in accordance with the requirements set forth in Attachment A, including in fully operable and editable native format in such software as specified by Owner, and in accordance with the timing set forth in Attachment A, provided that, with respect to other documents, if the fully operable and editable native format is not available, Contractor may provide such documents in PDF.

3.4              Spare Parts.

3.4.1.      Commissioning Spare Parts. Contractor shall provide all pre-commissioning, commissioning, testing and start-up spare parts necessary for Contractor-Supplied Equipment to achieve Substantial Completion and shall, prior to and as a condition precedent to achieving Mechanical Completion, deliver such spare parts to the Site. The cost associated with all Work related to such pre-commissioning, commissioning, testing and start-up spare parts is included in the Guaranteed Maximum Price, including all Work related to procuring such spare parts and the purchase price for such spare parts.

3.4.2.      Operating Spare Parts. With respect to operating spare parts for use after Substantial Completion, Contractor shall deliver to Owner for Owner’s written approval a detailed priced list of the manufacturer and Contractor-recommended operating spare parts for each applicable item of Contractor-Supplied Equipment necessary for operating such equipment (including components and systems of such equipment) for two (2) years after Substantial Completion. Such list shall be provided to Owner for each item of Contractor-Supplied Equipment for which there is manufacturer or Contractor-recommended operating spare parts prior to execution of the applicable Subcontract for such equipment. Owner shall have thirty (30) Days to respond to Contractor identifying which operating spare parts, if any, that Owner wishes Contractor to procure as part of its execution of the Subcontract. In the event Owner requests in writing that Contractor procure any operating spare parts on Owner’s behalf, Contractor shall be entitled to request a Change Order in accordance with Section 6.2.1.7 to increase the Guaranteed Maximum Price for the actual purchase price of such requested operating spare parts.

3.5              Operator Training Program. As part of the Work, a reasonable number of personnel designated by Owner in its sole discretion shall be given training designed and administered by Contractor, which shall be based on the program requirements contained in Attachment A and shall cover at a minimum the following topics: (i) the testing of each item of Equipment; (ii) the start-up, operation and shut-down of each item of Equipment; (iii) the performance of routine, preventative and emergency maintenance for each item of Equipment; (iv) spare parts to be maintained for each item of Equipment, and their installation and removal; and (v) any other subject matter required in Attachment A. Such training shall include instruction for Owner’s operations and maintenance personnel in the operation and routine maintenance of each item of Equipment prior to completion of commissioning of each item of Equipment. As part of the training, Contractor shall provide Owner’s operating and maintenance personnel with full access to the Project during commissioning, testing and start up. Training shall be provided by personnel selected by Contractor who, in Contractor’s and the Equipment Subcontractor’s judgment, are qualified to provide such training, and shall take place at such locations and at such times as agreed upon by the Parties. Contractor shall provide trainees with materials described in Attachment A. Contractor shall also provide to Owner all training materials and aids developed to conduct such training in order to facilitate future training by Owner of personnel hired in the future.

3.6              Environmental Regulations and Environmental Compliance. Without limitation of Section 3.1, Contractor is fully responsible for ensuring that the Work is performed in an environmentally sound manner and in compliance with all provisions of this Agreement regarding the environment, Applicable Law (including Permits) and in compliance with the policies and procedures set forth in Attachment J. Contractor shall dispose of all non-hazardous wastes and Hazardous Materials brought to the Site by Contractor or its Subcontractors during performance of the Work at approved disposal facilities off-Site permitted to receive such wastes and Hazardous Materials.

3.7              Contractor’s Tools and Construction Equipment. Contractor shall furnish all Construction Equipment necessary and appropriate for the timely and safe completion of the Work in strict compliance with this Agreement. Notwithstanding anything to the contrary contained in this Agreement, Contractor shall be responsible for damage to or destruction or loss of, from any cause whatsoever, all Construction Equipment owned, rented or leased by Contractor or its Subcontractors or Sub-subcontractors for use in accomplishing the Work. Contractor shall require all insurance policies (including policies of Contractor and all Subcontractors and Sub-subcontractors) in any way relating to such Construction Equipment to include clauses stating that each underwriter will waive all rights of recovery, under subrogation or otherwise, against the Owner Indemnified Parties.

3.8              Employment of Personnel.

3.8.1.      Contractor shall not employ, or permit any Subcontractor or Sub-subcontractor to employ, in connection with its performance under this Agreement anyone not skilled or qualified or otherwise unfit to perform the work assigned to such Person. Contractor agrees to promptly remove (or to require any Subcontractor or Sub-subcontractor to remove) from its services in connection with the Work any Person who does not meet the foregoing requirements. NOTWITHSTANDING THE FOREGOING, OWNER SHALL HAVE NO LIABILITY AND CONTRACTOR AGREES TO RELEASE, INDEMNIFY, DEFEND AND HOLD HARMLESS THE OWNER INDEMNIFIED PARTIES FROM AND AGAINST ANY AND ALL CLAIMS WHICH MAY DIRECTLY OR INDIRECTLY ARISE OR RESULT FROM CONTRACTOR OR ANY SUBCONTRACTOR OR SUB-SUBCONTRACTOR TERMINATING THE EMPLOYMENT OF OR REMOVING FROM THE WORK ANY SUCH EMPLOYEE WHO FAILS TO MEET THE FOREGOING REQUIREMENTS FOLLOWING A REQUEST BY OWNER TO HAVE SUCH EMPLOYEE REMOVED FROM THE WORK. Contractor shall replace any such employee at its sole cost and expense.

3.8.2.      Contractor and its Subcontractors and Sub-subcontractors and the personnel of any of them shall not bring onto the Site: (i) any firearm of whatsoever nature or any other object which in the sole judgment of Owner is determined to be a potential weapon, unless Applicable Law requires Owner to allow such items on the Site; (ii) alcoholic beverages or intoxicants of any nature; (iii) any substance that creates a hazard and not related to the Work; (iv) illegal or non-prescription drugs of any nature; or (v) any prescription drugs without a valid prescription. In addition, all employees and agents of Contractor and its Subcontractors and Sub-subcontractors shall successfully complete a drug screening test prior to performing Work at the Site and periodically thereafter, and upon Owner’s request, Contractor shall provide Owner with copies of such drug screening tests. Contractor and its Subcontractors and Sub-subcontractors shall abide by and enforce the requirements of this Section 3.8.2, and shall immediately remove from the Work and the Site any employee or agent of Contractor, Subcontractor or Sub-subcontractor who, in Owner’s sole judgment, has violated the requirements of this Section 3.8.2. THE PROVISIONS OF SECTION 3.8.1 WITH REGARD TO LIABILITY OF ANY OF THE OWNER INDEMNIFIED PARTIES AND CONTRACTOR’S RELEASE, INDEMNIFICATION, DEFENSE AND HOLD HARMLESS OBLIGATIONS SHALL APPLY TO THE REMOVAL OF ANY SUCH PERSON UNDER THIS SECTION 3.8.2.

3.9              Clean-up. Contractor shall, to Owner’s satisfaction, at all times keep the Site free from all waste materials or rubbish caused by the activities of Contractor or any of its Subcontractors or Sub-subcontractors. Contractor shall clean up all such waste materials or rubbish at Owner’s request with reasonable notice as described further in Attachment A. As soon as practicable after the completion of all Punchlist items, Contractor shall with respect to such Work remove, all Construction Equipment and other items not constituting part of the Project and remove trash, debris, and scrap produced by Contractor which shall be properly disposed of in Owner supplied receptacles and all waste material and demolished equipment will be removed to the suitable lay down yard at the Site in accordance with all Permits and this Agreement. In the event of Contractor’s failure to comply with any of the foregoing, upon forty-eight (48) hours written notice to Contractor, Owner may accomplish the same; provided, however, that Contractor shall be liable for and pay to Owner (directly, by offset, or by collection on the Letter of Credit, at Owner’s sole discretion) all costs associated with such removal or restoration.

3.10          Safety and Security. Contractor recognizes and agrees that safety and physical security are of paramount importance in the performance of the Work and that Contractor is responsible for performing the Work in a safe and physically secure manner. Contractor agrees to implement a safety program that is to be received by Owner for its written approval twenty-one (21) Days prior to the commencement of the Work at the Site. Contractor further agrees to perform the Work in accordance with the safety and health rules and standards of Applicable Law and such safety program, as approved by Owner, and Contractor shall assume all costs associated with compliance therewith. Contractor’s safety program shall include the standards set forth in Attachment J. Owner’s review and approval of Contractor’s safety program shall not in any way relieve Contractor of its responsibility regarding safety, and Owner, in reviewing and approving such safety program, assumes no liability for such safety program. Contractor shall appoint one or more (as appropriate) safety representative(s) acceptable to Owner who shall be resident at the Site, have responsibility to immediately correct unsafe conditions or unsafe acts associated with the Work and the Project, act on behalf of Contractor on safety and health matters, and participate in periodic safety meetings with Owner at least once per week or at such greater frequency as Owner may request. Contractor further agrees to provide or cause to be provided necessary training and safety Construction Equipment to its employees, Subcontractors and Sub-subcontractors and enforce the use of such training and safety Construction Equipment. Contractor shall maintain all accident, injury and any other records required by Applicable Law and this Agreement, including Attachment J. Contractor shall fully cooperate with Owner and Owner’s on-Site environmental, health and safety (“EH&S”) coordinator in demonstrating safe practices, including full cooperation during any investigations. Contractor shall be responsible for the specific lighting for the Work and supervision of the Project until all of the requirements of Substantial Completion of the Project have been satisfied. Owner shall provide security, fencing, guarding and general lighting for the Site.

3.11          Emergencies. In the event of any emergency endangering life or property in any way relating to the Work, the Project or the Site, whether on the Site or otherwise, Contractor shall take such action as may be reasonable and necessary to prevent, avoid or mitigate injury, damage, or loss and shall, as soon as possible, report any such incidents, including Contractor’s response thereto, to Owner. If Contractor has not taken reasonable precautions for the safety of personnel on the Site, the public or the protection of the Work, and such failure creates an emergency requiring immediate action, then Owner, with or without notice to Contractor may, but shall be under no obligation to, take reasonable action as required to address such emergency and all such costs incurred by Owner shall be for Contractor’s account. The taking of any such action by Owner, or Owner’s failure to take any action, shall not limit Contractor’s liability.

3.12          Permits. Other than the Permits listed in Attachment P, Contractor shall obtain all Permits required to be taken under Contractor’s name, to perform the Work and shall promptly provide information, assistance and documentation to Owner as reasonably requested in connection with the Permits to be obtained or modified by Owner in Attachment P.

3.13          Books, Records and Audits.

3.13.1.  Contractor shall keep full and detailed books, construction logs, records, daily reports, accounts, schedules, payroll records, receipts, statements, electronic files, correspondence and other pertinent documents as may be necessary for proper management under this Agreement, as required under Applicable Law or this Agreement, and in any way relating to this Agreement (“Books and Records”). Contractor shall maintain all such Books and Records in accordance with GAAP, and shall retain all such Books and Records for a minimum period of three (3) years after Final Completion of the Project, or such greater period of time as may be required under Applicable Law.

3.13.2.  Upon reasonable notice, Owner, Lender, and any of their representatives, including Lender’s independent engineer, shall have the right to audit or to have audited Contractor’s Books and Records; provided, however, such parties shall not have the right to audit or have audited Contractor’s Books and Records in connection with […***…]. When requested by Owner, Contractor shall provide the auditors with reasonable access to all such Books and Records, and Contractor’s personnel shall cooperate with the auditors to effectuate the audit or audits hereunder. The auditors shall have the right to copy all such Books and Records. Owner shall bear all costs incurred by Contractor in assisting Owner with audits performed pursuant to this Section 3.13. Contractor shall include audit provisions identical to this Section 3.13 in all Subcontracts. The restrictions in this Section 3.13.2 to the audit rights by Owner, Lender or Lender’s independent engineer shall not control over any rights such parties have under Applicable Law in discovery in any arbitration or litigation arising out of Section 18.1 of this Agreement or in any litigation or arbitration against Guarantor.

3.14          Tax Accounting. Within a reasonable period of time following a request therefor, Contractor shall provide Owner with any information regarding quantities, descriptions and costs of any Contractor-Supplied Equipment installed on or ordered for the Project and any other information, including Books and Records, as Owner may deem reasonably necessary in connection with the preparation of its tax returns or other tax documentation.

3.15          Temporary Utilities, Roads, Facilities and Storage. To the extent there are existing utilities that can be used by Contractor, Owner shall pay for such utilities, but otherwise Contractor shall obtain all other utilities that may be required. Contractor shall construct and maintain temporary access and haul roads as may be necessary for the proper performance of this Agreement. Roads constructed on the Site shall be subject to Owner’s written approval. All Equipment and other items comprising part of the Work stored at a location other than on the Site shall be segregated from other goods, and shall be clearly marked as “Property of GCE Holdings Acquisitions, LLC.”

3.16          Subordination of Liens. In consideration of ten U.S. Dollars (U.S.$10) incorporated into the Compensation and as part of the consideration of receiving this Agreement and other valuable consideration received and acknowledged by Contractor, Contractor hereby subordinates any mechanics’ and materialmen’s liens or other claims or encumbrances that may be brought by Contractor against any or all of the Work, the Site or the Project to any liens granted in favor of Lender, whether such lien in favor of Lender is created, attached or perfected prior to or after any such liens, claims or encumbrances, and shall require its Subcontractors and Sub-subcontractors to similarly subordinate their lien, claim and encumbrance rights. Contractor agrees to comply with reasonable requests of Owner for supporting documentation required by Lender, including any necessary lien subordination agreements, affidavits or other documents that may be required to demonstrate that Owner’s property and premises are free from liens, claims and encumbrances arising out of the furnishing of Work under this Agreement.

3.17          Hazardous Materials. In the performance of the Work, Contractor shall, and shall cause its Subcontractors and Sub-subcontractors to, comply with all Applicable Laws, Applicable Codes and Standards, and the requirements specified in Attachment J relating to Hazardous Materials. Contractor shall conduct its activities under this Agreement, and shall cause each of its Subcontractors and Sub-subcontractors to conduct its activities, in a manner designed to prevent pollution of the environment or any other release of any Hazardous Material brought on to the Site by Contractor or its Subcontractors and Sub-subcontractors. Neither Contractor nor its Subcontractors or Sub-subcontractors shall bring Hazardous Material to the Site, except as necessary to perform the Work, and Contractor shall remain responsible and strictly liable for all such Hazardous Materials and for any Hazardous Materials that are brought to the Site by Contractor or any of its Subcontractors or Sub-subcontractors. Contractor shall be responsible for the management of, and proper disposal of, all Hazardous Material brought onto the Site by it or its Subcontractors or Sub-subcontractors. If any spillage, discharge, emission, or release should occur as a result of any Hazardous Materials brought on to the Site by Contractor or its Subcontractors or Sub-subcontractors or discovered by them, Contractor shall immediately notify Owner and take all reasonable steps necessary to: (i) stop and contain the spillage, discharge, emission, or release; (ii) make any report(s) of the spillage, discharge, emission, or release as required under Applicable Laws; and (iii) clean-up and remediate the spillage, discharge, emission, or release of Hazardous Materials brought onto the Site by Contractor or any of its Subcontractors or Sub-subcontractors as required by Applicable Law. Contractor shall cause all such Hazardous Material brought onto the Site by it or its Subcontractors or Sub-subcontractors: (y) to be transported only by carriers maintaining valid Hazardous Material transportation Permits (as required) and operating in compliance with such Permits and Applicable Laws regarding the transportation of Hazardous Material and only pursuant to manifest and shipping documents identifying only Contractor as the generator of waste or Person who arranged for waste disposal through Contractor or any Subcontractor or Sub-subcontractor; and (z) to be treated and disposed of only at treatment, storage, and disposal facilities maintaining valid Permits (as required) regarding Hazardous Material and in accordance with Applicable Law. Contractor shall submit to Owner a list of all Hazardous Material to be brought onto the Site as permitted by this Agreement prior to bringing such Hazardous Material onto or at the Site. Contractor shall keep Owner informed as to the status of all Hazardous Material brought onto the Site by Contractor or its

Subcontractors and Sub-subcontractors and disposal of such Hazardous Material from the Site by Contractor or its Subcontractors or Sub-subcontractors. Notwithstanding anything to the contrary in the foregoing, Contractor will have no liability or responsibility for any release, clean-up, remediation, transportation, or disposal of any Hazardous Materials existing at the Site that pre-date Contractor’s or its Subcontractors’ or Sub-subcontractors’ commencement of any Work at the Site (the “Pre-Existing Hazardous Materials”), and as between Owner and Contractor, Owner will retain all responsibility for Pre-Existing Hazardous Materials, except to the extent of Contractor’s or any Subcontractor’s or Sub-subcontractor’s negligent or otherwise wrongful handling, disturbance, transport, storage, disposal, aggravation or exacerbation of such Pre-Existing Hazardous Materials.

3.18          Environmental Releases. If Contractor or any of its Subcontractors or Sub-subcontractors releases any Hazardous Material on, at, or from the Site, or becomes aware of any Person who has stored, released, or disposed of Hazardous Material on, at, or from the Site during the Work, Contractor shall immediately notify Owner in writing. If Contractor’s Work is involved in the area where such release occurred, Contractor shall immediately stop any Work affecting the area. Contractor will not thereafter resume performance of the Work in the affected area except with the prior written permission of Owner. Contractor shall, at its sole cost and expense, diligently proceed to take all necessary or desirable remedial action to clean up and remediate fully and dispose of, in accordance with Applicable Laws, any contamination caused by: (i) Contractor’s or any of its Subcontractor’s or Sub-subcontractor’s negligent or otherwise wrongful handling, disturbance, transport, storage, disposal, aggravation or exacerbation of any Pre-Existing Hazardous Materials; and (ii) Contractor’s or any of its Subcontractor’s or Sub-subcontractor’s negligence or otherwise wrongful handling of any Hazardous Material that was brought onto the Site by Contractor or any of its Subcontractors or Sub-subcontractors, whether on or off the Site. If and when Contractor is instructed to resume performance of the Work with respect to a stoppage as a result of the release of any Hazardous Material that is not Contractor’s responsibility pursuant to the previous sentence (after disposal or other decision by Owner regarding treatment of such Hazardous Material), to the extent that any such suspension materially and adversely affects Contractor’s actual cost or time for performance of the Work, Contractor shall be entitled to a Change Order to the extent of the material and adverse effect. Contractor shall not, and shall cause its Subcontractors and Sub-subcontractors to not, take any action that may exacerbate any such contamination. In addition to Contractor’s obligations as set forth above, if Owner desires Contractor to perform all or part of any clean up or remediation that may become necessary as a result of the discovery of any Pre-Existing Hazardous Material that are not Contractor’s responsibility, Contractor shall be entitled to a Change Order for the actual cost of such additional Work. Contractor shall cooperate with and assist Owner in making the Site available for taking necessary remedial steps to clean-up/remediate any such contamination at Owner’s expense.

3.19          Quality Assurance. No later than fifteen (15) Days after the date Owner issues the NTP, Contractor shall submit to Owner for its review and approval, a Project-specific quality control and quality assurance plan and inspection plan, including inspection procedures. Contractor shall promptly modify such Project-specific quality control and quality assurance plan and inspection plan to incorporate all comments provided by Owner, if any. Owner’s approval of Contractor’s quality control and assurance plan, inspection plan and inspection procedure shall in no way relieve Contractor of its responsibility for performing the Work in compliance with this

Agreement. As part of the quality control and assurance plan, inspection plan and inspection procedure, Contractor shall keep a daily log of inspections performed, and Contractor shall make available at the Site for Owner’s review a copy of all such inspections.

3.20          Reports and Meetings.

3.20.1.  Reports. Contractor shall provide Owner with electronic copies of progress reports and such other information as reasonably requested by Owner, including the following:

3.20.1.1.                    Safety or environmental incident reports within one (1) Business Day of the occurrence of any such incident, including “near miss” incidents wherein no individual was injured or property was damaged, except for any safety or environmental incident involving a significant non-scheduled event such as natural gas releases, fires, explosions, mechanical failures, unusual over-pressurizations or major injuries which shall be provided to Owner within eight (8) hours of the occurrence of such incident; provided, however, notification shall be provided to Owner immediately if any safety or environmental incident threatens public or employee safety, causes significant property damage, or interrupts the Work; and

3.20.1.2.                    Monthly progress reports (“Monthly Progress Reports”), in a form acceptable to Owner and Contractor but containing the information specified in Attachment R. Contractor shall provide the Monthly Progress Report no later than the tenth (10th) Day of the succeeding Month (or, if a holiday, the last Business Day immediately preceding the tenth (10th) Day of the succeeding Month), which shall be submitted with the Invoice for such Month, and the Monthly Progress Report shall cover activities up through the end of the previous Month. Contractor shall provide Owner with the number of copies of such reports and shall arrange for the distribution thereof as Owner may reasonably request.

3.20.2.  Meetings. A weekly (or as otherwise agreed between the Parties) progress meeting shall be held at the Site, or at an alternate site mutually agreeable to Owner and Contractor, to discuss the matters described in Attachment R for the prior week. A Monthly progress meeting shall be held by Contractor at the Site, or at an alternate site mutually agreeable to Owner and Contractor, to discuss the matters described in Attachment R for the prior Month and to review the Monthly Progress Report for that Month with Owner. The meetings shall be attended by a representative of Owner, the Contractor Representative and those Contractor employees and Subcontractors requested by Owner.

3.21          Payment. Contractor shall timely make all payments required to be paid to Owner pursuant to the terms of this Agreement.

3.22          Title to Materials Found. As between Owner and Contractor, the title to water, soil, rock, gravel, sand, minerals, timber, and any other materials developed or obtained in the excavation or other operations of Contractor, any Subcontractor or Sub-subcontractor at the Site and the right to use said materials or dispose of same is hereby expressly reserved by Owner.

Contractor may, at the sole discretion of Owner, be permitted, without charge, to use in the Work any such materials that comply with the requirements of this Agreement.

3.23          Survey Control Points and Layout. Contractor shall establish all survey control points and layout the entire Work in accordance with the requirements of this Agreement, which shall be based on the survey control point established by Owner pursuant to this Agreement. Contractor acknowledges that it has confirmed the proper placement of such Owner-provided survey control point. If Contractor or any of its Subcontractors, Sub-subcontractors or any of the representatives or employees of any of them move or destroy or render inaccurate the survey control point provided by Owner, such control point shall be replaced by Contractor at Contractor’s own expense.

3.24          Owner-Supplied Items. Owner-Supplied Items shall be made available to Contractor by Owner at a location at the Site, and, upon delivery, Contractor shall promptly visually inspect the Owner-Supplied Items. Contractor shall promptly notify Owner of any visible defect or discrepancy in the Owner-Supplied Items or any error in the quantity of such Owner-Supplied Items. If Contractor fails to notify Owner of any such visible defect, discrepancy, or error in quantity before performing Contractor’s dependent Work, and such defect, discrepancy, noncompliance or error in quantity would have been discovered in the course of a reasonably thorough visual inspection and measurement, Contractor shall correct such defect or discrepancy on the same basis as if it were Defective Work in accordance with Article 13. Contractor shall assume care, custody and control and risk of loss for all such Owner-Supplied Items after delivery to the Site and prior to offloading such Owner-Supplied Items, including the storage, maintenance and care for Owner-Supplied Items in accordance with the manufacturer’s and Owner’s recommendations and procedures.

3.25          Cooperation with Others. Contractor acknowledges that Owner, other contractors and other subcontractors or other Persons may be working at the Site during the performance of this Agreement and the Work or use of certain facilities may be interfered with as a result of such concurrent activities. To minimize interference with work of any of the other parties involved, Contractor shall perform the Work only in the designated areas (including laydown areas) set forth on Attachment T. Contractor shall at all times coordinate the performance of the Work on the Site with Owner and all of Owner’s other contractors and other subcontractors or other Persons performing work on the Site. Contractor agrees to cooperate with Owner and such other contractors and other subcontractors or other Persons so as to not to materially interfere with the activities of such Persons working on the Site. Subject to Section 4.3, Contractor shall be fully responsible for coordinating the Work and the activities of Contractor and its Subcontractors and Sub-subcontractors occurring off of the Site with any work or activities of Owner, Owner’s other contractors and its other subcontractors or other Persons. During pre-commissioning, start-up operations, commissioning, Performance Tests and other testing of the Project, Contractor shall at all times coordinate with, supervise, and manage Process Licensor personnel.

3.26          Responsibility for Property. Contractor shall plan and conduct its operations so that neither Contractor nor any of its Subcontractors or Sub-subcontractors shall (i) enter upon lands (other than the Site) or waterbodies in their natural state unless authorized by Owner in writing; (ii) close or obstruct any utility installation, highway, waterway, harbor, road or other property unless and until Permits and Owner’s written permission therefore have been obtained;

(iii) disrupt or otherwise interfere with the operation of any portion of any pipeline, telephone, conduit or electric transmission line, ditch, navigational aid, dock or structure unless and until otherwise specifically authorized by Owner in writing; (iv) damage any property in (ii) or (iii); or (v) damage or destroy maintained, cultivated or planted areas or vegetation (such as trees, plants, shrubs, shore protection, paving, or grass) on the Site or adjacent thereto which, as determined by Owner, do not interfere with the performance of this Agreement. The foregoing includes damage arising from performance of the Work through operation of Construction Equipment or stockpiling of materials. Contractor and its Subcontractors and Sub-subcontractors shall coordinate and conduct the performance of the Work so as to not interfere with or disrupt the use and peaceful enjoyment of any adjacent property to the Site.

3.27          Compliance with Real Property Interests. Contractor shall, in the performance of the Work, comply, and cause all Subcontractors and Sub-subcontractors to comply, with any easement, lease, right-of-way or other property interests that affect or govern the Site or any other real property used for the purposes of completing the Work, including any insurance or indemnification restrictions or obligations therein, to the extent such easement, lease, right-of-way or other property interests relate to the performance of the Work.

3.28          Explosives. Explosives shall be transported to the Site only when required to perform the Work under this Agreement and with abundant, prior notice to and written approval of Owner. Contractor shall be responsible for properly purchasing, transporting, storing, safeguarding, handling and using explosives required to perform the Work under this Agreement. Contractor shall employ competent and qualified personnel for the use of explosives and shall assume full responsibility for all costs, losses, damages and expenses caused by the use of explosives in the performance of the Work. Residual surplus explosives shall be promptly removed from the Site and properly disposed of by Contractor. Contractor shall strictly comply with Applicable Law and Applicable Codes and Standards in the handling of explosives pursuant to this Agreement (including the U.S. Patriot Act of 2001 and any and all rules and regulations promulgated by the U.S. Department of Homeland Security and the U.S. Bureau of Alcohol, Tobacco, Firearms and Explosives), shall perform all obligations and obtain all Permits with respect to explosives, and shall develop and file and provide copies to Owner of all documentation regarding same.

3.29          Used or Salvaged Materials. If, after Substantial Completion and prior to Final Completion, (i) Contractor has any Contractor-Supplied Equipment that it purchased for the Project but did not incorporate into the Project, or (ii) if such Contractor-Supplied Equipment was purchased pursuant to a unilateral Change Order in accordance with Section 6.1.3 or 6.2.4, Owner has the option of either taking such Equipment at no cost to Owner or requiring that Contractor haul off such Equipment at Owner’s cost and expense.

3.30          Supervision of Owner’s Operation Personnel. Until Substantial Completion of the Project, Owner’s operating and maintenance personnel and Process Licensor personnel providing support to the Project shall be under the control of and supervised by Contractor; provided, however, notwithstanding the foregoing, such operating and maintenance personnel shall remain employees or agents of Owner and shall not be considered employees of Contractor for any reason. Contractor shall not be responsible for the acts and omissions of such personnel during such time. Contractor shall, no later than one hundred-eighty (180) Days after NTP, prepare for Owner’s review and approval a proposed plan regarding the utilization of Owner’s operation and maintenance personnel, Process Licensor personnel, and Contractor’s personnel during pre-commissioning, commissioning, start-up, operations and testing.

3.31          Nondiscrimination. Contractor agrees that it shall conduct its activities without discrimination on account of race, creed, color, sex, religion, national origin, age or disability and shall comply with Applicable Law relating thereto, including Executive Order 11246, as amended. Upon the request of Owner, Contractor shall provide Owner with copies of all plans or programs that Contractor uses to satisfy the requirements of this Section 3.31.

Article 4

OWNER’S RESPONSIBILITIES

4.1              Payment. Owner shall timely pay the Contractor’s Compensation in accordance with the provisions of Article 7 hereof.

4.2              Permits. Owner shall be responsible for obtaining the Permits listed in Attachment P. To the extent Owner has not obtained any such Permits prior to the Effective Date, Owner shall obtain such Permits in accordance with the schedule contained in Attachment P, or if not stated therein, in a manner that will permit Contractor to perform the Work without substantial interruption or interference. Owner shall provide information, assistance and documentation to Contractor as reasonably requested in connection with the Permits to be obtained by Contractor under this Agreement.

4.3              Access to the Site. Owner shall provide Contractor with access to the Site on which the Project is to be physically situated. Subject to Section 3.25, such access on the Site shall be sufficient to permit Contractor to progress with the Work on a continuous basis in accordance with the Milestone Dates without material interruption or interference.

4.4              California Sales and Use Tax. Owner shall reimburse Contractor for California sales and use Taxes as set forth in Article 8, unless Owner provides Contractor with evidence of abatement of such California sales and use Taxes, in which case Contractor shall not invoice Owner for any such Taxes. In addition, Owner shall administer and pay (a) property Taxes assessed on the Site, and on Equipment after delivery at the Site, and (b) all Taxes incurred due to Owner’s sale of renewable diesel from the Project.

4.5              Legal Description and Survey. Prior to the earlier of any LNTP issued for detailed design Work or NTP, Owner shall provide to Contractor for Contractor’s information a survey control point, the proper placement of which, Contractor has confirmed as set forth in Section 3.23.

4.6              Operation Personnel. Owner shall retain operating and maintenance personnel to assist Contractor with the pre-commissioning, commissioning, start-up and testing of the Project.

4.7              Owner-Supplied Items. Owner shall be responsible for the procurement and delivery of the items described in Attachment V (“Owner-Supplied Items”), within the times and at the locations set forth therein, subject to the conditions specified therein. For the avoidance of doubt, the Owner-Supplied Items does not include connections and related services supplied by

Contractor regarding the Owner-Supplied Items or any other requirements with respect to the Owner-Supplied Items set forth in Attachment A.

4.8              Existing Plant Equipment. Owner shall be solely responsible for Existing Plant Equipment meeting Applicable Codes and Standards, except to the extent set forth in Section 3.1.2.

Article 5

COMMENCEMENT OF WORK, MILESTONE DATES, AND SCHEDULING OBLIGATIONS

5.1              Commencement of Work. Upon Contractor’s receipt from Owner of an LNTP or NTP, Contractor shall immediately commence the performance of the Work specified in such LNTP or NTP.

5.2              Notices to Proceed.

5.2.1.      Limited Notices to Proceed. At any time prior to the date of issuance of the notice to proceed (“Notice to Proceed” or “NTP”), but no later than the earlier of (1) fourteen (14) Days after Owner provides Contractor with written notice of financial close or (2) June 1, 2020, Owner shall issue the first limited notice to proceed (“Limited Notice to Proceed No. 1” or “LNTP No. 1”) in the form of Schedule H-1, which shall authorize and require Contractor to perform a specified portion of the Work set forth therein. Owner may issue additional limited notices to proceed (“LNTP”) in the form of Schedule H-2 prior to the issuance of NTP which, if issued, shall authorize and require Contractor to perform a specified portion of the Work. Each LNTP shall specify the maximum total cost of such specified Work, and Contractor shall be paid for such specified Work pursuant to the terms and conditions of this Agreement, with all such payments credited against the Guaranteed Maximum Price and the first payment to become due hereunder.

5.2.2.      Notice to Proceed. Unless otherwise specifically set forth in an LNTP, Contractor shall not commence performance of the Work until Owner issues the NTP authorizing the same pursuant to the terms and conditions of this Agreement. Owner shall issue NTP pursuant to this Section 5.2.2 no later than the earlier of (1) forty-five (45) Days after Owner provides Contractor with written notice of financial close or (2) July 1, 2020. Upon Contractor’s receipt from Owner of the NTP and the Mobilization Payment, Contractor shall immediately commence with the performance of the Work. The NTP shall be issued in the form attached hereto as Schedule H-3.

5.3              Milestone Dates. Contractor shall perform the Work in accordance with the Milestone Dates set forth in this Section 5.3 and in Attachment E.

5.3.1.      Guaranteed Substantial Completion Date. Contractor shall achieve Substantial Completion of the Work no later than six hundred (600) Days after issuance of NTP (“Guaranteed Substantial Completion Date”). The Guaranteed Substantial Completion Date shall only be adjusted by Change Order as provided under this Agreement.

5.3.2.      Guaranteed Final Completion Date. Contractor shall achieve Final Completion of the Work no later than one hundred eighty (180) Days after achieving Substantial Completion (“Guaranteed Final Completion Date”). The Guaranteed Final Completion Date shall only be adjusted by Change Order as provided under this Agreement.

5.4              CPM Schedule.

5.4.1.      CPM Schedule Submission. On or prior to the date set forth in Attachment E, Contractor shall prepare and submit to Owner for its review and written approval a critical path method schedule for the Project using Primavera Project Planner version 8.2 or later (“CPM Schedule”). Owner may issue written comments, proposed changes or written approval or disapproval of such CPM Schedule. The CPM Schedule shall, at a minimum, (i) include separate activities for each portion of the Project (including engineering, procurement and construction, along with non-physical activities related to the Work, such as submittal and approval of Drawings and Specifications, procurement of Equipment and inspection and testing of the Work, and obtaining Permits), (ii) be fully integrated and shall be consistent with the Milestone Dates, (iii) be detailed at a level 3 (with each activity containing Work for one discipline or craft having a maximum twenty (20) Day duration) for all activities for the Project, (iv) fully incorporate all Major Subcontractor schedules for the performance of their work (including off-site Subcontractors, suppliers and fabricators) and (v) show an uninterrupted critical path from the NTP through each Milestone Date, including Mechanical Completion, Substantial Completion and Final Completion of the Project. With respect to each activity in the CPM Schedule, the CPM Schedule shall show the activity number, activity description, early start and early finish dates, late start and late finish dates, duration, total float value, and responsible Contractor, Subcontractor or other parties (including Owner and Owner’s other contractors). The CPM Schedule shall represent Contractor’s best judgment as to how it shall complete the Work in compliance with the Milestone Dates, including the Guaranteed Substantial Completion Date and the Guaranteed Final Completion Date. The CPM Schedule shall be submitted in in its native electronic format by Primavera Project Planner version 8.2 or later. Contractor shall submit with the CPM Schedule a progress “S” curve, showing the baseline early and late curve, and actual and forecast progress by Month for total progress of the Work. Once the CPM Schedule and the required submittals have been reviewed and approved by Owner, this version of the CPM Schedule shall be the baseline CPM Schedule for the Work.

5.4.2.      Progress Updates to CPM Schedule. After approval by Owner of the baseline CPM Schedule described in Section 5.4.1, Contractor shall manage and update (no less frequently than once every four (4) weeks) the CPM Schedule with Primavera, P6 using the critical path method to show actual progress and the current forecast to complete the Work. Each updated CPM Schedule shall meet the requirements of Section 5.4.1, and in addition shall (i) at a minimum, be prepared with the same level of detail as the baseline CPM Schedule, (ii) show the baseline CPM Schedule, (iii) for each activity completed, show the actual start and finish dates for each such completed activity, (iv) for each activity started but not yet completed, show the actual start date for each such activity, the progress of Work for each such activity and forecasted completion date for each such activity, (v)

for each activity not yet started, show the forecasted start and completion date for each such activity, (vi) show the forecasted date of achievement of Mechanical Completion, Substantial Completion and Final Completion of the Project, and (vii) update the CPM Schedule with all other information shown in the baseline CPM Schedule, reflecting the Work as actually performed or as forecasted, including manhours for each activity. Contractor shall submit to Owner current updates to the CPM Schedule every four (4) weeks. Contractor shall promptly correct any errors or inconsistencies in the updates to the CPM Schedule identified to Contractor by Owner and resubmit a corrected update for Owner’s review.

5.4.3.      Approval of Baseline CPM Schedule and Updates to CPM Schedule. Owner’s review and approval, or lack of review or approval, of the baseline CPM Schedule and any updated CPM Schedule shall not relieve Contractor of any obligations for the performance of the Work, change the Guaranteed Substantial Completion Date or the Guaranteed Final Completion Date, nor shall it be construed to establish the reasonableness of the CPM Schedule. Notwithstanding any approval by Owner of the baseline CPM Schedule or any updated CPM Schedule, Owner shall be entitled to reasonably rely upon the baseline CPM Schedule and any updates to the CPM Schedule, including reliance that Contractor has developed a comprehensive, reasonable and accurate schedule to complete the Work within the times set forth in the Milestone Dates.

5.4.4.      Two Week Look-ahead Schedule. During the period commencing upon issuance of the NTP and ending upon Substantial Completion, Contractor shall submit to Owner on a weekly basis a two (2) week look-ahead schedule (“Two Week Look-ahead Schedule”), which shall be based on the CPM Schedule showing in detail the activities to be performed during the next fourteen (14) Days, and shall meet all other requirements of an updated CPM Schedule as described in Section 5.4.2. The Two Week Look-ahead Schedule shall be submitted to Owner in its native electronic format.

5.4.5.      Default. If Contractor fails to comply with its scheduling obligations under this Agreement, including those set forth in this Section 5.4, 5.5 and 5.6, Owner may withhold any and all further payments otherwise owing Contractor until such failure is corrected.

5.5              Recovery and Recovery Schedule. If, at any time (i) the CPM Schedule shows that any activity on a critical path of the CPM Schedule is delayed such that Substantial Completion is forecasted to occur ten (10) or more Days after the applicable Guaranteed Substantial Completion Date or a Milestone is forecasted to occur ten (10) or more Days after the applicable Milestone Date, (ii) Contractor fails to provide a current updated CPM Schedule in compliance with the requirements of this Agreement and Owner reasonably determines that any activity on a critical path is delayed such that Substantial Completion is forecasted to occur ten (10) or more Days after the applicable Guaranteed Substantial Completion Date or a Milestone is forecasted to occur ten (10) or more Days after the applicable Milestone Date or (iii) Contractor fails to achieve a Milestone within ten (10) Days after the applicable Milestone Date, and, in each such circumstance, Contractor or any of its Subcontractors or Sub-subcontractors are responsible for such delay, then Owner may order that Contractor provide a recovery schedule (“Recovery Schedule”) for Owner’s written approval as soon as reasonably possible, but no later than ten (10)

Business Days after such order. If Owner disapproves the Recovery Schedule then Contractor shall, as soon as reasonably possible, but no later than ten (10) Business Days after such disapproval, provide a new Recovery Schedule for Owner’s written approval. The Recovery Schedule shall (a) represent Contractor’s best judgment as to how it shall regain compliance with the Milestone Dates, within a time period acceptable to Owner and (b) include detailed information (in at least the same level of detail as the Milestone Dates) in a form reasonably satisfactory to Owner to demonstrate the ability of Contractor to regain compliance with the Milestone Dates within a time period acceptable to Owner.

5.6              Acceleration. Owner may, at any time, direct Contractor pursuant to a Change Order under Section 6.1 to accelerate the Work, by among other things, establishing additional shifts, paying or authorizing overtime or providing additional equipment. In the event of any such directive, Owner’s sole liability shall be to pay Contractor any documented costs clearly and solely attributable to such acceleration. Such costs shall include to Contractor any shift differential, premium, or overtime payments to workers or field supervisors and other employees of Contractor dedicated to the Work on a full-time basis actually incurred over and above Contractor’s normal rates, inefficiency related costs caused by such acceleration, and overtime charges for Construction Equipment. Any adjustment to the Guaranteed Maximum Price or any other Changed Criteria that the Parties agree will be changed by such acceleration for Owner’s acceleration of the Work shall be implemented by Change Order.

Article 6

CHANGES; FORCE MAJEURE; AND OWNER-CAUSED DELAY

6.1              Change Orders Requested by Owner. Owner shall be entitled to a Change Order upon request in accordance with this Section 6.1.

6.1.1.      If Owner submits to Contractor in writing a duly signed proposed Change Order, Contractor must respond to Owner within ten (10) Business Days with a written statement setting forth the effect, if any, which such proposed Change Order would have on the Guaranteed Maximum Price, the Design Basis, the Guaranteed Substantial Completion Date or Guaranteed Final Completion Date or any other obligation or potential liability of Contractor hereunder (collectively or individually, the “Changed Criteria”). The written statement shall be in the form of Schedule D-3, and shall include all information required by Section 6.5.2.

6.1.2.      If the Parties agree on such Changed Criteria of the proposed Change Order (or modify such Change Order so that the Parties agree on such Changed Criteria), the Parties shall execute such Change Order, which shall be in the form of Schedule D-1 and such Change Order shall become binding on the Parties, as part of this Agreement. An adjustment to the Guaranteed Maximum Price, if any, resulting from Owner’s proposed Change Order, unless otherwise agreed between the Parties, shall be an increase by an amount equal to Contractor’s reasonable and documented additional costs, net of any cost savings or, to the extent that the cost savings are greater than the additional costs associated with effecting Owner’s proposed Change Order, a decrease by an amount equal to Contractor’s net cost savings associated with effecting Owner’s proposed Change Order.

6.1.3.      If the Parties cannot agree on such Changed Criteria of the proposed Change Order within ten (10) Business Days of Contractor’s receipt of Owner’s proposed Change Order, or if Owner desires that the proposed changed Work set forth in the proposed Change Order commence immediately without the requirement of a written statement by Contractor as required under Section 6.1.1, Owner may, by issuance of a unilateral Change Order in the form attached hereto as Schedule D-2, require Contractor to commence and perform the changed Work specified in the unilateral Change Order, on a time and materials basis using the rates set forth in Attachment C, with the effect of such unilateral Change Order on the Changed Criteria (or if the Parties agree on the effect of such unilateral Change Order for some but not all of the Changed Criteria, the impact of each of the components of the Changed Criteria on which the Parties disagree) to be determined as soon as possible, or (ii) in accordance with the outcome of the dispute resolution procedures set forth in Article 18; provided, however, that Contractor shall perform the Work as specified in such unilateral Change Order and Owner shall continue to pay Contractor in accordance with the terms of this Agreement and any previously agreed Change Orders pending resolution of the dispute. When Owner and Contractor agree on the effect of such unilateral Change Order on all of the Changed Criteria, such agreement shall be recorded by execution by the Parties of a Change Order in the form attached hereto as Schedule D-1, which shall supersede the unilateral Change Order previously issued and relating to such changed Work. Contractor shall be considered to be in Default under Section 16.1 should it (i) fail to commence the performance of the changed Work or other obligations required in such unilateral Change Order within three (3) Business Days of receipt of such unilateral Change Order (or within such other time specified in such unilateral Change Order) or (ii) fail to diligently perform the changed Work or other obligations required in such unilateral Change Order.

6.1.4.      If Owner omits Work by a Change Order, Owner may subsequently perform such Work itself or have it carried out by other contractors, provided however to the extent such omission of Work materially and adversely impacts Contractor’s material obligations under this Agreement (including by way of example and not limitation, achievement of the Minimum Acceptance Criteria), such adverse impact shall be addressed in the Change Order capturing such omission which may include an extension of time and costs arising from omission of Work as applicable. In determining the amount to be deducted from the Guaranteed Maximum Price for any change that results in a reduction in the scope of Work, thereby resulting in a new, reduced Guaranteed Maximum Price, such deduction will include a reduction in (and the Guaranteed Maximum Price shall be reduced by) the value of the scope of Work being omitted and the Overhead Fee and the Contractor’s Fee on such value of scope of Work.

6.2              Change Orders Requested by Contractor.

6.2.1.      Contractor shall only have the right to a Change Order in the event of any of the following occurrences:

6.2.1.1.                        Changes in Law that materially and adversely affect Contractor’s actual cost (which costs including Overhead Fee and Contractor’s Fee shall be adequately documented and supported) of performance of the Work or ability to perform any material requirement under this Agreement, and with respect to any delays (as that term is defined in Section 6.9) caused by such Changes in Law, a time extension to the Milestone Dates to the extent allowed under Section 6.8;

6.2.1.2.                        Acts or omissions of Owner including Owner caused delays that constitute a material breach of this Agreement by Owner and materially and adversely affect Contractor’s actual cost (which costs shall be adequately documented and supported) of performance of the Work or ability to perform any material requirement under this Agreement and, with respect to delays caused by Owner that constitute a material breach of this Agreement by Owner, compensation and a time extension to the Mechanical Completion, Guaranteed Substantial Completion Date and Final Completion Date to the extent allowed under Section 6.8;

6.2.1.3.                        Force Majeure to the extent allowed under Section 6.7.1;

6.2.1.4.                        Acceleration of the Work ordered by Owner pursuant to Section 5.6, provided that a Change Order has been issued by Owner pursuant to Section 6.1;

6.2.1.5.                        To the extent expressly permitted under Section 13.2.1 or 3.18;

6.2.1.6.                        Unforeseen Subsurface Conditions at the Site to the extent allowed under Section 2.5.2.2;

6.2.1.7.                        Purchase of operating spare parts in accordance with Section 3.4;

6.2.1.8.                        Suspension in Work ordered by Owner pursuant to Section 16.3 to the extent allowed thereunder;

6.2.1.9.                        Owner’s request for an increase in coverage under the Letter of Credit to cover any increase in the Contract Price as a result of Change Orders, provided that a Change Order for such increased coverage has been executed;

6.2.1.10.                    Changes in the applicable […***…] that become effective after the Effective Date of the Agreement; and

6.2.1.11.                    Owner requiring Contractor to perform work specifically excluded in Contractor’s Exclusions listed in Section H of Attachment A or Owner’s failure to meet the conditions specified in Contractor’s Clarifications listed in Section I of Attachment A.

6.2.2.      Should Contractor desire to request a Change Order under this Section 6.2, Contractor shall, pursuant to Section 6.5, notify Owner in writing and issue to Owner a request for a proposed Change Order in the form attached hereto as Schedule D-3, a detailed explanation of the proposed change and Contractor’s reasons for proposing the change, all documentation necessary to verify the effects of the change on the Changed Criteria, and all other information required by Section 6.5.

6.2.3.      If Owner agrees that a Change Order is necessary and agrees with Contractor’s statement regarding the effect of the proposed Change Order on the Changed Criteria, then Owner shall issue such Change Order, which shall be in the form of Schedule D-1, and such Change Order shall become binding on the Parties as part of this Agreement upon execution thereof by the Parties.

6.2.4.      If the Parties agree that Contractor is entitled to a Change Order but cannot agree on the effect of the proposed Change Order on the Changed Criteria within ten (10) Business Days of Owner’s receipt of Contractor’s written notice and proposed Change Order and all other required information, or if Owner desires that the proposed changed Work set forth in the proposed Change Order commence immediately, the rights, obligations and procedures set forth in Section 6.1.3 are applicable.

6.2.5.      If the Parties cannot agree upon whether Contractor is entitled to a Change Order within ten (10) Business Days of Owner’s receipt of Contractor’s written notice and proposed Change Order, then the dispute shall be resolved as provided in Article 18. Pending resolution of the dispute, Contractor shall continue to perform the Work required under this Agreement, and Owner shall continue to pay Contractor in accordance with the terms of this Agreement, any Change Orders and any previously agreed or unilateral Change Orders.

6.3              Compensation Adjustment; Contractor Documentation. If a Change Order is executed on a time and materials basis pursuant to Section 6.1.3 or 6.2.4, then the Guaranteed Maximum Price shall be adjusted using rates set forth in Attachment C, or, if not therein, at rates not to exceed then current market rates. Contractor shall use reasonable efforts to minimize such costs (consistent with the requirements of this Agreement) and shall provide Owner with options for reducing such costs whenever possible. The foregoing costs shall be supported by reasonable documentation, including daily work logs, time sheets and receipts.

6.4              Change Orders Act as Accord and Satisfaction. Change Orders agreed pursuant to Section 6.1.2 or 6.2.3 by the Parties, and unilateral Change Orders entered into pursuant to Section 6.1.3 or 6.2.4 on a time and materials basis for which the Parties have subsequently agreed upon the effect of such unilateral Change Order and executed a superseding and mutually agreed upon Change Order as provided in Section 6.1.2 or 6.2.3, shall constitute a full and final settlement and accord and satisfaction of all effects of the change as described in the Change Order upon the Changed Criteria and shall be deemed to compensate Contractor fully for such change. Accordingly, Contractor expressly waives and releases any and all right to make a claim or demand or to take any action or proceeding against Owner for any other consequences arising out of, relating to, or resulting from such change reflected in such Change Order, whether the consequences result directly or indirectly from such change reflected in such Change Order, including any claim or demand for damages due to delay, disruption, hindrance, impact, interference, inefficiencies or extra work arising out of, resulting from, or related to, the change reflected in that Change Order (including any claims or demands that any Change Order or number of Change Orders, individually or in the aggregate, have impacted the unchanged Work).

6.5              Timing Requirements for Notifications and Change Order Requests by Contractor. Should Contractor desire to seek an adjustment to the Guaranteed Maximum Price, the Milestone Dates, the Guaranteed Substantial Completion Date or the Guaranteed Final Completion Date, the Payment Schedule, any of the Minimum Acceptance Criteria, or any other modification to any other obligation of Contractor under this Agreement for any circumstance that Contractor has reason to believe may give rise to a right to request the issuance of a Change Order, Contractor shall, with respect to each such circumstance:

6.5.1.      Notify Owner in writing of the existence of such circumstance within fifteen (15) Days of the date that Contractor knew or reasonably should have known of the first occurrence or beginning of such circumstance, provided that such notice shall be given prior to the expiration of such fifteen (15) Day period should any action or inaction by Owner or Contractor be required or necessary in relation to such circumstance to prevent or mitigate any damages or losses to either Party. If any such action or inaction is required, Contractor shall give notice within five (5) Days, unless such circumstance is an emergency in which case notice shall be given immediately. In such notice, Contractor shall state in detail all known and presumed facts upon which its claim is based, including the character, duration and extent of such circumstance, the date Contractor first knew of such circumstance, any activities impacted by such circumstance, the cost and time consequences of such circumstance (including showing the impact of such circumstance, if any, on the critical path of the CPM Schedule) and any other details or information that are expressly required under this Agreement. Contractor shall only be required to comply with the notice requirements of this Section 6.5.1 once for continuing circumstances, provided the notice expressly states that the circumstance is continuing and includes Contractor’s best estimate of the impact on any Changed Criteria by such circumstance; and

6.5.2.      Submit to Owner a request for a proposed Change Order as soon as reasonably practicable after giving Owner the written notice described above but in no event later than ten (10) Days after such notice, together with a written statement (i) detailing why Contractor believes that a Change Order should be issued, plus all documentation reasonably requested by or necessary for Owner to determine the factors necessitating the possibility of a Change Order and all other information and details expressly required under this Agreement (including the information required by Attachment C, detailed estimates and cost records, daily time sheets, a graphic demonstration using the CPM Schedule and a time impact analysis showing Contractor’s entitlement to a time extension to the Milestone Dates pursuant to the terms of this Agreement, which shall be provided in hard copy and in its native electronic format); and (ii) setting forth the effect, if any, which such proposed Change Order would have for the Work on any of the Changed Criteria.

The Parties acknowledge that Owner will be prejudiced if Contractor fails to provide the notices and proposed Change Orders as required under this Section 6.5, and agree that such requirements are an express condition precedent necessary to any right for an adjustment in the Guaranteed Maximum Price, the Guaranteed Substantial Completion Date or Guaranteed Final Completion Date, Payment Schedule, any Work, any of the Minimum Acceptance Criteria, or any other modification to any other obligation of Contractor under this Agreement.

6.6              Adjustment Only Through Change Order. No change in the requirements of this Agreement, whether an addition to, deletion from, suspension of or modification to this Agreement, including any Work, shall be the basis for an adjustment for any change in the Guaranteed Maximum Price, the Milestone Dates (including the Guaranteed Substantial Completion Date or Guaranteed Final Completion Date), any Work, the Payment Schedule, any of the Minimum Acceptance Criteria, or any other obligations of Contractor or right of Owner under this Agreement unless and until such addition, deletion, suspension or modification has been authorized by a Change Order executed and issued in accordance with and in strict compliance with the requirements of this Article 6.

6.7              Force Majeure.

6.7.1.      Contractor Relief. If the commencement, prosecution or completion of any Work is delayed by Force Majeure, then Contractor shall be entitled to (i) an extension to the Guaranteed Substantial Completion Date if such delay affects the performance of any Work that is on the critical path of the CPM Schedule and causes Contractor to complete the Work beyond the Guaranteed Substantial Completion Date, but only if Contractor is unable to proceed with other portions of the Work so as not to cause a delay in the Guaranteed Substantial Completion Date, or (ii) […***…], and, in each case, Contractor complies with the notice and Change Order request requirements in Section 6.5 and the mitigation requirements in Section 6.10. Any adjustment to the […***…] and Milestone Dates shall be recorded in a Change Order.

6.7.2.      Payment and Indemnification Obligations. No obligation of a Party to pay moneys under or pursuant to this Agreement or to provide indemnification under this Agreement shall be excused by reason of Force Majeure.

6.8              Delay Caused by Certain Conditions. Should (a) (i) Owner or any Person acting on behalf of or under the control of Owner (other than any Contractor Indemnified Party) delay the commencement, prosecution or completion of the Work, (ii) Owner fail to meet any of its material responsibilities when required including by way of example and not limitation late delivery of Owner Supplied Equipment, plans, or specifications, (iii) provide inaccurate plans or specifications related to Owner Supplied Equipment, (iv) Owner or Owner parties fail to obtain necessary rights of access to the worksite, (v) there be a failure of other providers of the Owner to complete work which is a prerequisite to the performance of the work by Contractor as specified in this Agreement, (vi) there be defects in Owner-Supplied Items, or (vii) there be delays caused by Owner’s occupancy or use of the Work pursuant to Section 12.7, and, for each of the circumstances described in subsections (i) through (vii), if such delay is not in any way attributable to Contractor or its Subcontractors or Sub-subcontractors but is caused by Owner’s breach of an express obligation of Owner under this Agreement, or, should (b) Owner order a change in the Scope of the Work (provided that a Change Order has been issued in accordance with Section 6.1); (c) Owner suspend the Work for which Contractor is entitled to relief under Section 6.2.1.8; (d) a

Change in Law occur for which Contractor is entitled to relief under Section 6.2.1.1; (e) Unforeseen Subsurface Conditions occur for which Contractor is entitled to relief under Section 2.5.2.2; (f) there be a failure to achieve the Minimum Acceptance Criteria for which Contractor is entitled to relief under Section 12.4.1.2; or (g) an event occurs that entitles Contractor to a Change Order pursuant to Section 6.2.1.11, in each case, delay commencement, prosecution or completion of the Work, then Contractor shall be entitled to an adjustment to the Guaranteed Maximum Price and an extension to the Guaranteed Substantial Completion Date if (i) such delay affects the performance of any Work that is on the critical path of the CPM Schedule, and (ii) such delay causes Contractor to complete the Work beyond the Guaranteed Substantial Completion Date, and, in each case, Contractor complies with the notice and Change Order request requirements in Section 6.5 and the mitigation requirements of Section 6.10. Any adjustment to the Guaranteed Maximum Price shall be for reasonable, additional direct costs incurred by Contractor for such delay meeting the requirements of this Section 6.8, and any adjustments to the Guaranteed Maximum Price or the Milestone Dates shall be recorded in a Change Order. The Parties agree that if they execute a Change Order with respect to any change in the Scope of Work described in this Section 6.8, any delay arising out of such change in the Scope of Work and meeting the requirements of this Section 6.8 shall be included in the Change Order incorporating such change in the Scope of Work.

6.9              Delay. For the purposes of Sections 6.2.1.1, 6.2.1.2, 6.7 and 6.8, the term “delay” shall include hindrances, disruptions or obstructions, or any other similar term in the industry and the resulting impact from such hindrances, disruptions or obstructions, including inefficiency, impact, ripple or lost production.

6.10          Contractor Obligation to Mitigate Delay. With respect to Sections 6.7 and 6.8, in no event shall Contractor be entitled to any adjustment to the Milestone Dates or any adjustment to the Guaranteed Maximum Price for that portion of delay to the extent Contractor could have taken, but failed to take, reasonable actions to mitigate such delay.

Article 7

Compensation AND PAYMENTS TO CONTRACTOR

7.1              Compensation. As compensation in full to Contractor for the full and complete performance of the Work and all of Contractor’s other obligations under this Agreement with respect to the Work, Owner shall pay and Contractor shall accept […***…]. The Compensation and Guaranteed Maximum Price are subject to adjustment only by Change Order as provided in provided in Article 6 and include all Taxes, costs, charges, and expenses of whatever nature applicable to the Work. For the avoidance of doubt, the Guaranteed Maximum Price does not include […***…].

7.2              Guaranteed Maximum Price. The sum of the Direct Costs of the Work, the Overhead Fee, and the Contractor’s Fee (excluding California sales and use tax per Section 7.1 above) is guaranteed by Contractor not to exceed […***…] (the “Guaranteed Maximum Price” or “GMP”), subject to additions and deductions by Change Order as provided in the Agreement. Notwithstanding anything to the contrary in this Agreement, (i) Contractor shall not charge and Owner shall not be required to pay any amounts which would otherwise be considered a part of the Compensation if such Work arises out of or relates to Contractor’s gross negligence or fault, or any amounts defined as a Disallowed Cost, and (ii) Contractor shall not charge and Owner shall not be required to pay any amounts in excess of the Guaranteed Maximum Price (which is subject to adjustment by Change Order as permitted in Article 6 of this Agreement).

7.3              Direct Costs to be Reimbursed. Owner shall reimburse Contractor for the Direct Costs of the Work in accordance with this Agreement. “Direct Costs of the Work” means the actual costs necessarily incurred by the Contractor in the proper performance of the Work. Such actual costs for labor shall be at rates not higher than those set forth in the Payment Schedule except with prior consent of the Owner, provided that the Hourly Rates shall only be subject to adjustment as the relevant union agreement(s) expires or as a matter of Change in Law. The Direct Costs of the Work shall include only the items set forth in this Section 7.3 and shall exclude (i) those items within the definition of Overhead Costs in Section 7.4 and (ii) those items within the definition of Contractor’s Fee in Section 7.5, but shall include those items within the definition of Affiliate Costs in Section 7.7. Where any cost is subject to the Owner’s prior approval, Contractor shall obtain this approval prior to incurring the cost.

7.3.1.      Labor Costs.

7.3.1.1.                        Owner shall pay the hourly rates for labor pursuant to Section 7.3.1.2 below (the “Hourly Rates”) at rates not higher than those set forth in the Payment Schedule for Contractor’s personnel and Affiliate Subcontractors’ personnel engaged in the Work. Owner shall also pay […***…].

7.3.1.2.                        Hourly Rates for union personnel shall be […***…].

Hourly Rates for non-union personnel shall be […***…].

Hourly Rates for […***…] shall be […***…].

The breakdown of the regular, taxable wages paid […***…], are attached to this Agreement as part of the Payment Schedule.

7.3.1.3.                        In addition to those items identified in Section 7.3.1.2 above, the Hourly Rates shall be […***…].

7.3.1.4.                        […***…]

7.3.1.5.                        Notwithstanding anything to the contrary, Hourly Rates shall only be subject to adjustment as […***…].

7.3.1.6.                        Owner will reimburse Contractor for any overtime approved in writing, being time expended in the performance of the Work exceeding the overtime thresholds established by the relevant union agreement(s) or, if no union agreements apply, the Applicable Law will govern.

7.3.1.7.                        Approval is required for any hours worked over forty (40) hours a week, and any hours worked on weekends.

7.3.1.8.                        Owner will reimburse Contractor for […***…].

7.3.2.      Subcontract Costs. Excluding Affiliate Subcontracts with Affiliate Subcontractors, payments made by Contractor to Subcontractors in accordance with the requirements of the Subcontracts.

7.3.3.      Costs of Materials, Consumables, and Equipment Incorporated in the Completed Construction. Costs, including transportation and storage, of materials and Equipment incorporated or to be incorporated in the completed construction and costs of such materials in excess of those actually installed to allow for reasonable waste and spoilage. Unused excess materials, if any, shall become the Owner’s property at the completion of the Work.

7.3.4.      Costs of Other Equipment, Temporary Utilities, Facilities and Related Items. Rental charges for temporary facilities, utilities, structures, furniture, machinery, equipment, form work, welding gases and electrodes, and hand tools not customarily owned by construction workers that are provided by Contractor at the Site and costs of transportation, installation, minor repairs, dismantling and removal thereof. Rates of Contractor-owned Construction Equipment are set forth in the Payment Schedule and the quantities and scheduling of such Construction Equipment shall be agreed upon with Owner in advance of any use at the Site. Owner shall not be responsible for reimbursing Contractor for any period of time in which Construction Equipment is not fully capable of performing Work (i.e., periods of repair or maintenance) or for storage of Construction Equipment that is not needed for the construction activities contemplated, unless agreed to by Owner. Construction Equipment is not fully capable of performing Work during mobilization, demobilization, erection and disassembly, and decontamination and washing of such Construction Equipment. Upon Owner’s request, Contractor shall support any invoiced amounts by providing documentation demonstrating that Construction Equipment was required to perform or support the Work scope, on-Site and fully capable of performing the Work.

7.3.5.      Costs of […***…].

7.3.6.      Debris Removal and Disposal. Costs of removal of debris from the Site and its proper and legal disposal.

7.3.7.      Stored Materials. Costs of materials and Equipment suitably stored off the Site at a mutually acceptable location, subject to the Owner’s prior approval.

7.3.8.      Taxes. Sales, use, gross receipts, value added or similar taxes imposed by a Governmental Instrumentality that are related to the Work and for which Contractor is liable, except for any California sales tax and value added tax paid directly by Owner.

7.3.9.      […***…].

7.3.10.  Third Party Services. Fees of third-party service providers including laboratories for tests required by this Agreement, except those related to nonconforming or Defective Work.

7.3.11.  […***…].

7.3.12.  […***…].

7.3.13.  […***…].

7.3.14.  Emergencies. Costs incurred in taking action to prevent threatened damage, injury or loss in case of an emergency affecting the safety of persons and property.

7.3.15.  […***…].

7.3.16.  Other. Other costs incurred in the performance of the Work if, and to the extent, approved in advance in writing by the Owner.

7.3.17.  […***…].

7.4              Overhead.

7.4.1.      […***…].

7.4.2.      Overhead Costs. The following costs shall be considered to be “Overhead Costs”: (i) estimating services and services relating to purchase of tools and consumables performed in the Contractor’s offices; (ii) wages and salaries (including all taxes, insurance and other items set forth in Section 7.3.1.2) for Contractor’s program management, supervisory, accounting and administrative personnel performed in Contractor’s offices off-Site; (iii) all other costs and expenses associated Contractor’s offices off-Site, including all office equipment and furniture, office supplies, computers, fax/copier/postage, telephone and set-up, printing, allowances, and travel expenses/auto/parking; (iv) all taxes, fees or levies paid or payable by Contractor, imposed by a Governmental Instrumentality, which are related to any of the Overhead Costs; and (v) all costs and expenses for the provision of insurance that Contractor is required to provide under this Agreement, including the premiums and other costs and expenses for Commercial General Liability Insurance, Workers’ Compensation Insurance, Employer’s Liability Insurance, Automobile Liability Insurance, and Umbrella Liability Insurance.

7.5              Contractor’s Fee. Contractor’s Fee shall be equal to […***…] (“Contractor’s Fee”).

7.6              Disallowed Costs. Notwithstanding anything to the contrary herein and subject to Contractor’s right to dispute such decision pursuant to Article 18, Contractor shall not be entitled to payment or compensation for any Disallowed Cost. “Disallowed Cost” means any cost, other than Direct Costs of the Work, which Owner, in good faith, decides:

7.6.1.      is not reasonable or is not necessarily incurred or paid by Contractor in accomplishing Work or was not properly and reasonably incurred by Contractor solely and exclusively in accordance with this Agreement;

7.6.2.      is not supported by Contractor’s accounts and records;

7.6.3.      incorrectly includes profit and/or an element of the Contractor’s Fee;

7.6.4.      incorrectly includes compensation elements provided for elsewhere in this Article 7 (to the extent such compensation elements are already covered by other portions of the Compensation hereunder);

7.6.5.      should not have been paid to Contractor or a Subcontractor or Sub-subcontractor in accordance with the express terms of the relevant purchase order, Subcontract, or Sub-subcontract;

7.6.6.      does not relate to the performance of the Work;

7.6.7.      was a cost for or in connection with:

7.6.7.1.                        any loss or damage for which Contractor is liable pursuant to this Agreement;

7.6.7.2.                        a consequence resulting from […***…] negligent acts, willful misconduct or breach by Contractor;

7.6.7.3.                        any expediting costs necessitated by […***…] negligence, willful misconduct or direct fault of Contractor to the extent such expediting costs are not offset by savings in reimbursable costs;

7.6.7.4.                        any third party liability of Contractor for which Owner is not liable to indemnify Contractor under this Agreement; or

7.6.7.5.                        any other loss or liability incurred by Contractor, other than deductibles, for which insurance has been obtained pursuant to this Agreement;

7.6.8.      is a cost that Contractor will recover from third parties or Project-specific insurance, or, using reasonable efforts, would have recovered under such insurance;

7.6.9.      is a cost of correcting […***…] Defects;

7.6.10.  is for resources that are in excess of that required for Work or that are not approved in writing;

7.6.11.  is a cost incurred in related to the settlement of any Disputes if Contractor is not the prevailing party;

7.6.12.  is payment under a purchase order which are payable by Owner separately under each such purchase order;

7.6.13.  is a cost incurred by Contractor in relation to the payment of any Delay Liquidated Damages or the discharge (whether by payment, set-off or otherwise) of any liability owed by Contractor to Owner or is otherwise a cost which this Agreement provides is to be payable by Contractor to Owner;

7.6.14.  is a cost consisting of the reimbursement by way of counter-indemnity or otherwise by Contractor of any sums paid by the any issuer of any bond or any other security provider;

7.6.15.  is a fine, penalty remediation cost or similar cost imposed on Contractor or a Subcontractor or Sub-subcontractor pursuant to or in consequence of any non-observance of any Applicable Law or Permit;

7.6.16.  are expenses relating to Contractor’s operating capital, including interest on Contractor’s capital employed in support of the Work; or

7.6.17.  is incurred because of any other risk or circumstance which was the cost, expense or to the account of Contractor, including Taxes and all other items to be borne by Contractor.

7.7              […***…].

7.8              Interim Payments.

7.8.1.      Payments. Progress payments shall be made by Owner to Contractor for the Direct Costs of the Work incurred during the applicable payment period, plus Contractor’s Fee owed (calculated as a percentage of the Direct Costs of the Work for the payment period), plus Overhead Fee owed (calculated as a percentage of the Direct Costs of the Work for the payment period), and in any event, based on the progress of the Work. Owner shall also reimburse applicable California sales and use Taxes in accordance with Article 8. Each payment shall be subject to Owner’s right to withhold payments under this Agreement. Payments shall be made in U.S. Dollars to an account(s) designated by Contractor.

7.8.2.      Mobilization Payment: No later than […***…] following […***…], Owner shall make a […***…] payment […***…] to Contractor (“Mobilization Payment”). The Mobilization Payment shall be […***…].

7.8.3.      Invoices. No later than five (5) Days after the end of each […***…] period, Contractor shall submit to Owner an Invoice for all Compensation earned during the previous […***…] period that includes (i) a detailed description of all Direct Costs of the Work incurred during such period, (ii) time sheets signed by Owner, on-site data reports, Subcontractor invoice information, and any other information reasonably requested by Owner for Owner to evaluate the Direct Costs of the Work (including all original documentation if requested by Owner), and (iii) and California sales and use Taxes incurred in the procurement of the Equipment in accordance with Article 8. All Invoices, other than the Invoice for final payment under this Agreement, shall be in the form of Schedule I-1, and shall include all documentation supporting the request for payment as required under this Agreement.

7.8.4.      Lien Waivers. Each Invoice received by Owner prior to Final Completion of the Project shall be accompanied by (i) fully executed Lien Waivers upon Progress Payment from Contractor in the forms of Schedule K-1 for all Work performed through the date for which payment is requested, (ii) fully executed Lien Waivers upon Progress Payment from each Major Subcontractor in the forms of Schedule K-1 for all Work performed through the date for which payment is requested and (iii) if requested by Owner, fully executed Lien Waivers upon Progress Payment from all Major Sub-subcontractors requested in substantially the forms of Schedule K-1 for all Work performed through the date for which payment is requested. Lien Waivers upon Progress Payment, however, shall not be required from Major Subcontractors or Major Sub-subcontractors until they have performed Work, and Major Subcontractors and Major Sub-subcontractors shall be required to submit additional Lien Waivers upon Progress Payment only if they have performed Work not covered by a previous Lien Waiver upon Progress Payment. Submission of all Lien Waivers upon Progress Payment is a condition precedent to payment of any Invoice.

7.8.5.      Review and Approval. Each Invoice shall be reviewed by Owner and, upon Owner’s reasonable request, Contractor shall furnish such supporting documentation and certificates and provide such further information as may be reasonably requested by Owner. Unless disputed by Owner, each Invoice (less any withholdings allowed under this Agreement) shall be due and […***…]. If an Invoice is disputed by Owner, then payment shall be made […***…] and the dispute shall be resolved pursuant to Article 18. Payment on disputed amounts […***…].

7.9              Final Completion and Final Payment. Upon Final Completion of the Project, Contractor shall, in addition to any other requirements in this Agreement for achieving Final Completion, including those requirements set forth in Section 1.1 for the definition of Final Completion, submit a fully executed final Invoice in the form attached hereto as Schedule I-2, along with (i) a statement summarizing and reconciling all previous Invoices, payments and Change Orders, (ii) an affidavit that all payrolls, Taxes, liens, charges, claims, demands, judgments, security interests, bills for Contractor-Supplied Equipment, and any other indebtedness connected with the Work have been paid, (iii) fully executed Lien and Claim Waivers upon Final Payment from Contractor in the forms of Schedules K-2 and K-4, (iv) fully executed Lien and Claim Waivers upon Final Payment from each Major Subcontractor in the forms of Schedules K-2 and K-5, (v) if requested by Owner, fully executed Final Lien and Claim Waivers upon Final Payment from each Major Sub-subcontractor in substantially the forms of Schedules K-2 and K-5, and (vi) a final accounting as set forth in Section 7.17. No later than thirty (30) Days after receipt by Owner of such final Invoice and all requested documentation and achieving Final Completion, Owner shall, subject to its rights to withhold payment under this Agreement, pay Contractor the remaining Compensation due under this Agreement and properly invoiced. Upon such payment, Contractor shall submit to Owner an unconditional fully executed Lien and Claim Waiver upon Final Payment in the form of Schedule K-3.

7.10          Payments Not Acceptance of Work. No payment made hereunder by Owner shall be considered as approval or acceptance of any Work by Owner or a waiver of any claim or right Owner may have hereunder. All payments shall be subject to correction or adjustment in subsequent payments.

7.11          Payments Withheld. In addition to disputed amounts set forth in an Invoice, any other rights under this Agreement, and any other rights at law or in equity, Owner may withhold payment on an Invoice or a portion thereof in an amount and to such extent as may be reasonably necessary to protect Owner from loss due to (i) Defective Work not remedied in accordance with this Agreement; (ii) any material breach by Contractor of any term or provision of this Agreement; (iii) Contractor’s failure to submit any schedule required under this Agreement in accordance with the Agreement (including Recovery Schedules, Corrective Work plans and CPM Schedules); (iv) the assessment of any fines or penalties against Owner as a result of Contractor’s failure to comply with Applicable Law or Applicable Codes and Standards; (v) amounts paid by Owner to Contractor in a preceding Month incorrectly or for which there was insufficient or inaccurate supporting information; (vi) Delay Liquidated Damages which Contractor owes; (vii) failure of Contractor to make payments to Subcontractors as required under their respective Subcontracts; (viii) any other costs or liabilities which Owner has incurred or will incur for which Contractor is responsible; (ix) liens or other encumbrances on all or a portion of the Site or the Work, which are filed by any Subcontractor, any Sub-subcontractor or any other Person acting through or under any of them, unless discharged by Contractor in accordance with this Agreement, excluding liens resulting from Owner’s failure to make undisputed payments to Contractor that are due and payable and for which Owner does not have a right to withhold in accordance with the payment terms of this Agreement; or (x) any other reason for which Owner is entitled to withhold payment as expressly set forth in this Agreement.

7.12          Interest on Late Payments. Any amounts not paid when due and payable hereunder shall […***…].

7.13          Payments During Default. Owner shall not be obligated to make any payments hereunder or release payments withheld, at any time in which (i) a Contractor Default shall have occurred and is continuing, or (ii) an event has occurred which, with the giving of notice or the passage of time, will constitute a Contractor Default.

7.14          Offset. Owner may, upon prior written notice to Contractor, offset any amount due and payable from Contractor to Owner against any amount due and payable to Contractor hereunder.

7.15          Payment of Amounts Withheld or Collected on the Letter of Credit. Owner shall pay Contractor the amount withheld or collected on the Letter of Credit if Contractor (i) pays, satisfies or discharges the applicable claim of Owner against Contractor under or by virtue of this Agreement and provides Owner with reasonable evidence of such payment, satisfaction or discharge, (ii) cures all such breaches and Defaults in the performance of this Agreement, or (iii) provides Owner with a bank guarantee, bond, or separate letter of credit reasonably satisfactory to Owner in the amount of the withheld payment. In the event Owner draws down or collects any amount on the Letter of Credit pursuant to this Section, and Contractor acts in accordance with either (i), (ii) or (iii) above so as to require payment from Owner, Contractor shall, within seven (7) Days of Owner’s payment to Contractor, restore the Letter of Credit to the amount the Letter of Credit had immediately prior to Owner’s collection on the Letter of Credit under this Section. Owner’s failure to withhold or draw down or collect against the Letter of Credit in the event of any of the circumstances described in this Section 7.15 shall not be deemed to be a waiver of any of Owner’s rights under this Agreement, including Owner’s right to withhold or draw down on the Letter of Credit at any time one of the circumstances in Section 7.11(i) through 7.11(ix) exists.

7.16          Conditions Precedent to Payment. It shall be a condition precedent to Contractor’s entitlement to receive any payment from Owner under this Agreement that Contractor has provided to Owner (i) the Parent Guarantee in accordance with Section 21.13, (ii) the insurance certificates for policies referenced in Section 10.1, and (iii) is maintaining the insurance policies in accordance with Section 10.1. Additionally, it shall be a condition precedent to Contractor’s entitlement to receive any payment from Owner under this Agreement after NTP that Contractor has provided to Owner the Letter of Credit in accordance with Section 10.2 and, if applicable, restored the Letter of Credit as required by Section 7.15.

7.17          […***…].

Article 8

Taxes

8.1              California Taxes. Contractor shall be responsible for timely paying all such Taxes as well as California sales and use taxes and California value-added taxes; provided, however, that California sales and use taxes and California value-added taxes are excluded from the GMP. Owner shall, in accordance with Article 7, reimburse Contractor for California sales and use taxes and California value-added taxes imposed on Contractor directly resulting from the procurement of any Equipment as well as any interest or penalties which may be imposed by a Governmental Instrumentality at any time on Contractor due to Owner’s failure to timely reimburse Contractor for such California sales and use taxes and California value-added taxes. Owner’s obligation shall survive termination or completion of the Agreement and shall end only upon the completion of any time period allowed for audit or investigation by applicable Governmental Instrumentalities. To the extent Owner timely reimburses Contractor for all such California sales and use taxes and California value-added taxes for Equipment, (1) Contractor shall release Owner of any further obligations for payment of such California sales and use taxes and California value-added taxes and (2) Contractor shall be responsible for the payment of any interest or penalties related to Contractor’s failure to timely pay such California sales and use taxes and California value-added taxes. Owner and Contractor will provide documents, information and data, make submission to Governmental Instrumentalities, and otherwise cooperate as reasonably necessary to minimize the amount of California sales and use taxes and California value-added taxes payable for the Equipment. In the event that Contractor is audited for California sales and use taxes or California value-added taxes for the Equipment, Contractor shall timely inform Owner of such audit, allow Owner to assist with audit strategy and, at Owner’s expense, allow Owner to take responsibility for defending the audit, protest or appeal based on mutually satisfactory arrangements. Contractor shall reasonably cooperate with Owner to assist in attempting to allocate local and district California sales and use taxes to the Site (which may include Contractor applying for a jobsite sub-permit), including reasonable assistance in causing local California sales and use taxes to be assigned to the Site rather than to Contractor’s (or any Subcontractor’s or Sub-subcontractor’s) regular place of business in California. Contractor will reasonably cooperate with any joint refund claim that Owner, or its agents, wishes to file for potentially overpaid California sales and use taxes or California value-added taxes up to a period of three (3) years after Substantial Completion or until the running of the applicable statute of limitations, whichever is longer. Notwithstanding the foregoing, if Owner presents Contractor with evidence that it has an abatement of such

California sales and use tax, then Contractor shall not invoice Owner for such tax, and Owner shall have no obligation to pay such tax.

Article 9

TITLE AND RISK OF LOSS

9.1              Title. Title to all or any portion of the Work (other than Work Product) shall pass to Owner upon the earlier of (i) payment by Owner therefor, (ii) delivery of the Work to the Site, or (iii) incorporation of such Work into the Project. Transfer of title to Work shall be without prejudice to Owner’s right to reject Defective Work, or any other right in the Agreement. Contractor warrants and guarantees that legal title to and ownership of the Work and the Project shall be free and clear of any and all liens, claims, security interests or other encumbrances when title thereto passes to Owner.

9.2              Risk of Loss. Notwithstanding passage of title as provided in Section 9.1 of this Agreement, Contractor shall have care, custody and control and bear the risk of loss to the Work and each component thereof (including all Owner-Supplied Items after delivery to the Site, and including unloading of all Equipment) until Substantial Completion of the Work occurs, provided that Owner shall bear risk of physical loss and damage to the Work to the extent the costs associated with such physical loss or damage exceeds the aggregate limits of the builder’s risk insurance to be obtained by Owner pursuant to Attachment O. Nothing in this Section 9.2 shall be interpreted to relieve Contractor of any of its other obligations or liabilities under this Agreement, including its obligations with respect to Warranties, Defective Work or Corrective Work.

Article 10

INSURANCE

10.1          Insurance.

10.1.1.  Provision of Insurance. The Parties shall provide the insurance as specified in Attachment O on terms and conditions stated therein.

10.1.2.  No Cancellation. All policies providing coverage hereunder shall contain a provision that at least thirty (30) Days’ prior written notice shall be given to the non-procuring Parties and additional insureds prior to cancellation, non-renewal or material change in the coverage with ten (10) Days’ notice prior to cancellation for non-payment of premium.

10.1.3.  Obligations Not Relieved. Anything in this Agreement to the contrary notwithstanding, the occurrence of any of the following shall in no way relieve Contractor from any of its obligations under this Agreement: (i) failure by Contractor to secure or maintain the insurance coverage required hereunder; (ii) failure by Contractor to comply fully with any of the insurance provisions of this Agreement; (iii) failure by Contractor to secure such endorsements on the policies as may be necessary to carry out the terms and provisions of this Agreement; (iv) the insolvency, bankruptcy or failure of any insurance company providing insurance to Contractor; (v) failure of any insurance company to pay any claim accruing under its policy; or (vi) losses by Contractor or any of its Subcontractors or Sub-subcontractors not covered by insurance policies.

10.1.4.  Failure to Provide Required Insurance. In the event that liability for any loss or damage is denied by the underwriter or underwriters in whole or in part due to the breach of said insurance by a procuring Party, or for any other reason attributable to such Party, or if either Party fails to maintain any of the insurance herein required, then the defaulting Party shall defend, indemnify and hold the other Party harmless against all losses which would otherwise have been covered by said insurance.

10.2          Irrevocable Standby Letter of Credit. Within forty-eight hours after Contractor receives evidence that an Automatic Clearing House directive has been issued to Contractor’s account for an amount equal to the Mobilization Payment, and as a condition precedent to Contractor’s right to receive any further payments, Contractor shall deliver to Owner an irrevocable standby letter of credit, naming Owner as beneficiary, in the amount of […***…] of the Guaranteed Maximum Price and in the form of Attachment AA, and issued and confirmed by a commercial bank in the United States of America with a long-term rating of at least Investment Grade (“Letter of Credit”). As used herein, “Investment Grade” means a rating of at least AA by Standard & Poor’s and at least Aa2 by Moody’s Investors Service. If at any time the rating of the commercial bank that issued the Letter of Credit falls below either of such ratings, Contractor shall replace the Letter of Credit within ten (10) Days with an equivalent instrument issued by a commercial bank in the United States of America meeting such rating requirements. Owner shall have the right to draw down on or collect against such Letter of Credit upon Owner’s demand in the event of a Default by Contractor or the owing by Contractor to Owner under this Agreement for Delay Liquidated Damages or any other liabilities, damages, losses, costs or expenses arising out of or relating to a breach of any obligation under this Agreement by Contractor or such Default. The amount drawn on the Letter of Credit shall not be greater than the amount that Owner, at the time of the drawing, reasonably and in good faith estimates is owed it under the Agreement for Delay Liquidated Damages, liabilities, damages, losses, costs or expenses or is necessary to remedy the Default or breach of the Agreement. In addition to the foregoing draw rights, (i) Owner shall also have the right to draw down on or collect against the Letter of Credit for all remaining funds in the Letter of Credit upon Owner’s demand if Contractor has not, prior to sixty (60) Days before the then current expiration date, delivered to Owner a replacement letter of credit substantially identical to the Letter of Credit and from a U.S. commercial bank meeting the requirements in this Section 10.2 and extending the expiration date for the shorter of (a) a period of one (1) year or (b) the expiration of the Defect Correction Period (i.e., the twelve (12) month period following Substantial Completion and any extension pursuant to Section 13.3.2), and (ii) Owner shall also have the right to draw down on or collect against the Letter of Credit for all remaining funds available under such Letter of Credit upon Owner’s demand if the issuing bank is no longer Investment Grade and Contractor has not, within the applicable time period set forth in this Section 10.2, delivered to Owner a replacement letter of credit substantially identical to the Letter of Credit from a U.S. commercial bank meeting the requirements set forth in this Section 10.2.

The amount of the Letter of Credit […***…].

The amount of the Letter of Credit […***…].

The Letter of Credit shall remain in full force and effect from the issuance of the Letter of Credit through the expiration of the Defect Correction Period for all Work, at which time the Letter of Credit will be returned to Contractor. No later than ten (10) Days following the expiration of the Defect Correction Period for all Work (i.e. the twelve (12) month period following Substantial Completion), Owner shall provide the commercial bank that issued the Letter of Credit with written notice of the expiration of the Defect Correction Period for all Work, unless, at the conclusion of this period, any of Contractor’s Work remains subject to an extended warranty pursuant to Section 13.3.2, in which case to the Letter of Credit shall reduce to an amount equal to one hundred twenty percent (120%) of the value of the Work remaining under the extended Defect Correction Period, and no later than ten (10) Days after expiration of such extended time, Owner shall provide the commercial bank that issued the Letter of Credit with written notice of the expiration of the Defect Correction Period for all Work. Partial drawings are permitted under the Letter of Credit.

10.3          Financial Statements and Material Adverse Change.

10.3.1.  Financial Statements. As and when Owner may reasonably request for a fiscal quarter or year-end financial statement, Contractor shall deliver to Owner available audited and unaudited consolidating and consolidated balance sheets of each of Contractor and Guarantor as of the end of such quarter or year-end, and the related consolidated statements of operations, income, cash flows, retained earnings and stockholders’ equity for such quarter or year, all of which shall be certified by the chief financial officer or equivalent officer of each of Contractor and Guarantor, subject to normal year-end audit adjustments. All financial statements delivered pursuant to this Section 10.3.1 shall be complete and correct in all material respects and shall be prepared in accordance with GAAP applied consistently throughout the periods reflected therein.

10.3.2.  Material Adverse Change. If at any time during the term of this Agreement, a Material Adverse Change shall occur, […***…]. “Material Adverse Change” for the purposes of this Section 10.3.2 […***…].

Article 11

OWNERSHIP OF DOCUMENTATION

11.1          Ownership of Work Product. Subject to Section 11.2, Owner and Contractor acknowledge that during the course of, and as a result of, the performance of the Work and prior work related to the Project done by Contractor for Owner, Contractor or its Subcontractors or Sub-subcontractors will create or have created for this Project certain written materials, plans, calculations, Drawings (including as-built Drawings), Specifications, Books and Records, computer files, or other tangible manifestations of Contractor’s efforts related to the Project (hereinafter individually or collectively referred to as “Work Product”). Work Product prepared by Contractor or its Subcontractors or Sub-subcontractors shall be “works made for hire,” and all rights, title and interest to the Work Product, including any and all copyrights in the Work Product, shall be owned by Owner irrespective of any copyright notices or confidentiality legends to the contrary which may have been placed in or on such Work Product by Contractor, its Subcontractors, Sub-subcontractors or any other Person. Contractor and its Subcontractors and Sub-subcontractors waive in whole all moral rights which may be associated with such Work Product. If, for any reason, any part of or all of the Work Product is not considered a work made for hire for Owner or if ownership of all right, title and interest in the Work Product shall not otherwise vest in Owner, then Contractor agrees, subject to Section 11.2, that such ownership and copyrights in the Work Product, whether or not such Work Product is fully or partially complete, shall be automatically assigned from Contractor to Owner without further consideration, and Owner shall thereafter own all right, title and interest in the Work Product, including all copyright interests.

11.2          License to Contractor’s Intellectual Property and Third Party Intellectual Property. As between Owner and Contractor, Contractor shall retain ownership of all proprietary intellectual property rights owned by Contractor and developed by it outside this Agreement or the FEED Verification Agreement (hereinafter referred to as “Contractor’s Intellectual Property”), regardless of whether such Contractor’s Intellectual Property is included in the Work Product, and nothing in Section 11.1 shall result in a transfer of ownership of any Contractor’s Intellectual Property or the proprietary intellectual property owned and developed by the Subcontractors, Sub-subcontractors or third parties for any project other than this Project (“Third Party Intellectual Property”). With respect to such Contractor’s Intellectual Property and Third Party Intellectual Property relating to the Work or the Project, Contractor hereby grants Owner an irrevocable, perpetual and royalty-free license (including with right to assign or sublicense its rights without consent to any of the Owner Indemnified Parties or to any purchaser of an interest in all or part of the Project or any contractors, suppliers or consultants of the Owner Indemnified Parties) to use, copy, modify, distribute, sell, make, offer for sale, transfer, publish, import, make derivative works and adapt such Contractor’s Intellectual Property and Third Party Intellectual Property for any purpose relating to the Project or the Work. All Subcontracts and Sub-subcontractors shall contain provisions consistent with this Section 11.2.

11.3          Return/Delivery of Certain Property. All Work Product, and all copies thereof, shall be returned or delivered to Owner upon the earlier of Substantial Completion of the Project or termination of this Agreement, except that Contractor may, subject to its confidentiality obligations set forth in Article 19, retain one record set of the Work Product. Contractor shall provide two (2) reproducible Drawings, where applicable; and two (2) sets (native and PDF files) of documents for those Drawings and Specifications generated using CAD.

11.4          Limitations on Use of Work Product. The Work Product, including all copies thereof, shall not be used by Contractor or its Subcontractors, Sub-subcontractors or any other Persons on any other project for a Person other than Owner without the prior written consent of Owner, provided that this Section 11.4 shall not limit or modify Contractor’s ownership rights in the Contractor’s Intellectual Property, or the ownership rights in the Third Party Intellectual Property, as set forth in Section 11.2.

11.5          Owner Provided Documents. All written materials, plans, drafts, specifications, computer files or other documents (if any) prepared or furnished by Owner, its Affiliates or any of Owner’s other consultants or contractors shall at all times remain the property of Owner, and Contractor shall not make use of any such documents or other media for any other project or for any other purpose than as set forth herein. All such documents and other media, including all copies thereof, shall be returned to Owner upon the earlier of Substantial Completion of the Project and termination of this Agreement, except that Contractor may, subject to its confidentiality obligations as set forth in Article 19, retain one record set of such documents or other media.

Article 12

COMPLETION

12.1          Notice and Requirements for Mechanical Completion. Mechanical Completion shall be achieved for the Project when the requirements of Mechanical Completion under this Agreement (including those set forth in the definition of Mechanical Completion under Section 1.1 and the Mechanical Completion checklists agreed by Owner and Contractor as described below) have been satisfied. No later than one hundred-eighty (180) Days after the NTP, Contractor shall provide to Owner for its review and approval detailed Mechanical Completion requirements, in the form of checklists, for the Work. Once approved by Owner, such Mechanical Completion checklists shall form a part of the requirements for achieving Mechanical Completion. Upon Mechanical Completion, Contractor shall certify to Owner in the form of Attachment L (“Mechanical Completion Certificate”) that all of the requirements under this Agreement for Mechanical Completion have occurred, including the completion of the requirements in the approved Mechanical Completion checklists.

12.2          Notice and Requirements for Substantial Completion. Contractor shall comply with all requirements for Substantial Completion herein, including as set forth in the definition of the term Substantial Completion under Section 1.1. Upon achieving all requirements under this Agreement for Substantial Completion, Contractor shall certify to Owner in the form of Attachment M (“Substantial Completion Certificate”) that all of the requirements under this Agreement for Substantial Completion have occurred. The Substantial Completion Certificate shall be accompanied by all other supporting documentation as may be required to establish that the requirements for Substantial Completion have been met.

12.3          Owner Acceptance of Mechanical Completion and Substantial Completion. Owner shall notify Contractor whether it accepts or rejects each Mechanical Completion Certificate or Substantial Completion Certificate, as the case may be, within fifteen (15) Days following Owner’s receipt thereof. All Work shall continue during pendency of Owner’s review. Acceptance of such Mechanical Completion Certificate or Substantial Completion Certificate shall be evidenced by Owner’s signature on such Mechanical Completion Certificate or Substantial Completion Certificate, which shall be forwarded to Contractor with such notice. If Owner agrees that Mechanical or Substantial Completion has been achieved as the case may be, the date of acceptance of Mechanical or Substantial Completion shall be the date the Mechanical or Substantial Completion certificate was submitted to Owner. If Owner does not agree that Mechanical Completion or Substantial Completion, as the case may be, has occurred, then Owner shall state the basis for its rejection in reasonable detail in a written notice provided to Contractor. The Parties shall thereupon promptly and in good faith confer and make all reasonable efforts to resolve such issue. In the event such issue is not resolved within ten (10) Business Days of the delivery by Owner of its notice, Owner and Contractor shall resolve the dispute in accordance with the dispute resolution procedures provided for under Article 18 herein. Owner’s acceptance shall not relieve Contractor of any of its obligations to perform the Work in accordance with the requirements of this Agreement.

12.4          Minimum Acceptance Criteria as a Condition of Substantial Completion. The Project shall achieve all Minimum Acceptance Criteria for the Project, as evidenced by the Performance Tests and as described in greater detail in this Section 12.4. The Performance Tests for determining whether the Project achieves the Minimum Acceptance Criteria are described in Attachment Q. Performance Tests and any repeat Performance Tests shall be performed as specified in Attachment Q. The Minimum Acceptance Criteria shall not include any performance guarantees of the Owner-Supplied Items, although Contractor will be responsible for proper erection and installation of the Owner-Supplied Items and supply of services and Contractor-Supplied Equipment to the Owner-Supplied Items in accordance with the manuals and instructions provided with the Owner-Supplied Items. Contractor shall evaluate, test, and as necessary, repair and modify the Existing Plant Equipment pursuant to Attachment A in accordance with the requirements of Section 3.1.2.

12.4.1.  Minimum Acceptance Criteria Not Achieved.

12.4.1.1.                    Subject to the terms of Section 12.4.1.2, in the event that the Project does not achieve all of the Minimum Acceptance Criteria, as evidenced by the Performance Tests, by the Guaranteed Substantial Completion Date, then (i) Substantial Completion shall not occur and (ii) the provisions of Section 14.2 shall apply. In addition to the foregoing, Contractor shall attempt for a period of ninety (90) Days (commencing on the date on which the Work or component thereof was shown, through the Performance Tests, to have failed to achieve one or more of the Minimum Acceptance Criteria) (“Minimum Acceptance Criteria Correction Period”) to correct the Work to enable the Work to achieve all of the Minimum Acceptance Criteria and otherwise achieve Substantial Completion. If the Work has not achieved the Minimum Acceptance Criteria and Substantial Completion upon the termination of the Minimum Acceptance Criteria Correction Period, then Owner may, in its sole discretion, either (i) grant Contractor an additional sixty (60) Days to correct the Work to enable the Work to achieve all of the Minimum Acceptance Criteria; or (ii) claim Contractor Default pursuant to Article 16. In the event that Owner claims such a Default, Owner shall be entitled to any and all damages, costs, losses and expenses to which Owner is entitled under Section  16.1.2. If, on the other hand, the Work has achieved all of the Minimum Acceptance Criteria and Substantial Completion during the Minimum Acceptance Criteria Correction Period (or during the additional sixty (60) Day period, should Owner elect that option), then Contractor shall be liable to Owner for all other damages, costs, losses and expenses to which Owner is entitled under Section  16.1.2.

12.4.1.2.                    If the failure of the Project to achieve the Minimum Acceptance Criteria is due to the Process Licensors or due to the failure of Owner-Supplied Items or Existing Plant Equipment that was not modified or repaired by Contractor, then (i) Contractor shall be entitled to a Change Order to the extent such failure is not due to the fault of Contractor or any of its Subcontractors or Sub-

subcontractors (including a failure related to Contractor’s installation of the Owner-Supplied Items or Contractor’s modification or repair of the Existing Plant Equipment), which shall include an extension to the applicable Milestone Dates to the extent allowed under Section 6.8, and (ii) Contractor and Owner shall agree on a work plan with respect to the number of Contractor personnel that will remain at the Site until the Minimum Acceptance Criteria are achieved.

12.5          Punchlist.

12.5.1.  Punchlist for Mechanical Completion. Prior to Mechanical Completion, Owner and Contractor shall inspect such Work. Contractor shall prepare a proposed Punchlist of items identified as needing to be completed or corrected as a result of such inspection. Contractor shall promptly provide the proposed Punchlist to Owner for its review and written approval, together with an estimate of the time necessary to complete or correct each Punchlist item. Contractor shall add to the proposed Punchlist any Punchlist items that are identified by Owner during its review, and Contractor shall immediately initiate measures to complete or correct, as appropriate, any item on Contractor’s proposed Punchlist that Owner in the exercise of its reasonable judgment, believes must be completed or corrected so that such Work will achieve Mechanical Completion. Upon Contractor’s completion or correction of any items necessary to achieve Mechanical Completion and Owner’s written approval of Contractor’s proposed Punchlist, as modified by any Owner additions, such Punchlist shall govern Contractor’s performance of the Punchlist items for the Work up to Substantial Completion.

12.5.2.  Punchlist for Substantial Completion. After Mechanical Completion and prior to Substantial Completion, Owner and Contractor shall inspect the Work, and Contractor shall prepare an updated and revised proposed Punchlist of items identified as needing to be completed or corrected as a result of such inspection. Contractor shall promptly provide the proposed, updated and revised Punchlist to Owner for its review and written approval, together with an estimate of the time necessary to complete or correct each Punchlist item. Contractor shall add to the proposed, updated and revised Punchlist any Punchlist items identified by Owner during its review, and Contractor shall immediately initiate measures to complete or correct, as appropriate, any item on Contractor’s proposed, updated and revised Punchlist or otherwise that Owner in the exercise of its reasonable judgment, believes must be completed or corrected to achieve Substantial Completion. Upon Contractor’s completion or correction of any items necessary to achieve Substantial Completion and Owner’s written approval of Contractor’s proposed Punchlist, as modified by any Owner additions, such Punchlist shall govern Contractor’s performance of the Punchlist items; provided, however, Contractor shall add to the Punchlist any items of a Punchlist nature that are discovered by Owner or Contractor prior to Final Completion of the Project, and further provided that the failure to include any items on the Punchlist shall not alter the responsibility of Contractor to complete all Work in accordance with the terms and provisions of this Agreement. All Work on the Punchlist shall be completed by the Guaranteed Final Completion Date, or Owner may, in addition to any other rights that it may have under this Agreement, at law or in equity, complete such Punchlist Work, which shall be charged against the GMP until the GMP is reached, and thereafter such costs shall be at the expense of Contractor. If Owner incurs any costs for the completion of such Punchlist Work in excess of the GMP, Contractor shall immediately pay Owner (directly, by offset, or by collection on the Letter of Credit, at Owner’s sole discretion), all reasonable costs and expenses incurred by Owner in excess of the GMP in performing such Punchlist Work. Upon Contractor’s request, Owner shall provide documentation identifying the costs and expenses to complete such Punchlist Work.

12.6          Notice and Requirements for Final Completion. Final Completion of the Project shall be achieved when all requirements for Final Completion under this Agreement, including those set forth in the definition of Final Completion under Section 1.1, have been satisfied. Upon Final Completion, Contractor shall certify to Owner in the form of Attachment N (“Final Completion Certificate”) that all of the requirements under this Agreement for Final Completion have occurred. Owner shall notify Contractor whether it accepts or rejects the Final Completion Certificate within fifteen (15) Days following Owner’s receipt thereof. Acceptance of such certificate shall be evidenced by Owner’s signature on such certificate, which shall be forwarded to Contractor with such notice and the date of acceptance of Final Completion shall be the date the Final Completion certificate was submitted to Owner (provided that Owner accepted the certificate). If Owner does not agree that Final Completion has occurred, then Owner shall state the basis for its rejection in reasonable detail in a written notice provided to Contractor. The Parties shall thereupon promptly and in good faith confer and make all reasonable efforts to resolve such issue. In the event such issue is not resolved within ten (10) Business Days of the delivery by Owner of its notice, Owner and Contractor shall resolve the dispute in accordance with the dispute resolution procedures provided for under Article 18; provided, however, if such deficiencies relate to the failure to complete Punchlist items, Owner may, in addition to any other rights that it may have under this Agreement, at law or in equity, complete such Punchlist Work in accordance with Section 12.5.

12.7          Partial Occupancy and Use. Prior to Contractor achieving Substantial Completion, Owner may occupy or use all or any portion of the Work then capable of functioning safely, provided that such occupancy or use is authorized by the applicable Governmental Instrumentalities. Immediately prior to such partial occupancy or use, Owner and Contractor shall jointly inspect the area to be occupied or portion of the Work to be used in order to determine and record the condition of the Work and all personnel and environmental safety aspects of the Work. Such occupancy or use shall not in any way release Contractor or any surety of Contractor from any obligations or liabilities pursuant to this Agreement, including the obligation to engineer, procure and construct a fully operational Project within the required times set forth in the Milestone Dates and otherwise in accordance with all requirements of this Agreement, nor shall such occupancy or use be deemed to be an acceptance by Owner of such portion of the Work. However, to the extent such occupancy or use causes delays to the Work of the Contractor, Contractor shall be entitled to an extension of time and an increase in the Contract Price due to such delay to the extent permitted in Section 6.8. Without limitation of the foregoing, but subject to Contractor’s right to seek an extension of time as described in this Section 12.7, Contractor shall be liable for any and all Delay Liquidated Damages for failing to achieve Substantial Completion as set forth in this Agreement, regardless of whether Owner is using or occupying a portion of the Work.

12.8          Long-Term Obligations. No acceptance by Owner of any or all of the Work or any other obligations of Contractor under this Agreement, including acceptance of Mechanical

Completion, Substantial Completion or Final Completion of the Project, nor any payment made hereunder, whether an interim or final payment, shall in any way release Contractor or any surety of Contractor from any obligations or liability pursuant to this Agreement. Nothing in this Article 12 shall in any way modify or alter Contractor’s obligations under Article 13 and Article 14.

Article 13

WARRANTY AND CORRECTION OF WORK

13.1          Warranty.

13.1.1.  General. The warranties set forth in this Article 13 (referred to individually as “Warranty” or collectively as “Warranties”) are in addition to any of the Minimum Acceptance Criteria set forth in this Agreement. Any Work, or component thereof, that is not in conformity with any Warranty is defective (“Defective”) and contains a defect (“Defect”).

13.1.2.  Contractor’s Warranty. Contractor hereby warrants that the Work, including Contractor-Supplied Equipment, and each component thereof shall be: (i) new or rebuilt, as applicable (and for all rebuilt Work, such Work is approved by Owner in advance), complete and of suitable grade for specified function and use; (ii) free from encumbrances to title, as set forth in greater detail in Section 9.1; (iii) free from defects in design, material and workmanship; (iv) in accordance with all requirements of this Agreement (including GECP, Applicable Law and Applicable Codes and Standards); (v) fit for the purposes specified in this Agreement; and (iv) composed and made of proven technology; provided however, Contractor does not warrant the Existing Plant Equipment (except for the improvements, alterations, or modifications made by Contractor to such Equipment) or Owner-Supplied Items (except that Contractor warrants its Work related to such Equipment such as unloading, storage, assembly, erection, and installation of the Owner-Supplied Items), provided further, however, this shall not be interpreted to relieve Contractor of its obligations to achieve the MAC.

13.1.3.  Assignment and Enforcement of Subcontractor Warranties. Contractor shall, without additional cost to Owner, obtain warranties from Subcontractors and Sub-subcontractors that meet or exceed the requirements of this Agreement; provided, however, Contractor shall not in any way be relieved of its responsibilities and liability to Owner under this Agreement, regardless of whether such Subcontractor or Sub-subcontractor warranties meet the requirements of this Agreement, as Contractor shall be fully responsible and liable to Owner for its Warranty pursuant to Section 13.1.2 and Corrective Work obligations, provided however, Corrective Work is included in the GMP (and paid as a Direct Costs of the Work) to the extent specified in this Agreement. All such warranties shall be deemed to run to the benefit of Owner and Contractor. On or prior to the expiration of the Defect Correction Period, Contractor shall assign to Owner any Subcontractor warranties that have warranty durations exceeding such Defect Correction Period. Such warranties, with duly executed instruments assigning the warranties to Owner, shall be enforceable by Owner upon the expiration of the Defect Correction Period. All warranties provided by any Subcontractor or Sub-subcontractor shall be in such form as to permit direct enforcement by Contractor or Owner against any Subcontractor or Sub-subcontractor whose warranty is called for, and Contractor agrees that: (i) Contractor’s Warranty, as provided under this Article 13 shall apply to all Work regardless of the provisions of any Subcontractor or Sub-subcontractor warranty, and such Subcontractor or Sub-subcontractor warranties shall be in addition to, and not a limitation of, such Contractor Warranty; (ii) Contractor is jointly and severally liable with such Subcontractor or Sub-subcontractor with respect to such Subcontractor or Sub-subcontractor warranty; and (iii) service of notice on Contractor that there has been a breach of a Subcontractor or Sub-subcontractor warranty shall be sufficient to invoke the terms of the instrument. This Section 13.1.3 shall not in any way be construed to limit Contractor’s liability under this Agreement for the entire Work or its obligation to enforce Subcontractor or Sub-subcontractor warranties.

13.1.4.  Exceptions to Warranty. The Warranty excludes remedy, and Contractor shall have no liability to Owner, for damage or defect occurring after Substantial Completion to the extent caused by: (i) normal wear and tear of the Work, (ii) Owner’s failure to maintain the Work in accordance with the written maintenance procedures delivered by Contractor to Owner; or (iii) Owner’s misuse of the Work.

13.2          Correction of Work Prior to Substantial Completion.

13.2.1.  General Rights. In addition to other obligations under this Agreement, if, prior to Substantial Completion, any Work is found to be Defective, Contractor shall promptly correct such Defective Work and any other portions of the Project damaged or affected by such Defective Work, whether by repair, replacement or otherwise as determined by Contractor after consultation with Owner. All Work shall be subject to inspection by Owner, Lender and either of their representatives at all times to determine whether the Work conforms to the requirements of this Agreement. Contractor shall furnish Owner, Lender and either of their representatives with access to all locations where Work is in progress, including locations not on the Site. If, in the judgment of Owner, any Work is Defective, Owner shall provide written notice to Contractor identifying and describing with reasonable specificity that portion of Work that Owner believes is Defective. Upon receipt of such written notice, Contractor shall promptly correct such Defective Work, whether by repair, replacement or otherwise as determined by Contractor after consultation with Owner. Subject to Contractor’s right to pursue a Dispute under Article 18, the decision of Owner shall be conclusive as to whether the Work is conforming or Defective, and Contractor shall comply with the instructions of Owner in all such matters while pursuing any such Dispute. If it is later determined that the Work was not Defective, then a Change Order shall be issued for Direct Costs of the Work and shall address any impact the repair or replacement may have had on the GMP and Milestone Dates. If Contractor fails, after a reasonable period of time not to exceed seven (7) Days, to repair or replace any Defective Work, or to commence to repair or replace any Defective Work and thereafter continue to proceed diligently to complete the same, then Owner, after providing three (3) Days’ notice to Contractor, may repair or replace such Defective Work; provided, however, if the Defective Work materially affects the operation or use of the Project, or presents an imminent threat to the safety or health of any Person, then Contractor shall commence to repair or replace the Defective Work within twenty four (24) hours after receipt of a written notice of such Defective Work, and thereafter continue to proceed diligently to complete the same.

13.2.2.  Hold Points and Witness Points.

13.2.2.1.                    Within one hundred twenty (120) Days after the first LNTP, Contractor shall submit to Owner for approval a list of hold points for each item of Contractor-Supplied Equipment and Contractor shall provide Owner with at least ten (10) Days’ prior written notice of the actual scheduled date of each of the tests for each such item of Contractor-Supplied Equipment listed therein. Contractor may not proceed with any such test without Owner either witnessing such test or notifying Contractor in writing that Contractor may proceed with such test without any Owner personnel present for such test.

13.2.2.2.                    With respect to shop testing of Contractor-Supplied Equipment by Subcontractors or Sub-subcontractors, Contractor shall provide Owner a proposed list of witness points for each such item of Contractor-Supplied Equipment for Owner’s review and prior written approval no later than fifteen (15) Days after placement of the applicable Subcontract or Sub-subcontract for such item of Contractor-Supplied Equipment, and Owner shall notify Contractor which of the witness points it wishes its personnel to witness. Contractor shall provide Owner with at least ten (10) Days’ prior written notice of the actual scheduled date of each of the tests Owner has indicated it wishes to witness. Contractor shall cooperate with Owner if Owner elects to witness any additional tests, and Contractor acknowledges that Owner shall have the right to witness all tests being performed in connection with the Work. Notwithstanding the foregoing, if Owner fails to witness any tests for which Contractor has provided the required notice under this Section 13.2.2.2, Contractor may proceed with conducting such tests.

13.2.2.3.                    Owner’s right of inspection set forth in this Section 13.2.2 applies only to witnessing of hold points and witness points for Work and shall not be construed to imply a limitation on Owner’s right to inspect any portion of the Work (including Contractor-Supplied Equipment) at any time in its sole discretion and in accordance with this Agreement.

13.2.3.  No Obligation to Inspect. Owner’s or Lender’s right to conduct inspections under Sections 13.2.1 and 13.2.2 shall not obligate Owner or Lender to do so. Neither the exercise of Owner or Lender of any such right, nor any failure on the part of Owner or Lender to discover or reject Defective Work shall be construed to imply an acceptance of such Defective Work or a waiver of such Defect.

13.2.4.  Cost of Disassembling. Subject to Section 13.2.1, the cost of disassembling, dismantling or making safe finished Work for the purpose of inspection, and reassembling such portions (and any delay associated therewith) shall be a Direct Cost of the Work.

13.3          Correction of Work After Substantial Completion. In addition to other obligations under this Agreement, if, during the Defect Correction Period, any Work performed by Contractor is found to be Defective, Contractor shall, on a reimbursable basis up to the GMP immediately and on an expedited basis (i) correct such Defective Work, whether by repair, replacement or otherwise, including determining the root cause of the Defective Work and undertaking the necessary work to properly remedy and eliminate such root cause and (ii) repair, clean up and remediate any portions of the Site or the Project damaged or affected by such Defective Work, whether by repair, remediation, replacement or otherwise (the “Corrective Work”). Corrective Work shall include “in and out” corrective work, which includes gaining access for correction, repair or replacement of any Work that has already been installed and requires the removal, disassembly, disconnection, installation, reassembly, reconnection or other physical handling of facilities, equipment, structures or other improvements owned, furnished or installed by Persons or entities other than Contractor. If Owner reasonably believes that any Work is Defective during the Defect Correction Period, Owner shall provide written notice within a reasonable period of time after Owner’s determination to Contractor of such Defect, stating the general nature of such Defect or the issue giving rise to Owner’s belief; provided that, such notice shall not be construed as a condition precedent to Contractor’s obligation to perform Corrective Work. Owner shall provide Contractor with access to the Project sufficient for Contractor to perform its Corrective Work, so long as such activities do not unreasonably interfere with the operation of the Project and subject to any reasonable security or safety requirements of Owner.

13.3.1.  Owner Right to Correct or Complete Defective Work. If Contractor fails to commence the Corrective Work (which commencement may include the detailed planning associated with the on-Site implementation of the Corrective Work) within a reasonable period of time not to exceed five (5) Days, or does not complete such Corrective Work on an expedited basis, then Owner, by written notice to Contractor, may (in addition to any other remedies that it has under this Agreement, at law or in equity) perform the Corrective Work, and Contractor shall be liable to Owner for all reasonable costs and expenses in excess of the GMP incurred by Owner in connection with such Corrective Work and arising out of or relating to such Defective Work and, if such costs exceed the GMP shall pay Owner (directly, by offset, or by collection on the Letter of Credit, at Owner’s sole discretion), an amount equal to such costs and expenses; provided, however, if such Defective Work materially affects the operation or use of any of the Project or presents an imminent threat to the safety or health of any Person and Owner knows of such Defective Work, Owner may (in addition to any other remedies that it has under this Agreement, at law or in equity) perform such Corrective Work without giving prior written notice to Contractor (provided that Owner shall advise Contractor of such action as soon as reasonably possible), and, in that event, such work shall be charged against the GMP until the GMP is reached, and thereafter such costs shall be at the expense of Contractor. If Owner incurs any costs for such work in excess of the GMP, Contractor shall immediately pay Owner (directly, by offset, or by collection on the Letter of Credit, at Owner’s sole discretion), all reasonable costs and expenses incurred by Owner in excess of the GMP in performing such Work. Upon Contractor’s request, Owner shall provide documentation identifying the costs and expenses to complete such Work.

13.3.2.  Extended Defect Correction Period for Corrective Work. With respect to any Corrective Work performed, the Defect Correction Period for such Corrective Work shall be extended for an additional one (1) year from the date of the completion of such Corrective Work; provided, however, in no event shall the Defect Correction Period for such Corrective Work be less than the original Defect Correction Period; and provided further, that the Defect Correction Period shall not extend more than six (6) months beyond the expiration of the original Defect Correction Period.

13.4          Owner-Supplied Items and Existing Plant Equipment. The foregoing notwithstanding, Contractor is not responsible to correct any Defect in the Owner-Supplied Items or in Existing Plant Equipment that does not arise out of or result from any act or omission of Contractor or any of its Subcontractors or Sub-subcontractors or relate to the Work performed by Contractor, except (i) as set forth in Section 3.24 or (ii) if such Defect relates to improvements, alterations, or modifications of the Existing Plant Equipment by Contractor.

13.5          Waiver of Implied Warranties. Except for any express warranties under this Agreement, the Parties hereby disclaim any and all other warranties, including the implied warranty of merchantability and implied warranty of fitness for a particular purpose.

13.6          Assignability of Warranties. The Warranties made in this Agreement shall be for the benefit of Owner and its successors and assigns and the respective successors and assigns of any of them, and are fully transferable and assignable.

Article 14

GUARANTEE OF TIMELY COMPLETION AND DELAY LIQUIDATED DAMAGES

14.1          Guarantee of Timely Completion. Contractor specifically acknowledges that time is of the essence in the performance of all of Contractor’s obligations under this Agreement.

14.2          Delay Liquidated Damages. If Substantial Completion occurs after the Guaranteed Substantial Completion Date (as may be adjusted by Change Order pursuant to the terms of this Agreement), Contractor shall pay to Owner the amounts listed in Attachment U per Day for each Day, or portion thereof, of delay until Substantial Completion occurs (the “Delay Liquidated Damages”).

14.3          […***…].

14.3.1.  […***…].

14.3.2.  […***…].

14.3.3.  […***…].

14.3.4.  […***…].

Article 15

REPRESENTATIONS

15.1          Contractor Representations. Contractor represents and warrants that:

15.1.1.  Corporate Standing. It is a corporation duly organized, validly existing and in good standing under the laws of California, is authorized and qualified to do business in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure to so qualify would have a material adverse effect on its financial condition, operations, prospects, taxes or business.

15.1.2.  No Violation of Law. It is not in violation of any Applicable Law or judgment entered by any Governmental Instrumentality, which violations, individually or in the aggregate, would affect its performance of any obligations under this Agreement. There are no legal or arbitration proceedings or any proceeding by or before any Governmental Instrumentality, now pending or (to the best knowledge of Contractor) threatened against Contractor that, if adversely determined, could reasonably be expected to have a material adverse effect on the financial condition, operations, prospects or business, as a whole, of Contractor, or its ability to perform under this Agreement.

15.1.3.  Licenses. It is the holder of all Permits required to permit it to operate or conduct its business now and as contemplated by this Agreement.

15.1.4.  No Breach. Neither the execution and delivery of this Agreement, nor the consummation of the transactions herein contemplated or compliance with the terms and provisions hereof will conflict with or result in a breach of, or require any consent under, the organizational documents of Contractor, or any Applicable Law or regulation, or any order, writ, injunction or decree of any court, or any agreement or instrument to which Contractor is a party or by which it is bound or to which it or any of its property or assets is subject, or constitute a default under any such agreement or instrument.

15.1.5.  Corporate Action. It has all necessary power and authority to execute, deliver and perform its obligations under this Agreement; the execution, delivery and performance by Contractor of this Agreement has been duly authorized by all necessary action on its part; and this Agreement has been duly and validly executed and delivered by Contractor and constitutes a legal, valid and binding obligation of Contractor enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or moratorium or other similar laws relating to the enforcement of creditors’ rights generally.

15.1.6.  Financial Solvency. It is financially solvent, able to pay all debts as they mature and possesses sufficient working capital to complete the Work and perform its obligations hereunder. Guarantor, guaranteeing the obligations of Contractor pursuant to Section 21.13 of this Agreement, is financially solvent, able to pay all debts as they mature, and possesses sufficient working capital to perform the guarantee required by Section 21.13.

15.2          Owner Representations. Owner represents and warrants that:

15.2.1.  Corporate Standing. It is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware, is qualified to do business in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify would have a material adverse effect on its financial condition, operations, prospects or business.

15.2.2.  No Violation of Law. It is not in violation of any Applicable Law, or judgment entered by any Governmental Instrumentality, which violations, individually or in the aggregate, would affect its performance of any obligations under this Agreement. There are no legal or arbitration proceedings or any proceeding by or before any Governmental Instrumentality, now pending or (to the best knowledge of Owner) threatened against Owner that, if adversely determined, could reasonably be expected to have a material adverse effect on the financial condition, operations, prospects or business, as a whole, of Owner, or its ability to perform under this Agreement.

15.2.3.  No Breach. Neither the execution and delivery of this Agreement, nor the consummation of the transactions herein contemplated or compliance with the terms and provisions hereof and thereof will conflict with or result in a breach of, or require any consent under, the organizational documents of Owner, any Applicable Law, any order, writ, injunction or decree of any court, or any agreement or instrument to which Owner is a party or by which it is bound or to which it or any of its property or assets is subject, or constitute a default under any such agreement or instrument.

15.2.4.  Corporate Action. It has all necessary power and authority to execute, deliver and perform its obligations under this Agreement; the execution, delivery and performance by Owner of this Agreement has been duly authorized by all necessary action on its part; and this Agreement has been duly and validly executed and delivered by Owner and constitutes a legal, valid and binding obligation of Owner enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or moratorium or other similar laws relating to the enforcement of creditors’ rights generally.

Article 16

DEFAULT, TERMINATION AND SUSPENSION

16.1          Default by Contractor.

16.1.1.  Owner Rights Upon Contractor Default. If Contractor shall at any time (i) fail to prosecute the Work in a diligent or safe manner; (ii) fail to commence the Work in accordance with the provisions of this Agreement; (iii) abandon the Project (provided that Contractor’s suspension of the Work in accordance with Section 16.4 shall not be deemed an abandonment of the Work); (iv) expressly repudiate any of its obligations under this Agreement; (v) fail to use an adequate amount or quality of personnel or Construction Equipment to perform and complete the Project without delay; (vi) be in Default pursuant to Sections 5.4.5, 6.1.3 or 21.6; (vii) fail to maintain insurance required under this

Agreement; (viii) fail to provide or maintain the Parent Guarantee in accordance with this Agreement; (ix) make changes to Key Personnel in violation of the provisions in Section 2.2; (x) fail to discharge liens filed by any Subcontractor or Sub-subcontractor as required under this Agreement; (xi) cause, by any action or omission, any material stoppage or delay of or interference with the work or operations of Owner or its other contractors or subcontractors; (xii) commit gross negligence or willful misconduct; (xiii) fail to make payment to Subcontractors in accordance with the respective Subcontracts; (xiv) disregard Applicable Law or Applicable Codes and Standards; (xv) materially fail to comply with any provision of this Agreement; (xvi) be in violation of Section 21.10; (xvii) fail to provide satisfactory security in the event of a Material Adverse Change in Contractor’s or Guarantor’s creditworthiness; (xviii) fail to achieve the Minimum Acceptance Criteria pursuant to this Agreement; (xix) have paid the maximum amount of Delay Liquidated Damages payable under Section 20.2.1; (xx) itself or Guarantor becomes insolvent, has a receiver appointed, makes a general assignment or filing for the benefit of its creditors or files for bankruptcy protection; or (xxi) as otherwise specified in this Agreement (each of the foregoing being a “Default”), then following Owner’s written notice to Contractor specifying the general nature of the Default (unless in the event of any of the items (i) through (xvii) or (xxi) above, Contractor cures such condition within seven (7) Days, or if the Default cannot be cured with the exercise of reasonable diligence within such seven (7) Days but Contractor has commenced corrective action and cures such condition within an additional fourteen (14) Days), Owner, at its sole option and, without prejudice to any other rights that it has under this Agreement, at law or in equity and, without further notice to Contractor, may (a) take such steps as are necessary to overcome the Default condition, in which case Contractor shall be liable to Owner for any and all costs, damages, losses and expenses (including all attorneys’ fees, consultant fees and litigation or arbitration expenses) incurred by Owner in connection therewith, (b) terminate for Default Contractor’s performance of all or any part of the Work, or (c) seek specific performance or interlocutory mandatory injunctive relief requiring performance of Contractor’s obligations, it being agreed by Contractor that such relief may be necessary to avoid irreparable harm to Owner. Guarantor’s failure to materially comply with any provisions of the Parent Guarantee shall be a Default under this Agreement.

16.1.2.  Additional Rights of Owner Upon Default Termination. In the event that Owner terminates this Agreement for Default in accordance with Section 16.1.1, then Owner may, at its sole option, (i) enter onto the Site and any other locations where the Work is being performed and, for the purpose of completing the Work, take possession of all Equipment and Work Product intended to be made a permanent part of the Work, documents, information, Books and Records and other items thereon, (ii) take assignment of any or all of the Subcontracts or Sub-subcontracts, or (iii) either itself or through others complete the Work. In addition, if any Equipment which is intended to be made part of the permanent Work is located off the Site, Contractor shall deliver such Equipment to Owner or, at Owner’s option, make arrangements for Owner to take possession of such Equipment at its present off-Site location. Contractor’s liability under this Section 16.1.2 is in addition to any other liability provided for under this Agreement and Owner shall have the right and authority to set off against and deduct from any such excess due Contractor by Owner any other liability of Contractor to Owner under this Agreement. Owner agrees to act reasonably to mitigate any costs it might incur in connection with any termination for Default. In the event of a termination for Default, the Parties agree that Owner shall be entitled to any and all damages, losses, costs and expenses incurred by Owner arising out of or resulting from such Default, including any and all Delay Liquidated Damages. If Contractor is terminated for Default pursuant to Section 16.1, the Parties agree that, for the purposes of this Section 16.1.2, if Substantial Completion was not achieved by Contractor prior to such termination, Delay Liquidated Damages owed by Contractor to Owner shall be based on the date that the substitute contractor achieved Substantial Completion (or using GECP should have achieved Substantial Completion) subject to Contractor’s aggregate limit of liability for Delay Liquidated Damages in Section 20.2.1.

16.1.3.  Erroneous Termination for Default. If any termination for Default by Owner is found to be not in accordance with the provisions of this Agreement or is otherwise deemed to be unenforceable, then such termination for Default shall be deemed to be a termination for convenience as provided in Section 16.2.

16.1.4.  Obligations Upon Default Termination. Upon termination for Default, Contractor shall (i) immediately discontinue Work on the date and to the extent specified in the notice; (ii) place no further orders for Subcontracts, Equipment, or any other items or services except as may be necessary for completion of such portion of the Work as is not discontinued; (iii) inventory, maintain and turn over to Owner all Contractor-Supplied Equipment furnished by Contractor or any other equipment or other items provided by Owner for performance of the terminated Work (including the Owner-Supplied Items); (iv) promptly make every reasonable effort to procure assignment or cancellation upon terms satisfactory to Owner of all Subcontracts, Sub-subcontracts and rental agreements to the extent they relate to the performance of the Work that is discontinued; (v) cooperate with Owner in the transfer of Work Product, including Drawings and Specifications, Permits, licenses and any other items or information and disposition of Work in progress so as to mitigate damages; (vi) comply with other reasonable requests from Owner regarding the terminated Work; (vii) thereafter execute only that portion of the Work not terminated (if any) and that portion of the Work as may be necessary to preserve and protect Work already in progress and to protect Equipment at the Site or in transit thereto, and to comply with any Applicable Law and any Applicable Codes and Standards; and (viii) perform all other obligations set forth under Section 16.2.1.

16.2          Termination for Convenience by Owner.

16.2.1.  Owner Rights to Terminate for Convenience. Owner shall have the right to terminate for convenience Contractor’s performance of all or any part of the Work by providing Contractor with a written notice of termination, to be effective upon receipt by Contractor. Upon termination for convenience, Contractor shall (i) immediately discontinue the Work on the date and to the extent specified in such notice, (ii) place no further orders for Subcontracts, Equipment, or any other items or services except as may be necessary for completion of such portion of the Work as is not discontinued, (iii) promptly make every reasonable effort to procure cancellation upon terms satisfactory to Owner of all Subcontracts, Sub-subcontracts and rental agreements to the extent they relate to the performance of the Work that is discontinued unless Owner elects to take assignment of any such Subcontracts or Sub-subcontracts, (iv) assist Owner in the maintenance, protection, and disposition of Work in progress, including turning over to Owner all Contractor-Supplied Equipment and Owner-Supplied Items relating to the terminated Work, (v) cooperate with Owner for the efficient transition of the Work, (vi) cooperate with Owner in the transfer of Work Product, including Drawings and Specifications, Permits, licenses and any other items or information and disposition of Work in progress, and (vii) thereafter execute only that portion of the Work not terminated (if any) and that portion of the Work as may be necessary to preserve and protect Work already in progress and to protect Equipment at the Site or in transit thereto, and to comply with any Applicable Law and Applicable Codes and Standards. Owner may, at its sole option, take assignment of any or all of the Subcontracts or Sub-subcontracts.

16.2.2.  Obligations of Owner upon Convenience Termination. Upon a convenience termination by Owner in accordance with Section 16.2.1, Contractor shall be paid (i) the reasonable value of the Work performed (the basis of payment being based on the terms of this Agreement, less any down payments, if any, made under this Agreement) prior to termination, less that portion of the Compensation previously paid to Contractor, plus (ii) reasonable direct close-out costs incurred directly associated with the termination (including Contractor’s markup for overhead and profit consistent with the Overhead Fee and the Contractor’s Fee), and submitted in accordance with this Section, but in no event shall Contractor be entitled to receive any amount for unabsorbed overhead, contingency, risk or anticipatory profit. Contractor shall submit all reasonable direct close-out costs to Owner for verification and audit within sixty (60) Days following the effective date of termination. If no Work has been performed by Contractor at the time of termination, Contractor shall be paid the sum of one hundred U.S. Dollars (U.S.$100) for its undertaking to perform. If NTP is not issued, Owner shall not be liable for any cancellation charges except as may be expressly set forth in an authorized LNTP. With respect to the Mobilization Payment, the Parties recognize and agree that the amount and timing of such payment has been determined in part to provide a mutually agreeable cash flow to Contractor and does not necessarily represent the value of the Work performed under this Agreement. As such, in the event of a termination for convenience, Contractor shall not be entitled to the full compensation for the Mobilization Payment but instead shall be entitled to the value of the Work actually performed.

16.3          Suspension of Work. Owner may, for any reason, at any time and from time to time, by written unilateral or mutual Change Order, suspend the carrying out the Work or any part thereof, whereupon Contractor shall suspend the carrying out of such suspended Work for such time or times and in such manner as Owner may require and shall take reasonable steps to minimize any costs associated with such suspension. During any such suspension, Contractor shall properly protect and secure such suspended Work in such manner as Owner may reasonably require. Unless otherwise instructed by Owner, Contractor shall during any such suspension maintain its staff and labor on or near the Site and otherwise be ready to proceed expeditiously with the Work upon receipt of Owner’s further instructions. Except where such suspension ordered by Owner is the result of or due to the fault or negligence of Contractor or any Subcontractor or Sub-subcontractor, Contractor shall be entitled to the reasonable costs (including actual, but not unabsorbed, overhead, contingency, risk and reasonable profit consistent with the Overhead Fee and Contractor’s Fee) of such suspension, including demobilization and remobilization costs, if necessary, along with appropriate supporting documentation to evidence such costs, and a time extension to the

Guaranteed Substantial Completion Date if and to the extent permitted under Section 6.8. Upon receipt of notice to resume suspended Work, Contractor shall immediately resume performance of the Work to the extent required in the notice. In no event shall Contractor be entitled to any additional profits or damages due to such suspension.

16.4          Suspension by Contractor. Notwithstanding anything to the contrary in this Agreement, Contractor shall have the responsibility at all times to prosecute the Work diligently and shall not suspend, stop or cease performance hereunder or permit the prosecution of the Work to be delayed; provided, however, […***…].

16.5          Termination by Contractor. Contractor may only terminate this Agreement if […***…].

Article 17

INDEMNITIES

17.1          General Indemnification. In addition to its indemnification, defense and hold harmless obligations contained elsewhere in this Agreement, Contractor shall fully indemnify, hold harmless and defend Owner Indemnified Parties from any and all Claims arising out of the following:

17.1.1.  failure of Contractor or its Subcontractors or Sub-subcontractors to comply with Applicable Law, Applicable Codes and Standards, GECP, or safety requirements under this Agreement;

17.1.2.  actual or alleged violation or infringement of any domestic or foreign patents, copyrights or trademarks or other intellectual property, or any misappropriation or improper use of confidential information or other proprietary rights that may be attributable to Contractor or any Subcontractor or Sub-subcontractor in connection with the Work;

17.1.3.  actual or alleged contamination, spill, release, discharge, pollution or otherwise of the air, land or water arising out of acts or omissions of Contractor’s or any Subcontractor’s or Sub-subcontractor’s use, handling or disposal of Hazardous Materials during the performance of the Work and any environmental damage of any other nature to the extent resulting from failure by Contractor or any of its Subcontractors or Sub-subcontractors to stop Work after encountering Pre-Existing Hazardous Materials at the Site as required under Section 3.17 or the acts or omissions of Contractor or its Subcontractors or Sub-subcontractors during the performance of the Work subject to the terms of Section 3.18;

17.1.4.  claims by any Governmental Instrumentality as a result of a failure by Contractor or any Subcontractor or Sub-subcontractor to pay Taxes, and claims by a Governmental Instrumentality for California state or local sales and use tax on Equipment for which Owner provided Contractor with a valid applicable California state and local sales and use tax exemption certificate or direct pay exemption certificate;

17.1.5.  failure of Contractor to make payments to any Subcontractor in accordance with the respective Subcontract;

17.1.6.  injury to, illness or death of any Person, or loss of or damage to any property of any Person, to the extent arising out of, related to or resulting from the negligence, gross negligence or willful misconduct of any Contractor Indemnified Party, any Subcontractor or Sub-subcontractor or any employee, officer, director or agent of any Subcontractor or Sub-subcontractor;

17.1.7.  any failure of Contractor to maintain insurance coverages in accordance with this Agreement; or

17.1.8.  any breach by Contractor of its confidentiality obligations under Article 19.

17.2          Owner’s Indemnity for Personal Injury and Property Damage. Subject to Section 3.17, Owner shall fully indemnify, hold harmless and defend Contractor Indemnified Parties from and against any and all Claims arising out of personal injury or death of any Person or damage to or destruction of property of any Person (excluding the Work, the Project and the Construction Equipment) to the extent arising out of, related to or resulting from the negligence, gross negligence or willful misconduct of any Owner Indemnified Party.

17.3          Patent and Copyright Indemnification. In the event that any suit, claim, temporary restraining order or preliminary injunction is granted in connection with Section 17.1.2, Contractor shall, in addition to its obligation under Section 17.1.2, make every reasonable effort, by giving a satisfactory bond or otherwise, to secure the suspension of the injunction or restraining order. If, in any such suit or claim, the Work, the Project, or any part, combination or process thereof, is held to constitute an infringement and its use is preliminarily or permanently enjoined, Contractor shall promptly make every reasonable effort to secure for Owner a license, at no cost to Owner, authorizing continued use of the infringing Work on the same terms and conditions as the license granted to Owner under Section 11.2. If Contractor is unable to secure such a license within a reasonable time, Contractor shall, at its own expense and without impairing performance requirements, either replace the affected Work, in whole or part, with non-infringing components or parts or modify the same so that they become non-infringing. The foregoing notwithstanding, Contractor or its Subcontractors shall not be responsible to indemnify Owner to the extent an infringement claim is caused: (i) by Work, materials, goods or services for which Owner provided and controlled the detailed design and wherein compliance therewith has caused Contractor to deviate from its normal course or performance; or (ii) from Owner’s use of the Work in combination with equipment which is not part of the Work where such infringement would not have occurred from the use of the Work not in combination with such equipment, and, in each case, Contractor is not a contributory infringer.

17.4          Excluded Claims. Contractor shall have no obligation to defend or indemnify Owner for Excluded Claims. “Excluded Claims” are Section 17.1.2 claims resulting from: (i) Owner’s or Owner’s Affiliates’ designs or specifications that were not performed by Contractor as part of the Work, such as the design and procurement of Owner-Supplied Items and Existing Plant Equipment (except to the extent set forth in Section 3.1.2); (ii) Owner’s alteration or modification of the Work Product without Contractor’s approval or involvement, and the alleged infringement would not have occurred but for such alteration or modification; (iii) Owner’s combination of the Work Product with another product(s) not furnished by Contractor, except to the extent Contractor is a contributory infringer; or (iv) Owner or any Owner Affiliate settles an Intellectual Property Claim in violation of Section 17.6. Owner shall indemnify, defend and hold Contractor harmless from and against any damages, costs or expenses incurred in Contractor having to defend any Excluded Claim (other than one arising under clause (iv) hereof) to the same extent and in the same manner as provided in this section for Intellectual Property Claims for which Contractor is obligated to indemnify Owner. Contractor’s obligation to indemnify Owner under this Article 17 shall be effective only if Owner gives Contractor prompt written notice in accordance with Section 17.6 after Owner knew of such Intellectual Property Claim or liability and provides information and assistance for the defense of any Intellectual Property Claim or liabilities for which Owner seeks indemnification hereunder in accordance with Section 17.6.

17.5          Lien Indemnification. Should any Subcontractor or Sub-subcontractor or any other Person acting through or under Contractor or any Subcontractor or Sub-subcontractor file a lien or other encumbrance against all or any portion of the Work, the Site or the Project, excluding liens resulting from Owner’s failure to make undisputed payments to Contractor that are due and payable and for which Owner does not have a right to withhold in accordance with Section 7.11, Contractor shall, at its sole cost and expense, remove and discharge, by payment, bond or otherwise, such lien or encumbrance within ten (10) Days of the filing of such lien or encumbrance. If Contractor fails to remove and discharge any such lien or encumbrance within such ten (10) Day period, then Owner may, in its sole discretion and in addition to any other rights that it has under this Agreement, at law or equity, take any one or more of the following actions:

17.5.1.  Remove and discharge such lien and encumbrance using whatever means that Owner, in its sole discretion, deems appropriate, including the payment of settlement amounts that it determines in its sole discretion as being necessary to discharge such lien or encumbrance. In such circumstance, Contractor shall be liable to Owner for all damages, costs, losses and expenses (including all attorneys’ fees, consultant fees and litigation or arbitration expenses, and settlement payments) incurred by Owner arising out of or relating to such removal and discharge. All such damages, costs, losses and expenses shall be paid by Contractor no later than thirty (30) Days after receipt of each invoice from Owner;

17.5.2.  Seek and obtain an order granting specific performance from a court of competent jurisdiction, requiring that Contractor immediately discharge and remove, by bond, payment or otherwise, such lien or encumbrance. The Parties expressly agree that Owner shall be entitled to such specific performance and that Contractor shall be liable to Owner for all damages, costs, losses and expenses (including all attorneys’ fees, consultant fees and litigation or arbitration expenses) incurred by Owner arising out of or relating to such specific performance action. Contractor agrees that the failure to discharge and remove any such lien or encumbrance will give rise to irreparable injury to Owner and Owner’s Affiliates, and further, that Owner and such Owner Affiliates will not be adequately compensated by damages; or

17.5.3.  Conduct the defense of any action in respect of (and any counterclaims related to) such liens or encumbrances as set forth in Section 17.6, without regard to Contractor’s rights under such Section, and all damages, costs and expenses (including all attorneys’ fees, consultant fees and litigation or arbitration expenses, settlement payments and judgments) so incurred by Owner in that event shall be reimbursed by Contractor, together with interest on same from the date any such cost and expense was paid by Owner until reimbursed by Contractor at the interest rate set forth in Section 7.12.

17.6          Legal Defense. Not later than fifteen (15) Days after receipt of written notice from the Indemnified Party to the Indemnifying Party of any claims, demands, actions or causes of action asserted against such Indemnified Party for which the Indemnifying Party has indemnification, defense and hold harmless obligations under this Agreement, whether such claim, demand, action or cause of action is asserted in a legal, judicial, arbitral or administrative proceeding or action or by notice without institution of such legal, judicial, arbitral or administrative proceeding or action, the Indemnifying Party shall affirm in writing by notice to such Indemnified Party that the Indemnifying Party will indemnify, defend and hold harmless such Indemnified Party and shall, at the Indemnifying Party’s own cost and expense, assume on behalf of the Indemnified Party and conduct with due diligence and in good faith the defense thereof with counsel selected by the Indemnifying Party and reasonably satisfactory to such Indemnified Party; provided, however, that such Indemnified Party shall have the right to be represented therein by advisory counsel of its own selection, and at its own expense; and provided further that if the defendants in any such action or proceeding include the Indemnifying Party and an Indemnified Party and the Indemnified Party shall have reasonably concluded that there may be legal defenses available to it which are different from or additional to, or inconsistent with, those available to the Indemnifying Party, such Indemnified Party shall have the right to select up to one separate counsel to participate in the defense of such action or proceeding on its own behalf at the expense of the Indemnifying Party. In the event of the failure of the Indemnifying Party to perform fully in accordance with the defense obligations under this Section 17.6, such Indemnified Party may, at its option, and without relieving the Indemnifying Party of its obligations hereunder, so perform, but all damages, costs and expenses (including all attorneys’ fees, consultant fees and litigation or arbitration expenses, settlement payments and judgments) so incurred by such Indemnified Party in that event shall be reimbursed by the Indemnifying Party to such Indemnified Party, together with interest on same from the date any such cost and expense was paid by such Indemnified Party until reimbursed by the Indemnifying Party at the interest rate set forth in Section 7.12.

17.7          Enforceability.

17.7.1.  The indemnity, defense and hold harmless obligations for personal injury, illness or death or property damage under this Agreement shall apply regardless of whether the Indemnified Party was concurrently negligent (whether actively or passively), it being agreed by the Parties that in this event, the Parties’ respective liability or responsibility for such damages, losses, costs and expenses under this Agreement shall be determined in accordance with the principles of comparative negligence.

17.7.2.  In the event that any indemnity provisions in this Agreement are contrary to the law governing this Agreement, then the indemnity obligations applicable hereunder shall be applied to the maximum extent allowed by Applicable Law. Each Party acknowledges specific payment of ten and no/100 U.S. Dollars (U.S.$10.00) as legal consideration for the indemnity obligations as may be provided in this Agreement.

Article 18

DISPUTE RESOLUTION

18.1          Arbitration. If any dispute arises out of, results from, or relates to this Agreement which the Parties are unable to settle amicably within fifteen (15) Days after the dispute arises (or such longer period as may be agreed upon by the Parties in writing), then the Parties agree that such dispute shall be decided by binding arbitration in Los Angeles County, California. Unless otherwise agreed by the Parties, the arbitration shall be administered in Los Angeles before one (1) arbitrator who shall be a retired judge admitted to practice law in the State of California. The arbitration shall be administered by Judicial Arbitration & Mediation Services, Inc (“JAMS”), or any like organization successor thereto, pursuant to its Streamlined Arbitration Rules and Procedures (the “Rules”). The arbitrator shall determine the rights and obligations of the Parties according to the substantive law of the state of California, excluding its conflict of law principles, as would a court for the state of California; provided, however, the law applicable to the validity of the arbitration clause, the conduct of the arbitration, including resort to a court for provisional remedies, the enforcement of any award and any other question of arbitration law or procedure shall be the Federal Arbitration Act, 9 U.S.C.A. § 2. The arbitration award shall be final and binding, in writing, signed by the arbitrator or all of the arbitrators (as applicable), and shall state the reasons upon which the award thereof is based. The Parties agree that judgment on the arbitration award may be entered by any court having jurisdiction thereof. The prevailing Party in any action or proceeding shall be entitled to recover from the other Party all of its reasonable costs and expenses incurred in connection with such action or proceeding including reasonable legal fees and costs at arbitration.

18.2          Continuation of Work During Dispute. Notwithstanding any Dispute, it shall be the responsibility of Contractor to continue to prosecute all of the Work diligently and in a good and workmanlike manner in conformity with this Agreement. Except to the extent provided in Sections 16.4 and 16.5, Contractor shall have no right to cease performance hereunder or to permit the prosecution of the Work to be delayed. Owner shall, subject to its right to withhold or offset amounts pursuant to this Agreement, continue to pay Contractor undisputed amounts in accordance with this Agreement; provided, however, in no event shall the occurrence of any negotiation, arbitration or litigation prevent or affect Owner from exercising its rights under this Agreement, at law or in equity, including Owner’s right to terminate pursuant to Article 16.

Article 19

CONFIDENTIALITY

19.1          Contractor’s Obligations. Contractor hereby covenants and warrants that Contractor and its employees, officers, directors and agents shall not (without in each instance obtaining Owner’s prior written consent) disclose, make commercial or other use of, or give or sell to any Person any of the following information: (i) any Work Product other than to Subcontractors or Sub-subcontractors as necessary to perform the Work or (ii) any other proprietary, sensitive or non-public information which relates to the technical processes, operating or maintenance methodologies, business, products, services, research or development, actual or potential clients or customers, financing of the Project, designs, methods, discoveries, trade secrets, research, development or finances of Owner or any Affiliate of Owner, or relating to similar information of a third party who has entrusted such information to Owner or any Affiliate of Owner (hereinafter individually or collectively, “Owner’s Confidential Information”). Prior to disclosing any information in subpart (i) of this Section 19.1 to any Subcontractor or Sub-subcontractor necessary to perform the Work, Contractor shall bind such Subcontractor or Sub-subcontractor to the confidentiality obligations contained in this Section 19.1. Contractor agrees to be responsible for any breach of this Section 19.1 by any Subcontractor or Sub-subcontractor. Nothing in this Section 19.1 or this Agreement shall in any way prohibit Contractor or any of its Subcontractors or Sub-subcontractors from making commercial or other use of, selling, or disclosing any of their respective Contractor’s Intellectual Property or Third Party Intellectual Property. In addition to the foregoing, neither Contractor nor any of its employees, officers, directors and agents shall disclose the existence or terms of this Agreement in any regulatory filing with the Securities and Exchange Commission unless required by Applicable Law, and provided that, prior to any such disclosure, Contractor shall give Owner reasonable notice of the information required to be disclosed and shall provide Owner with an opportunity to take appropriate steps Owner believes are necessary to protect the confidentiality or proprietary nature of this Agreement, and Contractor agrees to furnish only that portion of the information regarding this Agreement that Contractor is legally required to furnish.

19.2          Owner’s Obligations. Owner hereby covenants and warrants that Owner and its employees and agents shall not (without in each instance obtaining Contractor’s prior written consent) disclose, make commercial or other use of, or give or sell to any Person any pricing methodologies or pricing information relating to the Work, including the Equipment, which is conspicuously marked and identified in writing as confidential by Contractor (hereinafter individually or collectively, “Contractor’s Confidential Information”). The Parties agree that Owner may disclose Contractor’s Confidential Information to its other contractors involved in the Project, Affiliates, underwriters, a bona fide prospective purchaser of all or a portion of Owner’s or any of its Affiliates’ assets or ownership interests, a bona fide prospective assignee of all or a portion of Owner’s interest in this Agreement, Lender and their representatives or rating agencies, provided that Owner agrees to be responsible for any breach of this Section 19.2 by any such Persons.

19.3          Definitions. The term “Confidential Information” shall mean one or both of Contractor’s Confidential Information and Owner’s Confidential Information, as the context requires. The Party having the confidentiality obligations with respect to such Confidential Information shall be referred to as the “Receiving Party,” and the Party to whom such confidentiality obligations are owed shall be referred to as the “Disclosing Party.”

19.4          Exceptions. Notwithstanding Sections 19.1 and 19.2, Confidential Information shall not include: (i) information which at the time of disclosure or acquisition is in the public domain, or which after disclosure or acquisition becomes part of the public domain without violation of Article 19; (ii) information which at the time of disclosure or acquisition was already in the possession of the Receiving Party or its employees or agents and was not previously acquired from the Disclosing Party or any of its employees or agents directly or indirectly; (iii) information which the Receiving Party can show was acquired by such entity after the time of disclosure or acquisition hereunder from a third party without any confidentiality commitment if, to the best of Receiving Party’s or its employee’s or agent’s knowledge, such third party did not acquire it, directly or indirectly, from the Disclosing Party or any of its employees or agents; (iv) information independently developed by the Receiving Party without benefit of the Confidential Information, but specifically excluding the Work Product; and (v) information which is required by Applicable Law or other agencies in connection with the Project, to be disclosed; provided, however, that prior to such disclosure, the Receiving Party gives reasonable notice to the Disclosing Party of the information required to be disclosed.

19.5          Equitable Relief. The Parties acknowledge that in the event of a breach of any of the terms contained in this Article 19, the Disclosing Party would suffer irreparable harm for which remedies at law, including damages, would be inadequate, and that the Disclosing Party shall be entitled to equitable relief therefor by injunction, in addition to any and all rights and remedies available to it at law and in equity, without the requirement of posting a bond.

19.6          Term. The confidentiality obligations of this Article 19 shall survive the expiration or termination of this Agreement for a period of five (5) years following the expiration or earlier termination of this Agreement, except Lenders’ confidentiality obligations pursuant to Section 19.2 will expire after a period of two (2) years following the expiration or earlier termination of this Agreement.

Article 20

LIMITATION OF LIABILITY

20.1          Contractor Aggregate Liability. Contractor shall not be liable to Owner under this Agreement for cumulative aggregate amounts in excess of one hundred percent (100%) of the Guaranteed Maximum Price (as may be adjusted by Change Order); provided that, notwithstanding the foregoing, the limitation of liability set forth in this Section 20.1 shall not (i) apply to Contractor’s personal injury or third party indemnification obligations under this Agreement; (ii) apply to Contractor’s obligation to deliver to Owner full legal title to and ownership of all or any portion of the Work and Project as required under this Agreement; (iii) include builder’s all risk insurance proceeds received with respect to the builder’s all risk insurance required under this Agreement; or (iv) apply in the event of Contractor’s fraud, willful misconduct, abandonment of the Work or gross negligence. In no event shall the limitation of liability set forth in this Section 20.1 be in any way deemed to limit Contractor’s obligation to perform all Work required to achieve Substantial Completion or Final Completion and the costs incurred by Contractor in performing the Work (including Corrective Work) shall not be counted against the limitation of liability set forth in this Section 20.1. For avoidance of doubt, amounts paid to Owner by Contractor for Delay Liquidated Damages shall be counted against the limitation of liability set forth in this Section 20.1. For purposes of this Section 20.1, “third party” means any Person other than Owner or its Affiliates.

20.2          Limitation on Contractor’s Liability for Delay Liquidated Damages.

20.2.1.  Delay Liquidated Damages. Subject to Section 20.2.2, Contractor’s maximum liability to Owner for Delay Liquidated Damages for the Project shall not exceed […***…] of the Guaranteed Maximum Price (as may be adjusted by Change Order) in the aggregate.

20.2.2.  Exceptions to Limitations of Liability Under Section 20.2. Section 20.2.1 shall not be construed to limit Contractor’s other obligations or liabilities under this Agreement (including (i) its obligations to complete the Work for the compensation provided under this Agreement, (ii) its obligations to achieve the Milestone Dates, Mechanical Completion, Substantial Completion and Final Completion of the Project subject to Section 20.2.1, which shall remain effective irrespective of this Section 20.2.2 and (iii) its obligations with respect to Minimum Acceptance Criteria and Warranties), nor shall the limits specified in this Section 20.2 apply in the event of fraud, abandonment of the Work, gross negligence or willful misconduct of Contractor.

20.3          Delay Liquidated Damages In General.

20.3.1.  Delay Liquidated Damages Not Penalty. It is expressly agreed that Delay Liquidated Damages payable under this Agreement do not constitute a penalty and that the Parties, having negotiated in good faith for such specific Delay Liquidated Damages and having agreed that the amount of such Delay Liquidated Damages is reasonable in light of the anticipated harm caused by the breach related thereto and the difficulties of proof of loss and inconvenience or nonfeasibility of obtaining any adequate remedy, are estopped from contesting the validity or enforceability of such Delay Liquidated Damages. If Contractor, Guarantor or anyone on their behalf successfully challenges the enforceability of the agreed upon amount of the Delay Liquidated Damages (such as the amounts, though agreed to, are now a penalty), Contractor specifically agrees to pay Owner all actual damages incurred by Owner in connection with such breach, including any and all consequential damages (such as loss of profits and revenues, business interruption, loss of opportunity and use) and all costs incurred by Owner in proving the same, without regard to any limitations whatsoever set forth in this Agreement.

20.3.2.  Delay Liquidated Damages as Exclusive Damages. Payment of any Delay Liquidated Damages with respect to any Work shall be in addition to, and not in lieu of, Contractor’s other obligations under this Agreement and shall in no way affect Owner’s right to terminate this Agreement under Article 16 or receive other Delay Liquidated Damages or remedies contemplated in this Agreement for any other aspect of Contractor’s obligations hereunder. Notwithstanding the foregoing and without limitation of Owner’s rights under Section 16.1, Delay Liquidated Damages shall be the sole and exclusive damages owed by Contractor for Contractor’s delay in achieving Substantial Completion by the Guaranteed Substantial Completion Date.

20.3.3.  Payment of Delay Liquidated Damages. With respect to Delay Liquidated Damages that accrue, Owner, at its sole discretion, may either (i) invoice Contractor for such owed Delay Liquidated Damages, and within seven (7) Days of Contractor’s receipt of such invoice, Contractor shall pay Owner Delay Liquidated Damages, (ii) withhold from Contractor amounts that are otherwise due and payable to Contractor in the amount of such Delay Liquidated Damages, or (iii) collect on the Letter of Credit in the amount of such Delay Liquidated Damages upon giving Contractor three (3) Days’ written notice pursuant to Section 10.2 and Contractor’s failure to pay such Delay Liquidated Damages within such three (3) Day period. In addition, Contractor shall pay Owner all Delay Liquidated

Damages, if any, owed under this Agreement for Substantial Completion as a condition precedent to achieving Substantial Completion.

20.4          Consequential Damages. Notwithstanding any other provisions of this Agreement to the contrary, neither Owner nor Contractor shall be liable under this Agreement or under any cause of action related to the subject matter of this Agreement, whether in contract, tort (including negligence), strict liability, products liability, indemnity, contribution, or any other cause of action for special, indirect, incidental or consequential losses or damages, including loss of profits, use, opportunity, revenues, financing, bonding capacity, or business interruptions, or damages or losses for principal office expenses including compensation of personnel stationed there; provided that […***…].

Article 21

MISCELLANEOUS PROVISIONS

21.1          Entire Agreement. This Agreement, including the Attachments and Schedules attached to and incorporated into this Agreement, contains the entire understanding of the Parties with respect to the subject matter hereof and incorporates any and all prior agreements and commitments with respect thereto. There are no other oral understandings, terms or conditions, and neither Party has relied upon any representation, express or implied, not contained in this Agreement. General or special conditions included in any of Contractor’s price lists, invoices, tickets, receipts or other such documents presented to Owner shall have no applicability to Owner with respect to this Agreement. All Attachments and Schedules shall be incorporated into this Agreement by such reference and shall be deemed to be an integral part of this Agreement. Without limiting the foregoing, this Agreement supersedes in its entirety any agreements between the Parties related to the Project and the FEED Verification Agreement. All work performed under any agreements between the Parties related to the Project and the FEED Verification Agreement shall be governed by the terms and conditions set forth in this Agreement.

21.2          Amendments. Other than unilateral Change Orders issued by Owner to Contractor pursuant to Section 6.1.3 or Section 6.2.4, no change, amendment or modification of this Agreement shall be valid or binding upon the Parties hereto unless such change, amendment or modification is in writing and duly executed by both Parties hereto.

21.3          Interpretation. Preparation of this Agreement has been a joint effort of the Parties and the resulting document shall not be construed more severely against one of the Parties than against the other. The captions contained in this Agreement are for convenience and reference only and in no way define, describe, extend or limit the scope of intent of this Agreement or the intent of any provision contained herein.

21.4          Notice. Any notice, demand, offer, or other written instrument required or permitted to be given pursuant to this Agreement shall be in writing signed by the Party giving such notice and shall be hand delivered or sent by overnight courier, messenger, email or certified mail, return receipt requested, to the other Party at the address set forth below.

[…***…]

Each Party shall have the right to change the place to which notice shall be sent or delivered by sending a similar notice to the other Party in like manner. Notices, demands, offers or other written instruments shall be deemed have been duly given (i) on receipt if given by hand delivery, (ii) on the first Day following delivery to a nationally recognized United States overnight courier service, fee prepaid, return receipt or other confirmation of delivery requested, (iii) on the third Day following delivery to the U.S. Postal Service as certified or registered mail, return receipt requested, postage prepaid, and (iv) on receipt, if it is delivered by email or other means of electronic transmission.

21.5          Severability. If any provision or part thereof in this Agreement is determined to be illegal, invalid or unenforceable, such illegality, invalidity or unenforceability will not impair the operation of or affect those remaining portions of such provision and this Agreement that are legal, valid and enforceable. Such provision or part thereof will be modified so as to be legal, valid and enforceable consistent as closely as possible with the intent of the original language of such provision or part thereof and shall be enforced to the extent possible consistent with Applicable Law. If the illegality, invalidity or unenforceability of such provision or part thereof cannot be modified consistent with the intent of the original language, such provision will be deleted and treated as if it were never a part of this Agreement and shall not affect the validity of the remaining portions of the provision or this Agreement.

21.6          Assignment. Neither Party may assign its rights, title and interest in this Agreement to any other Person without the prior written consent of the non-assigning Party hereto, except Owner may, without Contractor’s consent (i) assign, pledge or grant a security interest in this Agreement to any of Lender or Owner’s equity partners or (ii) assign or novate its rights and responsibilities under this Agreement to any Affiliate of Owner or any equity owner of Owner. In the event that Owner elects to sell, assign or novate its interest in the Work or the Project to any Person other than Owner’s Lender, equity partners, Affiliates or any equity owner of Owner, Owner shall promptly furnish reasonable evidence to Contractor, that the Person to whom Owner intends to assign or novate Owner’s interest has the ability to perform the obligations required by the terms of this Agreement and has adequate funds available as demonstrated by a current credit report, current financial statements and current bank statements or other supporting documentation as is reasonably required by Contractor. If Owner fails to provide such financial information in a timely manner, Contractor shall be entitled to reject such assignment. When duly assigned in accordance with the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the assignee; provided that any assignment by Contractor pursuant to this Section 21.6 shall not relieve Contractor of any of its obligations or liabilities under this Agreement. Any assignment not in accordance with this Section 21.6 shall be void and without force or effect. This Agreement shall be binding upon and inures to the benefit of the Parties hereto, their permitted successors and permitted assigns.

21.7          No Waiver. Any failure of either Party to enforce any of the provisions of this Agreement or to require compliance with any of its terms at any time during the term of this Agreement shall in no way affect the validity of this Agreement, or any part hereof, and shall not be deemed a waiver of the right of such Party thereafter to enforce any and each such provisions.

21.8          Governing Law. This Agreement and all matters arising out of or relating to this Agreement shall be governed by, and construed in accordance with, the laws of the State of

California (without giving effect to the principles thereof relating to conflicts of law). The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement and shall be disclaimed in and excluded from any Subcontracts and Sub-subcontracts entered into by Contractor in connection with the Work or the Project.

21.9          Further Assurances. Contractor and Owner agree to provide such information, execute and deliver any such instruments and documents and to take such other actions as may be necessary or reasonably requested by the other Party that are not inconsistent with the provisions of this Agreement and that do not involve the assumptions of obligations greater than those provided for in this Agreement, in order to give full effect to this Agreement and to carry out the intent of this Agreement.

21.10      Foreign Corrupt Practices Act. With respect to the performance of the Work, Owner shall, Contractor shall, and Contractor shall cause each of its Subcontractors and Sub-subcontractors, and the agents and employees of such Subcontractors and Sub-subcontractors, to comply with all provisions of the Foreign Corrupt Practices Act of the United States (15 U.S.C. § 78dd-1 and 2) and shall not take any action that could result in Contractor, Owner or any of their Affiliates becoming subject to any action, penalty or loss of benefits under such Act.

21.11      Priority. The documents that form this Agreement are listed below in this Section 21.11 in order of priority, with the document having the highest priority listed first and the one with the lowest priority listed last. Subject to Section 1.1 under the definition of Applicable Codes and Standards regarding conflicts or inconsistencies between any Applicable Codes and Standards, in the event of any conflict or inconsistency between a provision in one document and a provision in another document, the document with the higher priority shall control. In the event of a conflict or inconsistency between provisions contained within the same document, then the provision that requires the highest standard of performance on the part of Contractor shall control. This Agreement is composed of the following documents, which are listed in priority: (i) Change Orders or written amendments to this Agreement; (ii) this Agreement; and (iii) Attachments and Schedules to this Agreement.

21.12      Restrictions on Public Announcements. Neither Contractor nor its Subcontractors or Sub-subcontractors shall (i) use or take any photographs or videos of any part of the Project (except as may be required to complete the Work in accordance with this Agreement) or (ii) publicly refer to the Work or the Project in any manner, including the issuance of a press release, advertisement, publicity material, prospectus, financial document or similar material, the creation of any business development materials, reference materials or similar materials, or the participation in a media interview that mentions or refers to the Work or the Project without the prior written consent of Owner in its reasonable discretion. Under no circumstance shall Contractor permit access to the Site by third parties who are not involved in the performance of the Work without prior written consent of Owner. Any announcement or press release issued by Contractor pertaining to the Work shall only include information previously released and approved by Owner in writing.

21.13      […***…].

21.14      Counterparts. This Agreement may be signed in any number of counterparts and each counterpart shall represent a fully executed original as if signed by each of the Parties. Electronic signatures shall be deemed as effective as original signatures.

21.15      Owner’s Lender. In addition to other assurances provided in this Agreement, Contractor acknowledges that Owner intends to obtain project financing associated with the Project and Contractor agrees to cooperate with Owner and Lender in connection with such project financing, including (i) to supply such information and documentation, (ii) to grant such written consents to the assignment of this Agreement and entering into a direct agreement with the Lender (which shall be substantially in the form of Attachment Z), (iii) to execute such amendments to this Agreement as any Lender may require to the extent that the requested changes do not materially adversely affect the rights and obligations of Contractor hereunder, and (iv) to take such action or execute such documentation as any Lender shall reasonably require, covering matters that are customary in project financings of this type such as Lender assignment or security rights with respect to this Agreement, direct notices to Lender, step-in/step-out rights, access by Lender’s representative and other matters applicable to such project financing; provided however, that Contractor shall have no obligation to assume different obligations or responsibilities pursuant to the Work than those existing under this Agreement. Contractor acknowledges and agrees that Owner’s execution of this Agreement (including issuance of the LNTP or NTP) is contingent upon obtaining such non-recourse project financing and agrees further that in the event Owner does not obtain such project financing, Owner shall not be liable to Contractor by reason of any terms and conditions contained in or connected with this Agreement except to the extent Contractor is or has performed work pursuant to written authorization received from Owner, provided, however, that Owner shall only be liable for Work actually performed by Contractor.

21.16      Survival. Article 10, Article 11, Article 13, Article 15, Article 16, Article 17, Article 18, Article 19, Article 20, and Sections 3.8, 3.9, 3.13, 3.17, 4.4, 9.1, 12.8 and 21.8 and this Section 21.16 shall survive termination or expiration of this Agreement, in addition to any other provisions which by their nature should, or by their express terms do, survive or extend beyond the termination or expiration of this Agreement.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives to be effective as of the Effective Date.

Owner:

GCE HOLDINGS ACQUISITIONS, LLC

By:
Name:
Title:

Contractor:

ARB, INC.

By:
Name:
Title:

79